Filed Pursuant to Rule 424b)(4)
Registration No. 333-227282

PROSPECTUS

37,260,000 Shares

Common Shares

We are selling 4,000,000 common shares and the selling shareholders identified in this prospectus are selling 27,260,000 common shares. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

In addition, we expect to enter into a forward sale agreement with Bank of America, N.A., which we refer to in this capacity as the forward purchaser. In connection with the forward sale agreement, the forward purchaser or its affiliate is borrowing from third parties and selling to the underwriters an aggregate of 6,000,000 common shares that will be sold in this offering. We will not initially receive any proceeds from the sale of our common shares by the forward purchaser or its affiliate.

We expect to physically settle the forward sale agreement (by the delivery of our common shares) and receive proceeds from the sale of those common shares on one or more forward settlement dates no later than approximately 12 months after the date of this prospectus. We may also elect to cash settle or net share settle all or a portion of our obligation under the forward sale agreement if we conclude that it is in our best interest to do so. If we elect to cash settle the forward sale agreement, we may not receive any cash proceeds and we may be required to pay cash to the forward purchaser in certain circumstances. If we elect to net share settle the forward sale agreement, we will not receive any cash proceeds, and we may be required to deliver common shares to the forward purchaser in certain circumstances. See “Underwriting—Forward Sale Agreement.”

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all the common shares to be sold by it to the underwriters, we will issue and sell to the underwriters a number of our common shares equal to the number of common shares that the forward purchaser or its affiliate does not sell and the number of common shares underlying the forward sale agreement will be decreased in respect of the number of common shares that we issue and sell.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “COLD.” On September 13, 2018, the last sale price of our common shares as reported on the NYSE was $25.18 per share.

We are a Maryland real estate investment trust and have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Our amended and restated declaration of trust, or our declaration of trust, contains a restriction on ownership of our common shares that prevents any person or entity from owning, directly or indirectly, more than 9.8% (in value) of our outstanding shares of beneficial interest, subject to certain exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our declaration of trust, are designed to enable us to comply with the restrictions imposed on REITs by the Internal Revenue Code of 1986, as amended, or the Code. See “Description of Shares of Beneficial Interest—Restrictions on Transfer.”

Investing in our common shares involves risks. See “Risk Factors ” beginning on page 41 of this prospectus and on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2017, or our Annual Report, which is incorporated herein by reference.

	Per Common Share	Total
Public offering price	$24.50000	$912,870,000
Underwriting discount (1)	$0.96285	$35,875,791
Proceeds, before expenses, to us (2)	$23.53715	$235,371,500
Proceeds, before expenses, to the selling shareholders	$23.53715	$641,622,709

(1)	For a description of the compensation payable to the underwriters, see “Underwriting.”

(2)

We expect to receive estimated aggregate proceeds, before expenses, of $235,371,500 from the sale of the common shares in this offering by us and the forward purchaser or its affiliate. Depending on the price of our common shares during the period between the time of this offering and the time of settlement of the forward sale agreement and the settlement method that is used, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus. For the purposes of calculating the aggregate proceeds to us from the sale of the common shares, we have assumed that the forward sale agreement is physically settled based on an initial forward sale price of $23.53715 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, to us will be calculated as provided in the forward sale agreement (as described in this prospectus). Although we expect to settle the forward sale agreement entirely by the physical delivery of our common shares in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. See “Underwriting—Forward Sale Agreement.”

Selling shareholders have granted the underwriters an option to purchase up to an additional 5,589,000 common shares from selling shareholders at the public offering price, less the underwriting discount, at any time or from time to time within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver our common shares on or about September 18, 2018.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Goldman Sachs & Co. LLC
RBC Capital Markets	Citigroup	Morgan Stanley

Co-Managers

Rabo Securities

Baird	Citizens Capital Markets	Raymond James	SunTrust Robinson Humphrey

BTIG	BB&T Capital Markets

The date of this prospectus is September 13, 2018.

americold REALTY TRUST

Global leader in owning and operating an extensive network of strategically located, mission-critical, temperature-controlled warehouses

The Global Market Leader in Mission-Crit

Automated Storage & Retrieval System

store

Pallet Racking System

Rail Dock

Insulated Roofing
americold
REALTY TRUST
Insulated Walls
High-Speed Doors
Insulated and

ical Temperature-Controlled Warehouses

Engine Room with
Refrigeration Compressors
Battery Charging Rooms
Specialized Dock Aprons
Roof-Top Condenser Units
Office
Areas
d Heated Floors

You should rely only on the information contained in or incorporated by reference into this prospectus or in any free writing prospectus we may specifically authorize to be delivered or made available to you. None of us, the selling shareholders, the underwriters or the forward purchaser (or any of our or their respective affiliates) have authorized anyone to provide you with additional or different information and, if you are provided with any such information, you should not rely on it. None of us, the selling shareholders, the underwriters or the forward purchaser (or any of our or their respective affiliates) take any responsibility for, or can provide any assurance as to, the accuracy or completeness of any additional or different information that others may give you. We, the selling shareholders, the underwriters and the forward purchaser or its affiliate are offering to sell, and seeking offers to buy, our common shares only to investors in jurisdictions where such offers and sales are permitted. The information contained in or incorporated by reference into this prospectus or any applicable free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of common shares. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

i

MARKET DATA AND FORECASTS

We use market data and industry forecasts and projections throughout this prospectus. We have obtained portions of this information from publications of The Global Cold Chain Alliance, or GCCA. In addition, we have obtained portions of this information from publications of the International Association of Refrigerated Warehouses, or IARW, an industry organization comprising approximately 1,200 member companies in 75 countries, according to GCCA, and from other publicly available industry publications. The data, forecasts and projections contained in these materials are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research performed by others, including GCCA and IARW, are reliable, but we have not independently investigated or verified this information or any of the underlying economic assumptions relied upon therein. The forecasts and projections presented herein involve risks and uncertainties and are subject to change based on various factors, including those discussed or referenced under the headings “Risk Factors” in this prospectus and in our Annual Report, which is incorporated herein by reference, and “Forward-Looking Statements” in this prospectus.

TRADEMARKS

This prospectus and the documents incorporated herein by reference include our trademarks, such as Americold and Americold Realty, which are protected under applicable intellectual property laws and are the property of Americold Realty Trust and its subsidiaries. We have also registered the Internet domain name: www.americold.com. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and in the documents incorporated herein by reference may appear without the ®, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names. In addition, this prospectus and the documents incorporated herein by reference contain trademarks of other companies, which we do not own. Such inclusion is for illustrative purposes only. We do not intend the use or display of other companies’ trademarks herein or in the documents incorporated herein by reference to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

CERTAIN METRICS

In this prospectus, unless otherwise stated herein, when we refer to “cubic feet” in one of our temperature-controlled facilities, we refer to refrigerated cubic feet (as opposed to total cubic feet, refrigerated and otherwise) therein.

CERTAIN TERMS

In this prospectus, “fully diluted basis” refers, unless the context otherwise requires or indicates, to the (i) 147,459,052 common shares outstanding immediately after this offering, (ii) 6,000,000 common shares issuable upon the full physical settlement of the forward sale agreement, (iii) issuance of 2,197,105 common shares assuming a cashless exercise of all outstanding stock options under our Equity Incentive Plan adopted in 2008, or the 2008 Plan, and our Equity Incentive Plan adopted in 2010, or the 2010 Plan, as of June 30, 2018 at a weighted average exercise price of $9.76 per share and a public offering price of $24.50 per share, and (iv) 2,014,295 common shares issuable upon the settlement of restricted stock units outstanding as of June 30, 2018 under the 2010 Plan and the Americold Realty Trust 2017 Equity Incentive Plan, or the 2017 Plan, of which 609,528 common shares issuable upon the settlement of restricted stock units currently have vested but will not be settled until additional criteria are met. Our definition of “fully diluted basis” is not the same as the meaning of “fully diluted” under U.S. generally accepted accounting principles, or U.S. GAAP.

ii

SUMMARY

This summary provides an overview of selected information contained elsewhere in, or incorporated by reference into, this prospectus, but does not contain all of the information that you should consider before making a decision to invest in our common shares. You should carefully read this entire prospectus, the registration statement of which this prospectus is a part, and the documents incorporated herein by reference in their entirety before making a decision to invest in our common shares, including the information discussed or referenced under “Risk Factors” and the information presented in our historical consolidated financial statements and related notes contained elsewhere in, or incorporated by reference into, this prospectus. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” and “our company” refer to Americold Realty Trust, a Maryland real estate investment trust, and its consolidated subsidiaries, including Americold Realty Operating Partnership, L.P., a Delaware limited partnership and the subsidiary through which we conduct our business, which we refer to as “our operating partnership,” and references to “common shares” refer to our common shares of beneficial interest, $0.01 par value per share.

Our Company

We are the world’s largest owner and operator of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of June 30, 2018, we operated a global network of 156 high-quality warehouses encompassing 924.1 million cubic feet, with 138 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. We are the only publicly traded REIT focused on the temperature-controlled warehouse industry.

We consider our temperature-controlled warehouses to be “mission-critical” real estate in the markets we serve from “farm to fork” and an integral component of the temperature-controlled food infrastructure supply chain, which we refer to as the “cold chain.” The cold chain is vital for maintaining the quality of food producers’, distributors’, retailers’ and e-tailers’ temperature-sensitive products, protecting brand reputation and ensuring consumer safety and satisfaction. Our customers depend upon the location, high-quality, integration and scale of our portfolio to ensure the integrity and efficient distribution of their products. Many of our warehouses are located in key logistics corridors in the countries in which we operate, including strategically critical U.S. and international metropolitan statistical areas, or MSAs, while others are connected or immediately adjacent to customers’ production facilities. We believe our strategic locations and the extensive geographic presence of our integrated warehouse network are fundamental to our customers’ ability to optimize their distribution networks while reducing their capital expenditures, operating costs and supply-chain risks. Many of the warehouses in our real estate portfolio have been modernized to reduce our power costs and increase their competitive position through reliable temperature-control systems and processes.

We consider ownership of our temperature-controlled warehouses to be fundamental to our business, our ability to attract and retain customers and our ability to achieve our targeted return on invested capital. We believe that the ownership of our real estate provides us with cost of capital and balance sheet advantages, stemming from the attractive financing options available to real estate owners and the tax advantages of being a REIT. We also believe that consolidation of the ownership and operation of our portfolio significantly enhances the value of our business by allowing us to provide customers with our complementary suite of value-added services across one integrated and reliable cold chain network. Ownership of our integrated cold chain network enhances our ability to efficiently reposition customers and undertake capital improvements or other modifications on their behalf without the need to obtain third-party approvals. Our decision to own, rather than lease, a significant majority of our warehouses provides us with better control over the specialized nature of our assets and greater influence over our warehouse locations on a long-term basis, which is crucial to meeting our customers’ “mission-critical” cold chain needs.

We view and manage our business through three primary business segments—warehouse, third-party managed and transportation.

Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services. We refer to these handling and other services as our value-added services.

Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.

In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.

We believe our transportation services, together with our value-added services, provide our customers with a comprehensive solution for storing and transporting their products through the cold chain. We also believe that this comprehensive solution ultimately enhances the value of our real estate by differentiating us from our competitors, enhancing customer retention and driving warehouse storage and occupancy.

Our global footprint enables us to efficiently serve approximately 2,400 customers consisting primarily of producers, distributors, retailers and e-tailers of frozen and perishable food products, such as fruits, vegetables, meats, seafood, novelties, dairy and packaged foods. We believe the creditworthiness and geographic diversity of our customer base provide us with stable cash flows and a strong platform for growth. The weighted average length of our relationship with our 25 largest customers in our warehouse segment exceeds 33 years. The total warehouse segment revenues generated by our 25 largest customers in our warehouse segment have been steady over the last three years, representing 61% of our total warehouse segment revenues for each of the years ended December 31, 2017, December 31, 2016 and December 31, 2015. This trend has remained consistent through June 30, 2018 with warehouse segment revenues generated by our 25 largest customers in our warehouse segment representing 62% of our total warehouse segment revenues for the twelve months ended June 30, 2018. Each of these 25 largest customers has been in our network for the entirety of these periods.

We believe we are in a new growth period for our company. In 2010, we solidified our position as the largest owner and operator of temperature-controlled warehouses in the world with our acquisition and integration of 74 temperature-controlled warehouses (representing 416 million cubic feet) from Versacold International Corporation, or Versacold. Over the last five fiscal years and the six months ended June 30, 2018, we have:

•

assembled a new and talented senior management team based on their real estate, food and logistics industry expertise and ability to bring best practices from outside the temperature-controlled storage industry to our operations;

•

invested over $719 million to grow and maintain our warehouse business and optimized our real estate portfolio by relocating customers within our network to consolidate occupancy, reduce costs and increase profitability;

•	utilized a strategic approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses;

•	implemented new commercial business development and underwriting standards and processes;

•

transitioned a significant portion of our rent and storage revenues generated on an as-utilized, on-demand basis to a fixed storage commitment basis, as evidenced by the annualized committed rent and storage revenues attributable to our fixed storage commitment contracts and leases as of June 30, 2018 equaling 39.7% of our total warehouse segment rent and storage revenues for the twelve months ended June 30, 2018;

•	invested approximately $44 million on our information technology platform and customer interface to create an integrated and scalable information technology system;

•

enhanced our operating and financial results and realized strong same store contribution (i.e., net operating income (NOI)) growth in our warehouse segment, as reflected in our same store contribution growth in our warehouse segment, of 7.2% for the six months ended June 30, 2018 and 9.8% and 2.1% for the years ended December 31, 2017 and December 31, 2016 or, on a constant currency basis, 7.1% for the six months ended June 30, 2018 and 9.5% and 2.9% for the years ended December 31, 2017 and December 31, 2016, in each case, compared to the corresponding prior period;

•	repositioned our balance sheet to provide flexibility for expansion and growth of our portfolio;

•	implemented a strategic effort to exit or sell non-strategic warehouses;

•	established a substantial expansion and development pipeline built around disciplined and consistent internal underwriting parameters designed to generate strong risk-adjusted returns; and

•	completed our initial public offering, or our IPO.

We believe these initiatives, combined with our size, scope, experience and status as the only publicly traded REIT focused on the temperature-controlled warehouse industry, position us to grow our warehouse portfolio, expand our customer base, enhance our market share and create value for our shareholders.

Recent Developments

Completion of Our IPO

On January 23, 2018, we completed our IPO, in which we issued and sold 33,350,000 of our common shares, including 4,350,000 common shares pursuant to the exercise in full of the underwriters’ option to purchase additional common shares, and certain of our shareholders sold 18,745,000 common shares, including 2,445,000 common shares pursuant to the exercise in full of the underwriters’ option to purchase additional common shares. The common shares were sold at an initial public offering price of $16.00 per share, which generated net proceeds of approximately $493.6 million to us, after deducting the underwriting discount and other offering costs. For more information on our IPO, please refer to Note 1 of our consolidated financial statements included in our Current Report on Form 8-K filed with the SEC on September 11, 2018, or our September 11, 2018 Current Report, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, or our Quarterly Reports, which are incorporated herein by reference.

Recent Disposition

During the three months ended June 30, 2018, we sold a warehouse facility in the southeast region of the United States for approximately $18.0 million, which resulted in the recognition of an $8.4 million gain from the sale of real estate. In preparation of that warehouse disposal, we transferred most of our customers’ inventory to other owned warehouses within the same region.

Woolworths Developments

On September 11, 2018, we announced that Woolworths Group Limited (ASX:WOW), or Woolworths, has selected us as its sole strategic partner for Woolworths’ temperature-controlled supply chain in its primary markets in Australia. As part of this selection, the parties have entered into a Letter of Intent for us to design, build and operate a network consisting of three automated distribution centers, which will be strategically located across Australia’s eastern seaboard. Woolworths is Australia’s largest grocer and has been our customer for 35 years.

The new automated distribution centers are expected to be located in Woolworths’ primary Australian markets of Queensland, New South Wales, and Victoria, supporting the major population centers of Brisbane, Melbourne and Sydney. The three building network is expected to support Woolworths’ temperature-controlled supply chain needs of today and into the future through deploying leading and innovative technologies. The Letter of Intent contemplates the entering into both lease agreements and warehouse service agreements with Woolworths for each facility. We expect the lease agreements and warehouse service agreements to each have an initial term of twenty years. We estimate that our total investment of these developments will aggregate approximately $600 million, with initial delivery targets beginning in 2021. The underwriting of this project is consistent with our commercial business rules, with our returns for these projects expected to meet our underwriting guidelines and be within our target range for underwritten stabilized returns on invested capital for expansion and development properties, as described under “—Our Business and Growth Strategies—Focused and Disciplined Strategy to Expand Our Portfolio of Temperature-Controlled Warehouses—Current Pipeline of Expansion and Development Opportunities.”

The Woolworths developments are part of our ongoing effort to support our customers’ growth through targeted expansions and developments by providing state-of-the-art supply chain infrastructure and solutions designed to support our customers’ current and future temperature-controlled supply chain needs. We believe developing build-to-suit solutions for long-term customers with strong credit provides an exceptional opportunity to drive shareholder value.

The Letter of Intent is not a binding agreement, and the planned transactions are subject to negotiation of definitive documentation, receipt of any necessary approvals by us and Woolworths and other conditions. The consummation of these transactions may not be completed at all, or may not be completed in the time frame, on the terms or in the manner currently anticipated. There are a number of risks and uncertainties relating to these transactions. No assurance can be given that the actual cost or completion dates of the developments will not exceed our estimate, or that our underwritten stabilized returns will be achieved.

The expected investment and returns and projected timing discussed herein involve risks and uncertainties and are subject to change based on various factors, including those discussed or referenced under the heading “Risk Factors” and specifically, “Risk Factors—Risks Related to the Woolworths Development Projects.”

Dividend

On September 11, 2018, our board of trustees declared a dividend of $0.1875 per share for the third quarter of 2018, which will be paid on October 15, 2018 to common shareholders of record on September 28, 2018.

Our Warehouse Portfolio

As of June 30, 2018, our 156 warehouses contained approximately 924.1 million cubic feet and approximately 3.2 million pallet positions. We believe that the volume of cubic feet in our warehouses and the number of pallets contained therein provide a more meaningful measure of our storage space than warehouse surface area expressed in square feet as customers generally contract for storage on a pallet-by-pallet basis, not on a square footage basis. Our warehouses feature customized racking systems that allow for the storage of products on pallets in horizontal rows across vertically stacked levels. Our racking systems can accommodate a wide array of different customer storage needs. The following table provides summary information regarding the warehouses in our portfolio that we owned, leased or managed as of June 30, 2018.

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average physical occupancy (1)	Revenues (2) (in millions)	Applicable segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Owned / Leased (5)
United States
Central	34	220.6	25%	875.7	76%	$118.6	$43.8	818
East	23	165.9	19%	535.1	75%	121.3	36.0	728
Southeast	36	170.9	20%	573.1	75%	104.8	31.7	640
West	37	230.8	27%	992.5	72%	129.0	49.2	729

United States Total / Average	130	788.2	91%	2,976.4	74%	$473.7	$160.7	2,251

International
Australia	5	47.6	5%	140.9	86%	$79.7	$15.0	59
New Zealand	7	22.8	3%	72.8	91%	16.0	4.2	74
Argentina	2	9.7	1%	21.6	72%	4.9	0.5	36

International Total / Average	14	80.1	9%	235.3	86%	$100.6	$19.7	161

Owned / Leased Total / Average	144	868.3	100%	3,211.7	75%	$574.3	$180.4	2,343

Third-Party Managed
United States	8	41.5	74%	—	—	$113.7	$4.9	4
Australia (6)	1	—	—	—	—	6.6	1.6	1
Canada	3	14.3	26%	—	—	9.3	1.1	2

Third-Party Managed Total / Average	12	55.8	100%	—	—	$129.6	$7.6	6

Portfolio Total / Average	156	924.1	100%	3,211.7	75%	$703.9	$188.0	2,344

(1)

We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the six months ended June 30, 2018. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)	Six months ended June 30, 2018.
(3)

We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.

(4)

We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.

(5)

As of June 30, 2018, we owned 109 of our U.S. warehouses and ten of our international warehouses, and we leased 21 of our U.S. warehouses and four of our international warehouses. As of June 30, 2018, seven of our owned facilities were located on land that we lease pursuant to long-term ground leases.

(6)	Constitutes non-refrigerated, or “ambient,” warehouse space. This facility contains 330,527 square feet of ambient space.

We own, develop and manage multiple types of temperature-controlled warehouses, which allows us to service our customers’ needs across our network. Our warehouse portfolio consists of five distinct property types:

•

Distribution. As of June 30, 2018, we owned or leased 59 distribution centers with approximately 472.8 million cubic feet of temperature-controlled capacity and 1.5 million pallet positions. Distribution centers typically house a wide variety of customers’ finished products until future shipment to end users. Each distribution center is located in a key distribution hub that services a distinct surrounding population center in a major market.

•

Public. As of June 30, 2018, we owned or leased 44 public warehouses with approximately 180.1 million cubic feet of temperature-controlled capacity and 789.8 thousand pallet positions. Public warehouses generally store multiple types of inventory and cater to small and medium-sized businesses by primarily serving the needs of local and regional customers.

•

Production Advantaged. As of June 30, 2018, we owned or leased 37 production advantaged warehouses with approximately 197.5 million cubic feet of temperature-controlled capacity and 858.8 thousand pallet positions. Production advantaged warehouses are temperature-controlled warehouses that are typically dedicated to one or a small number of customers. Production advantaged warehouses are generally located adjacent to or otherwise in close proximity to customer processing or production facilities and were often build-to-suit at the time of their construction.

•

Facility Leased. As of June 30, 2018, we had four facility leased warehouses with approximately 17.9 million cubic feet of temperature-controlled capacity. We charge our customers that are party to these leases rent based on the square footage leased in our warehouses. Our facility leased warehouses are facilities that are leased to third parties, such as retailers, e-tailers, distributors, transportation companies and food producers, that desire to manage their own temperature-controlled warehousing or carry on processing operations generally in warehouses adjacent, or in close proximity, to their retail stores or production facilities. The majority of our facility leased warehouses are leased to third parties under “triple net lease” arrangements.

•

Third-Party Managed. As of June 30, 2018, we managed 12 warehouses on behalf of third parties. We manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. Our third-party managed segment provides a complete outsourcing solution by managing all aspects of the distribution of our customers’ products, including order management, reverse logistics, inventory control and, in some instances, dedicated transportation services for temperature-controlled and ambient (i.e., non-refrigerated) customers.

The following map shows the locations of our temperature-controlled warehouses in North America by property type as of June 30, 2018.

United States and Canada

The following maps show the locations of our temperature-controlled warehouses in Australia, New Zealand and Argentina by property type as of June 30, 2018.

Investments in Our Warehouses

We employ a strategic investment approach to maintain a high-quality portfolio of temperature-controlled warehouses to ensure that our warehouses meet the “mission-critical” role they serve in the cold chain. We have successfully modernized many of our warehouses to reduce our power costs and increase their competitive position through reliable temperature-control systems that can implement distinct temperature zones within the same warehouse. In addition, we use LED lighting, motion-sensor technology, variable frequency drives for our fans and compressors, third-party efficiency reviews and real-time monitoring of energy consumption, rapid close doors and alternative-power generation technologies to improve the energy efficiency of our warehouses. We believe that our warehouses are well-maintained and in good operating condition.

We believe that our comprehensive suite of value-added services and integrated information technology platform provide us with a significant competitive advantage. Over the last five fiscal years and the six months ended June 30, 2018, we have invested approximately $44 million on our integrated and standardized information technology platform across our network, including a proprietary consolidated customer interface system we call “i-3PL.” We believe that the cost of developing and integrating our information technology platform and customer interface in the years following our acquisition of Versacold is now complete. We will continue to invest in our information technology platform and customer interface as warranted to maintain or expand our competitive advantage. Our information technology platform provides us with the ability to streamline our warehouse operations and the data necessary to evaluate opportunities in our portfolio and guide business decisions. Our information technology platform, coupled with our customer interface, provides our customers with what we believe is a “best-in-class” experience in managing the products they store with us. In addition, we designed our operating systems to be scalable, which we believe allows us to integrate acquired or newly-developed properties in an efficient manner while retaining customers.

We actively seek opportunities to expand our warehouse portfolio through targeted expansions and developments in order to serve customer-specific needs and take advantage of favorable market conditions supported by demonstrable customer demand. We seek to expand on land parcels that we own when possible. We currently own more than 600 acres of land adjacent to more than 60 of our temperature-controlled warehouses, which is in addition to land we own adjacent to our warehouses that is either currently under development or in our future development pipeline. This land has the potential to support future expansions of existing temperature-controlled warehouses and the development of new temperature-controlled warehouses aggregating approximately 500 million cubic feet and 1.7 million pallet positions (based on standard warehouse configurations consistent with our existing network). We generally consider land adjacent to our temperature-controlled warehouses to be more readily available for development than outside development opportunities, including acquisitions, as we avoid costs and other impediments associated with land acquisitions, and in certain cases the land adjacent to our facilities is already fully entitled for use as temperature-controlled storage. We refer to growth opportunities that involve the development of land we already own as expansion opportunities and opportunities that involve the acquisition of land for development as development opportunities.

Since 2014, we have completed four expansion and development opportunities totaling approximately $70 million in costs and aggregating 15.7 million cubic feet and approximately 44,000 pallet positions. As of June 30, 2018, we had one expansion and one development opportunity under construction with an estimated total cost of approximately $109 million and with scheduled completion dates of the third quarter of 2018 and the first quarter of 2019. We expect these expansion and development opportunities to include approximately 20.9 million cubic feet and approximately 86,000 pallet positions. No assurance can be given that the actual cost or completion dates of any expansions and developments will not exceed our estimates.

Based on market conditions, we anticipate commencing an average of two to three expansion or development opportunities annually representing anticipated invested capital of between approximately

$75 million and $200 million. As of June 30, 2018, we had identified and were either actively underwriting or otherwise evaluating a range of expansion and development opportunities with an estimated total investment in excess of $1.2 billion, including potential expansion opportunities on more than 85 acres of land adjacent to nine temperature-controlled warehouses in our existing real estate portfolio. We intend to focus the expansion of our warehouse capacity primarily in the production advantaged and distribution property types. We believe these property types are the most critical points in the cold chain and most directly align with supporting the growth of our customers. These future pipeline opportunities are at various stages of discussion and consideration and, based on historical experiences, many of them may not be pursued or completed as contemplated or at all. For more information on our expansion and development opportunities, including the Woolworths development projects, see “—Recent Developments—Woolworths Developments.”

Occupancy of our Warehouses

Occupancy of our warehouses is an important factor for our financial results. Physical occupancy of an individual warehouse is impacted by a number of factors, including the type of warehouse (i.e., distribution, public, production advantaged, or facility leased), specific customer needs in the markets served by the warehouse, timing of harvests or protein production for customers of the warehouse, the existence of leased but unoccupied pallets and the adverse effect of weather or market conditions on the customers of the warehouse. On a portfolio-wide basis, physical occupancy rates and warehouse revenues generally peak between mid-September and early December in connection with the holiday season and the peak harvest season in the United States. Physical occupancy rates and warehouse revenues on a portfolio-wide basis are generally the lowest during May and June.

Our target occupancy across our warehouse portfolio varies by warehouse and warehouse type because our warehouses are configured to accommodate the individual needs of our customers. In contrast to standard ambient warehouses that typically target an occupancy rate of 95%, we generally regard approximately 85% average physical occupancy across our temperature-controlled warehouse portfolio as optimal, subject to relevant local market conditions and individual customer needs. We do not believe that a 100% occupancy rate is an ideal target for utilization of our warehouses because optimizing pallet throughput and efficient delivery of relevant value-added services require a certain amount of free pallet position capacity at all times in order to be able to efficiently place, store and retrieve products from pallet positions, particularly during periods of greatest occupancy or highest volume.

Average Physical Occupancy(1)

The following chart illustrates average physical occupancy for (i) each quarter during the six months ended June 30, 2018 and the years ended December 31, 2017, 2016 and 2015 and (ii) each of the years ended December 31, 2017, 2016 and 2015 and the last twelve months ended June 30, 2018.

(1)

We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

Throughput at our Warehouses

The level of throughput at our warehouses is an important factor impacting our warehouse services revenues in our warehouse segment. Throughput refers to the volume of pallets that enter and exit our warehouses. Higher levels of throughput drive warehouse services revenues in our warehouse segment as customers are typically billed on a basis that takes into account the level of throughput of the goods they store in our warehouses.

Our Competitive Strengths

We believe that we distinguish ourselves as the global market leader in the temperature-controlled warehouse industry through the following competitive strengths:

Global Market Leader in Temperature-Controlled Warehousing

We are the largest global and U.S. owner and operator of “mission-critical” temperature-controlled warehouses. As of June 30, 2018, our global network consisted of 156 high-quality warehouses, 119 of which we owned, and encompassed 924.1 million cubic feet of temperature-controlled storage space. Based on information from IARW and our management, as of August 2018, our network represented approximately 23.0% of the total estimated cubic footage of temperature-controlled warehouse storage in the United States and approximately 4.2% globally. As of August 2018, we owned, leased or managed significantly more temperature-controlled warehouse storage space than any of our competitors, as reflected in the following graphs:

Estimate of U.S. Temperature-Controlled Market Share (as of August 2018)

Source: IARW Top Companies in USA and North America, August 2018 and USDA National Agricultural Statistics Service, “Refrigerated Space: By Type of Warehouse” chart. Company figures provided by our company.

Estimate of Global Temperature-Controlled Market Share (as of August 2018)

Source: GCCA and IARW Top Companies in USA and North America, August 2018. Company figures provided by our company.

We believe that our position as the global and U.S. market leader in the ownership and operation of temperature-controlled warehouses helps us realize economies of scale that reduce our operating costs and lower our overall cost of capital, which positions us well to compete for customers and external growth opportunities. The scope and breadth of our real estate portfolio and the flexibility of our information technology platform allows us to efficiently onboard customers into additional facilities across the full footprint of our network, which results in reduced onboarding and operating costs and increased revenues as compared to competitors with less extensive platforms. In addition, the size of our real estate portfolio allows us to efficiently reposition customer products and goods across our warehouses to meet changing customer needs.

Extensive Integrated Network of Strategically-Located, “Mission-Critical” Warehouses

We consider our temperature-controlled warehouses to be “mission-critical” real estate in the markets we serve from “farm to fork” and an integral component of the cold chain. The cold chain is vital for maintaining the quality of food producers’, distributors’, retailers’ and e-tailers’ temperature-sensitive products, protecting brand reputation and ensuring consumer safety and satisfaction. Our customers depend upon the location, high-quality, integration and scale of our temperature-controlled warehouse network to ensure the integrity and efficient distribution of their products. Many of the warehouses in our portfolio have been modernized to reduce our power costs and increase their competitive position through reliable temperature-control systems and processes, and we believe that our warehouses are well-maintained and in good operating condition. Many of our warehouses are located in key logistics corridors in the countries in which we operate, including strategically critical U.S. and international MSAs, while others are connected or immediately adjacent to customers’ production facilities.

We believe our strategic locations and the extensive geographic presence of our integrated warehouse network are fundamental to our customers’ ability to optimize their distribution networks while reducing their capital expenditures, operating costs and supply-chain risks. For example, customers at our production advantaged facilities are able to minimize their logistics costs by leveraging our network of distribution warehouses servicing MSAs such as New York, Los Angeles, San Francisco, Seattle, Washington D.C., Boston, Chicago, Dallas, Atlanta and Philadelphia when moving their products through the cold chain. As the largest owner and operator of temperature-controlled warehouses in the world, we believe our extensive integrated network of strategically located warehouses is unrivaled and, together with our substantial expertise and comprehensive suite of value-added services, make us an attractive provider of temperature-controlled storage solutions to leading food producers and retailers.

Long-Standing Relationships with Our Largest Customers and Strong Credit-Quality Customer Base

We believe our long-standing relationships with our largest customers and the strong credit quality of our customer base represent two important competitive strengths. Many of our customers entrust us with the management of their cold chain from production to end user. The weighted average length of our relationship with our 25 largest customers in our warehouse segment exceeds 33 years. In addition, as of June 30, 2018, we had entered into at least one fixed storage commitment contract or lease with 17 of our 25 largest customers. The total warehouse segment revenues generated by our 25 largest customers in our warehouse segment have been steady over the last three years, representing 61% of our total warehouse segment revenues for each of the years ended December 31, 2017, December 31, 2016 and December 31, 2015. This trend has remained consistent through June 30, 2018 with warehouse segment revenues generated by our 25 largest customers in our warehouse segment representing 62% of our total warehouse segment revenues for the twelve months ended June 30, 2018. Each of these 25 largest customers has been in our network for the entirety of these periods. The scope and scale of our warehouse portfolio coupled with our global brand and our long-standing relationships with top frozen food companies positions us well to grow market share as our customers continue to grow organically and through acquisitions.

Many of our customers are leading participants in the food industry, including nine of the ten largest frozen food companies based on 2015 global sales according to information from Refrigerated Frozen Foods (the latest date as of which information is available). Of our 25 largest customers in our warehouse segment, twelve are rated investment grade and six are below investment grade (based on long-term issuer ratings as published by S&P Global Inc. in August 2018), and the remainder consist of established private companies that we believe are creditworthy. Our bad debt expense in our warehouse segment constituted only 0.10% and 0.04% of our total warehouse segment revenues for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively. The integral role our warehouses play for our customers’ cold chain has allowed us to qualify as a “critical vendor” in certain bankruptcies involving our customers in the past and we believe it should allow us to qualify in the future, which, in turn, would enhance our ability to fully collect on our accounts receivable during the pendency of the bankruptcy proceeding.

Differentiated Operating Systems and Information Technology Deployed Across Warehouse Network

The reliability and efficiency of our temperature-controlled warehouses have material implications for our customers’ respective businesses. Over the last five fiscal years and the six months ended June 30, 2018, we have invested approximately $44 million to create what we consider to be an industry-leading integrated and standardized information technology platform and a consolidated customer interface across our warehouse portfolio. Our information technology platform provides us with the ability to streamline our warehouse operations and the data necessary to evaluate customer performance and contract compliance by comparing contract terms to actual contract performance and by identifying business trends and guiding business decisions. Our information technology platform, coupled with our customer interface, provides our customers with what we believe is a “best-in-class” experience in managing the products they store with us. We believe this level of service is critical not only in assisting our customers to optimize their logistics operations, but also in meeting their regulatory obligations under various food safety laws and regulations. In addition, we provide our customers with many key services through our “i-3PL” customer interface system, such as inventory visibility and rotation, documentation of chain of temperature custody, order management, and access to key performance indicators, all on a real-time basis, across our integrated network of high-quality warehouses. Our operating systems are designed to be scalable, which we believe allows us to integrate acquired or newly-developed properties in an efficient manner while retaining customers. We believe that our comprehensive suite of value-added services and integrated information technology platform are superior to our competition and provide us with a significant competitive advantage.

Ownership of Our Real Estate Increases Our Financial Flexibility and Enhances the Value of Our Business

Historically, we have owned a significant majority of the temperature-controlled warehouses in our portfolio as opposed to leasing those warehouses or entering into warehouse management arrangements with third-party owners. We believe that the ownership of our real estate provides us with cost of capital and balance sheet advantages, stemming from the attractive financing options available to real estate owners and the tax advantages of being a REIT. In addition, in an acquisition, we would have the ability to utilize our “UPREIT” operating partnership structure to provide attractive tax-advantaged consideration (i.e., interests in our operating partnership) to potential sellers. We also believe that consolidation of the ownership and operation of our portfolio significantly enhances the value of our business by allowing us to provide customers with our complementary suite of value-added services across one integrated and reliable cold chain network. Ownership of our integrated cold chain network enhances our ability to efficiently reposition customers and undertake capital improvements or other modifications on their behalf without the need to obtain third-party approvals. Our decision to own, rather than lease, a significant majority of our warehouses provides us with better control over the specialized nature of our assets and greater influence over our warehouse locations on a long-term basis, which is crucial to meeting our customers’ “mission-critical” cold chain needs and allows us to enhance our suite of value-added services. For instance, each of our 25 largest customers stores goods in multiple sites across our real estate portfolio, ranging from two sites for one of these customers to more than 20 sites for five of these customers. By storing goods in multiple sites across our real estate portfolio, our customers can track network-wide inventory levels and efficiently move goods from rural production-advantaged sites to metropolitan distribution centers without leaving our network.

Strong Cash Flows from Stable Demand for Frozen Food and Diverse Revenue Sources

We believe stable demand in the food industry creates consistent cold chain demand, with low volatility, for our warehouses, which provides our business with strong cash flows even during periods of general economic stress. Population growth, global food shortages, urbanization and fresh, chilled and frozen food consumption help drive demand for temperature-controlled warehouse space and services. As shown in the figure below, the U.S. temperature-controlled warehouse industry has experienced relatively stable revenue growth since 2006, a period marked by significant dislocation in the global financial markets, commodity shocks, profound disruption to the retail markets and secular shifts in consumer habits and preferences.

U.S. Temperature-Controlled Warehouse Industry Revenues (2006-2018E)

Source: IBIS Report August 2018.

We believe our ability to provide an integrated global network of high-quality temperature-controlled warehouses paired with our comprehensive suite of value-added services makes us an attractive storage solution for food producers, distributors, retailers and e-tailers of varying sizes who move products through the cold chain to meet the demands of consumers and positions us to capture a greater share of the demand for temperature-controlled storage solutions as compared to our competitors.

Our warehouse segment revenues are also diversified by geography, product and warehouse type, which enhance the stability of our cash flows. Our portfolio had the following geographic, product and warehouse type diversification statistics, based on warehouse segment revenues and, in the case of warehouse type diversification, warehouse segment revenues and contribution (NOI) for the twelve months ended June 30, 2018. (Amounts in the charts below may not sum due to rounding.)

Warehouse Segment Revenues by Country (Last Twelve Months Ended June 30, 2018):	Warehouse Segment Revenues by Product Type (Last Twelve Months Ended June 30, 2018):

(1)	Retail reflects a broad variety of product types from retail customers.
(2)	Packaged Foods reflects a broad variety of temperature-controlled meals and foodstuffs.
(3)	Distributors reflects a broad variety of product types from distribution customers.

Warehouse Segment Revenues by Warehouse Type (Last Twelve Months Ended June 30, 2018):	Warehouse Segment Contribution (NOI) by Warehouse Type (Last Twelve Months Ended June 30, 2018):

Talented and Experienced Senior Management Team and Alignment of Interest

Our senior management team was assembled based on their real estate, food and logistics industry expertise and their ability to bring best practices from outside the temperature-controlled storage industry to our operations. Our senior management team includes talented and experienced executives from leading companies with extensive experience in managing temperature-controlled warehouses and food distribution centers and deep relationships with customers, suppliers and vendors. We believe this experience is critical to our ability to meet the demands of our customers and grow our business. Our eight-person senior management team has an average of nearly 16 years of experience in the real estate, temperature-controlled warehouse, logistics, manufacturing and food industries.

As of June 30, 2018, the members of our senior management team and our trustees held approximately 0.8 million restricted stock units and options to acquire 2.3 million common shares at a weighted average exercise price of $9.81 per share. We believe the meaningful ownership of interests in our common shares by members of our senior management team and our trustees aligns their economic interests with those of our shareholders.

Strong, Flexible Balance Sheet Positioned for Growth

We believe we have a strong, flexible balance sheet that positions us for growth. In December 2017, we entered into new senior secured credit facilities, or our 2018 Senior Secured Credit Facilities, consisting of a five-year, $525.0 million senior secured term loan A facility, or our 2018 Senior Secured Term Loan A Facility, and a three-year, $400.0 million senior secured revolving credit facility, or our 2018 Senior Secured Revolving Credit Facility. Our 2018 Senior Secured Revolving Credit Facility has a one-year extension option subject to certain conditions. On February 6, 2018, we amended our 2018 Senior Secured Revolving Credit Facility to increase the aggregate revolving credit commitments under this facility by $50.0 million to $450.0 million. Concurrently, we utilized cash on hand to repay $50.0 million on our 2018 Senior Secured Term Loan A Facility. As a result of these modifications, our total aggregate commitments under our 2018 Senior Secured Credit Facilities remain unchanged at $925.0 million.

As of June 30, 2018, we had no debt maturities (other than principal amortization) prior to June 2020, and the weighted average stated maturity of our indebtedness, including capital leases and sale-leasebacks, was 4.2 years. We have strong relationships with numerous lenders, investors and other capital providers, which have provided us access to the private secured and unsecured credit markets. Since 2010, we have raised approximately $2.5 billion of debt financing. In addition, unlike many of our largest competitors, we believe our ownership of a significant percentage of our warehouses enhances the strength and flexibility of our balance sheet. As the only publicly traded REIT focused on the temperature-controlled warehouse industry, we believe our ability to access both the public and private capital markets to fund our business and growth strategies provides us with a significant competitive advantage and distinguishes us from our competitors.

We had a net debt to Core EBITDA (as defined below) ratio of 4.76 for the twelve months ended June 30, 2018. Our net debt to Core EBITDA ratio involves financial measures that are not calculated in accordance with U.S. GAAP. See “—Summary Selected Historical Condensed Consolidated Financial and Operating Data” for definitions of our non-GAAP financial measures and a reconciliation of each of Core EBITDA and net debt to the most comparable financial measures calculated in accordance with U.S. GAAP.

Ability to Offer Comprehensive Cold Chain Solutions Drives the Value of Our Real Estate Portfolio

We believe our strategically located temperature-controlled real estate portfolio is unmatched in terms of its scale, geographic presence and integration, which is fundamental to providing our customers with the specialized real estate infrastructure necessary to move their products through the cold chain. Our extensive portfolio enables us to partner with our customers as they grow by optimizing the location of their products and streamlining their storage, handling and transportation costs through, among other things, the comprehensive suite of value-added services we offer across our integrated real estate portfolio and the logistics solutions we provide. We believe our information technology platform further increases the efficiency, integration and reliability of our customers’ cold chain by providing us with the ability to rationalize our warehouse operations and the data necessary to evaluate opportunities in our network and guide business decisions. Our technology platform is scalable, which we believe allows us to efficiently integrate acquired or newly developed temperature-controlled warehouses. We believe that the size, scope and integration of our network, the comprehensive suite of value-added services provided therein and the utilization of our “best-in-class” information technology platform significantly enhance the value of our real estate portfolio and provide us with a competitive advantage when competing for development and acquisition opportunities.

Our Business and Growth Strategies

Our primary business objective is to increase shareholder value by serving our customers, growing our market share, enhancing our operating and financial results and increasing cash flows from operations. We also believe that our ability to execute on our business and growth strategies will strengthen the overall value of our real estate. The strategies we intend to execute to achieve these objectives include:

Enhancing Our Operating and Financial Results Through Proactive Asset Management

We seek to enhance our operating and financial results by (i) supporting our customers’ growth initiatives in the cold chain, (ii) optimizing occupancy, (iii) underwriting and deploying yield management initiatives and (iv) executing operational optimization and cost containment strategies.

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Supporting Our Customers’ Growth Initiatives in the Cold Chain. We partner with our customers to become an integral part of their cold chain operations. As part of this strategy, we seek to provide value-added services to customers in our warehouse segment to help them identify opportunities for improvements in their cold chain operations and, once identified, to design customized solutions to meet those opportunities. These solutions may include modifying pallet configuration to optimize racking utilization, enhancing a customer’s storage and handling to minimize unproductive storage time and relocating inventory to more strategic positions in our warehouse portfolio. We also believe we can continue to increase our share of customer spending on temperature-controlled storage by selectively increasing our existing warehouse capacity and supplementing our temperature-controlled warehouse network with expansions, developments and acquisitions in response to identified customer needs.

We intend to focus the expansion of our warehouse capacity primarily in the production advantaged and distribution property types. We believe these property types are the most critical points in the cold chain and most directly align with supporting the growth of our customers. Our production advantaged warehouses are often build-to-suit facilities customized to support a single customer under a long-term contract (typically with an initial term of ten to 20 years). Our distribution warehouses are often higher-volume facilities located in or near strategically desirable MSAs which are configured to efficiently serve multiple customers under varying contract terms (typically three to ten years depending upon the needs of a customer). We believe production advantaged and distribution warehouses provide an attractive opportunity for achieving strong risk-adjusted returns as these property types afford us a higher visibility into customer demand.

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Optimizing Occupancy. We believe our high-quality, integrated warehouse network and value-added services offer significant cost-savings and comprehensive solutions to our customers and, when combined with our proactive approach to enhancing the cold chain for our customers, drive occupancy. We continuously monitor the business profile of our customers to seek to ensure our temperature-controlled warehouse network, equipment and information technology platform align with the needs of our customers and drive additional occupancy. We seek to accomplish this through, among other things, implementing optimized pricing structures and fixed storage commitments under our contracts. Through data collected by our information technology platform, we identify trends in the cold chain that allow us to provide solutions often before our customers identify an opportunity for enhancement. We also seek to utilize customer profiles built with our in-house information technology and historical customer data to increase occupancy by identifying additional customers with different seasonal storage needs than existing customers.

We seek to utilize data from our information technology platform to proactively position our warehouse portfolio to meet the changing needs of our customers. In instances where there is excess capacity, we actively manage our portfolio to optimize occupancy. We continuously review the geographic scope of our portfolio and capacity in individual markets. Since January 1, 2014, we have sold or exited 17 facilities that were non-strategic. In addition, we are expanding our warehouse portfolio in two strategic MSAs that are characterized by limited supply to serve growing demand from our customers.

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Underwriting and Deploying Yield Management Initiatives. Our management team engages in a rigorous underwriting process in connection with new business development and deploying capital to enhance our warehouse portfolio. We seek to ensure that any project serves its intended business purpose and meets our return objectives. Our extensive information technology platform provides us with the data and business intelligence to actively monitor customer profiles and manage customer profitability at sites in our warehouse portfolio. If actual performance deviates from our underwritten customer profile, we may seek to implement equitable rate adjustments where justified by shifts in a customer’s profile or market dynamics in order to maintain or enhance our expected segment contribution (NOI).

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Executing Operational Optimization and Cost Containment Strategies. We regularly pursue operational optimization and cost containment strategies for our warehouse portfolio through active asset management and will continue to actively monitor and pursue additional cost-saving automation and other measures where we believe they can help support customer efficiencies and reduce costs. We have successfully modernized many of our warehouses to reduce our power costs and increase their competitive position through reliable temperature-control systems that can implement distinct temperature zones within the same warehouse. In addition, we use LED lighting, motion-sensor technology, variable frequency drives for our fans and compressors, third-party efficiency reviews and real-time monitoring of energy consumption, rapid close doors and alternative-power generation technologies at many of our warehouses. As a result, while we increased average physical occupancy and throughput across our warehouse portfolio during the three-year period ended December 31, 2017, we utilized the aforementioned technologies to reduce our overall consumption of electricity in our U.S. temperature-controlled warehouse network by approximately 7.0% on a per throughput pallet basis. Power costs accounted for 6.7% and 6.1%, respectively, of our total warehouse segment revenues for the year ended December 31, 2017 and the six months ended June 30, 2018.

We have also implemented several initiatives designed to reduce labor costs associated with our operations. One of these initiatives includes extensive safety and training programs designed to increase the efficiency of our employees, enhance the consistency of service across our temperature-controlled warehouse network and generally promote workplace safety. In addition, we recently implemented initiatives aimed at reducing warehouse employee turnover and managing our warehouse labor force more effectively with respect to overtime and contract work, particularly at our larger and higher throughput warehouses. Where economically advantageous, we seek to add advanced automation systems, which include automatic retrieval, case-picking and kitting and re-packing features, to our newly constructed warehouses, which reduces costs and drives operational optimization.

As a result of these and other initiatives implemented by our senior management team, we have enhanced our operating and financial results over the last four years, improved our warehouse segment contribution (NOI) margin from 28.3% for the year ended December 31, 2014 to 30.4% for the year ended December 31, 2017, and increased our storage revenue per occupied pallet position for the same period from $186.96 to $199.96, representing a compound annual growth rate of 2.3%. In addition, we increased our average physical occupancy from 74% for the year ended December 31, 2014 to 78% for the year ended December 31, 2017. This has allowed us to realize strong same store contribution (NOI) growth of 7.2% for the six months ended June 30, 2018 and 9.8% and 2.1% for the years ended December 31, 2017 and December 31, 2016 or, on a constant currency basis, 7.1% for the six months ended June 30, 2018 and 9.5% and 2.9% for the years ended December 31, 2017 and December 31, 2016, in each case, compared to the corresponding prior period. Our warehouse segment contribution (NOI) presented on a same store or same store constant currency basis are not financial measures calculated in accordance with U.S. GAAP. Please see “—Summary Selected Historical Condensed Consolidated Financial and Operating Data” for a description of our warehouse segment contribution (NOI) calculated on a same store and a same store constant currency basis, as well as a reconciliation to the most directly comparable financial measure calculated in accordance with U.S. GAAP. Our same store contribution (NOI) growth for the six months ended June 30, 2018 was primarily driven by a favorable customer mix, an increase in the number of fixed storage commitment contracts and productivity improvements across our network.

We believe that the combination of our ability to execute these and other initiatives and the significant investments we have made in our business over the last five fiscal years and the six months ended June 30, 2018 will continue to drive our financial results and position us to expand our warehouse portfolio, grow our customer base, enhance our market share and create value for our shareholders.

Continue to Increase Committed Revenue in Our Warehouse Segment

Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We actively seek to enter into contracts that implement our commercial business rules which contemplate, among other things, fixed storage commitments in connection with establishing new customer relationships or renewing agreements with existing customers, particularly with our largest customers, and variable rates for the value-added services we provide. Pricing for our storage and value-added services under our commercial business rules is based on the anticipated profile of our customer, including the anticipated pallet occupancy of the customer, anticipated throughput of pallets delivered and retrieved annually, expectations regarding the value-added services to be used by the customer, and anticipated labor hours necessary to provide the value-added services. Our significant investments in information technology and our utilization of collected customer data have facilitated the building of these customer profiles, which we believe provides us with a significant competitive advantage. We believe these terms allow our customers access to temperature-controlled warehousing space for their products on a reliable and consistent basis while at the same time help us manage and project occupancy across our real estate portfolio and generate predictable cash flows. Our fixed storage commitment contracts also typically include price increase mechanisms that are fixed or tied to the Producer Price Index, an index published by the Bureau of Labor Statistics, or related indices, giving us the ability to recover cost increases which are incorporated in the indices, such as wage increases and increases in power, property taxes and other costs.

Over the last several years, we have transitioned a significant portion of our rent and storage revenues generated on an as-utilized, on-demand basis to a fixed storage commitment basis. Annualized committed rent and storage revenues attributable to our fixed storage commitment contracts and leases as of June 30, 2018 equaled 39.7% of our total warehouse segment rent and storage revenues for the twelve months ended June 30, 2018, and the total warehouse segment revenues from our fixed storage commitment contracts and leases for the twelve months ended June 30, 2018 equaled 43.8% of our total warehouse segment revenues for the twelve months ended June 30, 2018. As of June 30, 2018, we had entered into contracts featuring fixed storage commitments or leases with 164 customers in our warehouse segment, which generated approximately $202.6 million of annualized committed rent and storage revenues as of June 30, 2018 and $509.7 million of total warehouse segment revenues for the twelve months ended June 30, 2018. Our contracts featuring fixed storage commitments and leases typically have stated maturities ranging from three to seven years. As of June 30, 2018, our contracts featuring fixed storage commitments and leases had a weighted average stated term of approximately five years and a weighted average remaining term of three years. We believe the scope and breadth of our network position us favorably to continue to increase our fixed storage commitments as we believe this structure offers commercial advantages to both our customers and us.

Focused and Disciplined Strategy to Expand Our Portfolio of Temperature-Controlled Warehouses

We believe our operating systems, scalable information technology platform and economies of scale provide us with a significant advantage over our competitors with respect to expansion, development and acquisition opportunities. As the only publicly traded REIT focused on the temperature-controlled warehouse industry we have greater access to the capital markets than our competitors, which we believe will allow us to strategically enter new locations, fill gaps in existing distribution networks and effectively compete for expansion, development and acquisition opportunities.

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Capitalize on Expansion and Development Opportunities. We actively seek opportunities to expand our warehouse portfolio in order to serve customer-specific needs and take advantage of favorable market conditions supported by demonstrable customer demand. We seek to expand on land parcels that we own when possible. We currently own more than 600 acres of land adjacent to more than 60 of our temperature-controlled warehouses, which is in addition to land we own adjacent to our warehouses that is either currently under development or in our future development pipeline. This land has the potential to support future expansions of existing temperature-controlled warehouses and the development of new temperature-controlled warehouses aggregating approximately 500 million cubic feet and 1.7 million pallet positions (based on standard warehouse configurations consistent with our existing network).

In evaluating customer-specific expansion and development opportunities, which we refer to as our customer-specific opportunities, we work with our customers to locate projects in the most logistically efficient locations to serve our customers’ needs for additional space. We also pursue expansion and development opportunities as driven by market dynamics and as necessary to support demonstrable customer needs or when strategically desirable, particularly near significant MSAs with respect to which we have existing facilities and particularized market knowledge. We refer to these opportunities as market-demand opportunities. We believe our demand-driven approach to expansion and development opportunities reduces the risks associated with these projects. Since 2014, we have completed four customer-specific expansion and development opportunities totaling approximately $70 million in costs, aggregating 15.7 million cubic feet and approximately 44,000 pallet positions. As of June 30, 2018, the average return on invested capital for the two projects that have reached stabilization ranged from approximately 18% to 20%, the budgeted stabilized return on invested capital for the third project is between 9% and 11%, and the budgeted stabilized return on invested capital for the fourth project is between 12% and 15%. We consider a newly developed or expanded warehouse to be stabilized on the earlier to occur of (i) the first day of the first full calendar year to occur following the second anniversary of our receipt of a certificate of occupancy for the warehouse and (ii) the designated criteria described in the applicable underwriting relating to the expansion or development. We consider invested capital with respect to a warehouse to mean the total cash outlay to develop the warehouse, excluding any capitalized interest and any internal cost allocations. In order to calculate return on invested capital, we divide the contribution (NOI) generated by the newly developed warehouse by the invested capital applicable to the warehouse at stabilization. Our returns on completed expansions and developments may not be indicative of future results, and we may not achieve our targeted returns, including the budgeted stabilized returns on invested capital for our third and fourth completed projects referenced above. A summary of our recently completed expansion and development opportunities as of June 30, 2018 is set forth below.

Recently Completed
	Opportunity Type	Facility Type	Cubic Feet (in millions)	Pallet Positions (in thousands)	Cost of Expansion/ Development		Completion Date
Facility					Total Cost (in millions)	Return on Invested Capital
Phoenix, AZ	Development	Distribution	3.5	12.1	$17.5	18%	Q1 2014
Leesport, PA	Expansion	Distribution	2.2	1.6	12.4	20%	Q3 2014
East Point, GA (1)	Redevelopment	Distribution	4.2	9.2	10.8	9-11% (2)	Q4 2016
Clearfield, UT	Expansion	Distribution	5.8	20.7	29.0	12-15% (2)	Q4 2017

Total			15.7	43.6	$69.7

(1) We acquired and redeveloped the East Point facility in 2016. (2) Figures represent budgeted stabilized return on invested capital.

•

Current Pipeline of Expansion and Development Opportunities. Based upon current market conditions, we anticipate executing an average of two to three expansion or development opportunities annually representing anticipated invested capital of between approximately $75 million and $200 million. Our current pipeline includes:

Under Construction. As of June 30, 2018, we had one expansion and one development opportunity under construction with an estimated total cost of approximately $109 million and with scheduled completion dates of the third quarter of 2018 and the first quarter of 2019. We expect these expansion and development opportunities to include approximately 20.9 million cubic feet and approximately 86,000 pallet positions, and they have budgeted stabilized returns on invested capital ranging from 8% to 15%. One of the projects is a market-demand expansion opportunity and one is a customer-specific development opportunity. No assurance can be given that the actual cost or completion dates of any expansions or developments will not exceed our estimate, or that our budgeted stabilized returns will be achieved. A summary of our under construction expansion and development opportunities as of June 30, 2018 is set forth below:

			Under Construction		Costs of expansion / development (in millions)			Budgeted Stabilized Return on Invested Capital	Target Completion Date
Facility	Opportunity Type	Facility Type	Cubic Feet (in millions)	Pallet positions (in thousands)	Cost to date	Estimate to completion (1)	Estimated cost (1)
Middleboro, MA	Development	Production Advantaged	5.2	28.0	$21.9	$1.6	$23.5	8-12%	Q3 2018	(2)
Rochelle, IL	Expansion	Distribution	15.7	58.4	46.6	38.0	85.1	12-15%	Q1 2019

Total			20.9	86.4	$68.5	$39.6	$108.6

(1)	Reflects management’s estimate of cost of completion as of June 30, 2018.
(2)	The Middleboro facility was completed in August 2018.

Future Pipeline. As of June 30, 2018, we had identified and were either actively underwriting or otherwise evaluating a range of expansion and development opportunities with an estimated total investment in excess of $1.2 billion, including potential expansion opportunities on more than 85 acres of land adjacent to nine temperature-controlled warehouses in our existing real estate portfolio. Our future pipeline includes both customer-specific and market-demand expansion and development opportunities. We note that these investments have not yet been approved by our board of trustees. Under current market conditions, we generally budget an unleveraged stabilized return on invested capital of between 10% and 15% on expansion opportunities and between 10% and 13% on development opportunities depending upon the site, construction and customer profile, although we may vary our budgeted stabilized returns for strategic purposes in certain customer or market-driven circumstances. These future pipeline opportunities are at various stages of discussion and consideration and, based on historical experiences, many of them may not be pursued or completed as contemplated or at all, and there is no assurance that our budgeted stabilized returns will be achieved. For more information on our expansion and development opportunities, including the Woolworths development projects, see “—Recent Developments—Woolworths Developments.”

A summary of our future pipeline of customer-specific expansion and development opportunities as of June 30, 2018 is set forth below:

Customer-Specific Opportunities
Customer	Region	Opportunity Type	Facility Type
Retailer	Australia	Development	Distribution
Retailer	West	Development	Distribution
Retailer	Australia	Development	Distribution
Food Producer	East	Development	Production Advantaged
Retailer	Southeast	Development	Distribution
Retailer	Central	Development	Distribution
Retailer	East	Development	Distribution
Food Producer	Central	Expansion	Production Advantaged
Food Producer	West	Development	Production Advantaged
Food Producer	Central	Expansion	Production Advantaged
Food Producer	Central	Development	Production Advantaged
Retailer	East	Development	Distribution

A summary of our future pipeline of market-demand expansion and development opportunities as of June 30, 2018 is set forth below:
Market-Demand Opportunities
Market	Opportunity Type	Facility Type
Southern California	Development	Distribution
Southeast	Expansion	Distribution
Central	Expansion	Distribution
Texas	Expansion	Distribution
Pacific Northwest	Expansion	Distribution
East	Development	Distribution
Southeast	Development	Distribution

•

External Growth Through Acquisitions. We also have experience in identifying strategic acquisitions and successfully integrating them into our warehouse portfolio. In 2010, we completed the acquisition of Versacold’s warehouses and operations in the United States, Australia, New Zealand, Argentina and select managed assets in Canada to solidify our position as the largest owner and operator of temperature-controlled warehouses in the world. This strategic acquisition combined two of the leading temperature-controlled warehouse companies in the temperature-controlled storage industry and added 74 temperature-controlled warehouses (representing 416 million cubic feet) to our portfolio. Our information technology and customer interface facilitate our efforts to integrate acquisitions, drive synergies and generate superior risk-adjusted returns.

The temperature-controlled warehouse storage business in the United States is fragmented in terms of ownership and comprised primarily of closely held or family enterprises that own facilities concentrated in local markets. In addition, as of October 2017 (the latest period for which information is available), food producers, distributors, retailers and e-tailers in the United States owned 767 million cubic feet of temperature-controlled warehouse space, according to the U.S. Department of Agriculture, or the USDA. These participants have increasingly made certain warehouses available for sale and outsourced their temperature-controlled warehousing needs in the related geographic areas to increase efficiency, reduce costs and redeploy capital into their core businesses. The ample supply of independent warehouses owned by smaller industry participants, together with the outsourcing opportunities from food producers, distributors, retailers and e-tailers, provide us the opportunity to strategically expand our warehouse portfolio in the United States and fill in gaps in existing distribution networks. We also intend to strategically grow our portfolio globally through acquisitions of temperature-controlled warehouses in attractive international markets to service demonstrable customer demand where we believe the anticipated risk-adjusted returns are consistent with our investment objectives. Specifically, we are targeting attractive growth opportunities for temperature-controlled warehouses in international markets in Asia and Europe. In Asia, we believe that the large and growing population, increasing affluence among citizens, evolving food consumption habits and limited number of temperature-controlled warehouses relative to population afford us an opportunity to utilize our strong reputation, operational expertise, strong relationships with existing customers already active in the region and balance sheet strength as a platform for temperature-controlled warehouse development and acquisition. In Europe, we believe there may be attractive opportunities to leverage our global brand, customer relationships and depth of experience to acquire an existing business and expand our integrated real estate portfolio.

Due to the size and scope of our integrated warehouse network, and the scalability of our operating systems and information technology platform, we believe we are well-positioned to continue to be a consolidator in the temperature-controlled warehouse storage industry.

Capitalize on Increased Outsourcing by Leading Global Food Producers, Distributors, Retailers and E-Tailers

Over the last 35 years, frozen food producers, distributors, retailers and e-tailers have increasingly outsourced their temperature-controlled warehousing needs to increase efficiency, reduce costs and redeploy capital into core businesses. Since 1979, the total amount of U.S. temperature-controlled warehouse capacity, as measured by cubic feet, outsourced by food producers, distributors, retailers, e-tailers and other comparable participants in the cold chain has grown at a compound annual growth rate of 3.0%, according to USDA statistics. We anticipate that cold chain participants will continue to make certain of their “in-house” temperature-controlled warehouses available for sale in the future and, accordingly, will continue to look to third-party providers to meet their temperature-controlled warehouse storage and service needs in related geographic markets. We believe that our ability to offer the most extensive and integrated network of high-quality temperature-controlled warehouses globally with value-added services and our long-standing relationships with leading cold chain participants will enable us to capitalize on this trend.

Well Positioned to Benefit from E-Commerce Growth

Our warehouse portfolio serves as a fundamental bridge between food producers and fulfillment centers – whether for online e-tailers or traditional brick and mortar retailers. While the growing popularity of e-commerce has reorganized the retail landscape in the United States, it has not adversely impacted the overall volume of temperature-sensitive goods moving through the cold chain, the stability of our cash flows or the integrity of our warehouse portfolio. Moreover, we believe our global footprint and the comprehensive temperature-controlled storage solutions that we offer across our integrated real estate portfolio make us well-positioned to capture substantial growth in temperature-controlled storage demand generated by the rise of e-tailers, who typically require significantly more logistics space than traditional retailers. We believe our ability to design, build and operate warehouses across the cold chain makes us an attractive storage solution for the growing e-tailer segment and positions us well to generate new relationships, drive growth and capture market share by increasing our presence in the e-commerce channel.

Expand Our Presence by Increasing Market Share for Other Temperature-Sensitive Product Types

Although we focus on providing temperature-controlled warehouse space to the food industry, we also store other forms of temperature-sensitive products, including pharmaceutical, floral and chemical products. As the rapid growth in e-commerce continues to increase the flow of products through the global distribution network, we believe our ability to provide comprehensive and consistent quality warehousing and value-added services at all points in the cold chain put us in a strong position to develop new relationships, drive growth and enhance market share with producers, distributors, retailers and e-tailers in other temperature-sensitive products. Additionally, we have the flexibility to store non-temperature-sensitive “dry” goods in our warehouses to the extent desirable.

Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses

We utilize a strategic approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.

Recurring Maintenance Capital Expenditures

Recurring maintenance capital expenditures are capitalized investments made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology systems. Examples of recurring maintenance capital expenditures related to our existing temperature-controlled warehouse network include replacing roofs, replacing refrigeration equipment, re-racking our warehouses, and implementing energy efficiency projects, such as LED lighting, motion-sensor technology, variable frequency drives for our fans and compressors, third-party tune-ups and real-time monitoring of energy consumption, rapid-close doors and alternative-power generation technologies. Examples of recurring maintenance capital expenditures related to personal property include expenditures on material handling equipment (e.g., fork lifts and pallet jacks) and related batteries. Examples of recurring maintenance capital expenditures related to information technology include expenditures on existing servers, networking equipment and current software. The following table sets forth our recurring maintenance capital expenditures for the six months ended June 30, 2018 and each of the last five years.

(dollars in thousands, except per cubic foot amounts)	Six months ended June 30, 2018	Year ended December 31,
		2017	2016	2015	2014	2013
Real estate	$15,314	$44,102	$36,153	$34,011	$24,733	$19,488
Personal property	1,120	1,890	3,213	3,678	5,836	4,545
Information technology	1,512	3,914	5,079	3,996	2,239	4,258

Total recurring maintenance capital expenditures	$17,946	$49,906	$44,445	$41,685	$32,808	$28,291

Total recurring maintenance capital expenditures per cubic foot	$0.019	$0.053	$0.047	$0.043	$0.034	$0.029

Repair and Maintenance Expenses

We incur repair and maintenance expenses that include costs of normal maintenance and repairs and minor replacements that do not materially extend the life of the property or provide future economic benefits. Repair and maintenance expenses consist of expenses related to our existing temperature-controlled warehouse network and its existing supporting personal property and are reflected as operating expenses on our income statement. Examples of repair and maintenance expenses related to our warehouse portfolio include ordinary repair and maintenance on roofs, racking, walls, doors, parking lots and refrigeration equipment. Examples of repair and maintenance expenses related to personal property include ordinary repair and maintenance expenses on material handling equipment (e.g., fork lifts and pallet jacks) and related batteries. The following table sets forth our repair and maintenance expenses for the six months ended June 30, 2018 and each of the last five years.

(dollars in thousands, except per cubic foot amounts)	Six months ended June 30, 2018	Year ended December 31,
		2017	2016	2015	2014	2013
Real estate	$10,168	$21,467	$20,956	$18,843	$18,440	$17,728
Personal property	15,803	31,254	30,888	31,257	29,488	33,793

Total repair and maintenance expenses	$25,971	$52,721	$51,844	$50,100	$47,928	$51,521

Repair and maintenance expenses per cubic foot	$0.028	$0.056	$0.055	$0.052	$0.049	$0.053

Growth and Expansion Capital Expenditures

Growth and expansion capital expenditures are capitalized investments made to support our customers and warehouse expansion and development initiatives and enhance our information technology platform. Examples of growth and expansion capital expenditures associated with expansion and development initiatives include funding of construction costs, increases to warehouse capacity and pallet positions and acquisitions of reusable incremental material handling equipment. Examples of growth and expansion capital expenditures to enhance our information technology platform include expenditures related to the delivery of new systems and software and customer interface functionality. The following table sets forth our growth and expansion capital expenditures for the six months ended June 30, 2018 and each of the last five years.

(dollars in thousands)	Six months ended June 30, 2018	Year ended December 31,
		2017	2016	2015	2014	2013
Expansion and development initiatives	$39,376	$102,653	$27,529	$8,532	$21,757	$44,728
Information technology	1,553	5,973	4,649	4,031	4,831	1,423

Total growth and expansion capital expenditures	$40,929	$108,626	$32,178	$12,563	$26,588	$46,151

Our Organizational Structure

The following diagram depicts our ownership structure on a fully diluted basis after giving effect to this offering, assuming that we physically settle the forward sale agreement and excluding common shares, if any, that may be sold pursuant to the exercise of the underwriters’ option to purchase additional common shares. Our operating partnership indirectly owns substantially all of our properties through its subsidiaries, including its taxable REIT subsidiaries, or TRSs, and certain special purpose entities that were created in connection with various financings.

(1)

On a fully diluted basis, upon the completion of this offering, our public and other shareholders (excluding our shareholders otherwise referenced in the diagram above), our trustees and executive officers, YF ART Holdings, L.P., or YF ART Holdings (which is controlled by The Yucaipa Companies, LLC, or Yucaipa), and affiliates of The Goldman Sachs Group, Inc., or the GS Entities, affiliates of Goldman Sachs & Co. LLC, one of the underwriters in this offering, will own approximately 60.7%, 2.1%, 26.9% and 10.3%, respectively, of our outstanding common shares, assuming that we physically settle the forward sale agreement. If the underwriters exercise their option to purchase up to 5,589,000 additional common shares from selling shareholders in full, on a fully diluted basis, our public and other shareholders (excluding our shareholders otherwise referenced in the diagram above), our trustees and executive officers, YF ART Holdings and the GS Entities will own approximately 64.2%, 2.1%, 24.4% and 9.3%, respectively, of our outstanding common shares, assuming that we physically settle the forward sale agreement. In the event we do not issue any of our common shares pursuant to the forward sale agreement, on a fully diluted basis, upon the completion of this offering, our public and other shareholders (excluding our shareholders otherwise referenced in the diagram above), our trustees and executive officers, YF ART Holdings and the GS Entities will own approximately 59.1%, 2.2%, 28.0% and 10.7%, respectively, of our outstanding common shares. If the underwriters exercise their option to purchase up to 5,589,000 additional common shares from selling shareholders in full and we do not issue any of our common shares pursuant to the forward sale agreement, on a fully diluted basis, our public and other shareholders (excluding our shareholders otherwise referenced in the diagram above), our trustees and executive officers, YF ART Holdings and the GS Entities will own approximately 62.8%, 2.2%, 25.3% and 9.7%, respectively, of our outstanding common shares. CF Cold LP, or the Fortress Entity, will not beneficially own any of our common shares upon the completion of this offering.

Risks Relating to Our Company

Investing in our common shares involves risks. Any of the risks set forth under the heading “Risk Factors” in this prospectus and in our Annual Report may have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects, and on our ability to service our debt and make distributions to our shareholders. As a result, the market price of our common shares could decline significantly and you could lose a part or all of your investment in our common shares. You should carefully consider all the information set forth in, or incorporated by reference into, this prospectus and, in particular, should evaluate the risks set forth under the heading “Risk Factors” in this prospectus and in our Annual Report, which is incorporated herein by reference, before deciding to invest in our common shares. The following is a summary of some of the principal risks we face:

•	Our investments are concentrated in the temperature-controlled warehouse industry, and our business would be materially and adversely affected by an economic downturn in that industry.

•	Our temperature-controlled warehouses are concentrated in certain geographic areas, some of which are particularly susceptible to adverse local conditions.

•	Unfavorable market, economic and demographic conditions could have a material adverse effect on us.

•	We are exposed to risks associated with expansion and development, which could result in disappointing returns and unforeseen costs and liabilities.

•	We may be unable to identify and complete acquisitions of suitable properties, which may impede our growth, and our future acquisitions may not yield the returns we expect.

•	We may be unable to successfully expand our operations into new markets.

•	We depend on certain customers for a substantial amount of our warehouse segment revenues.

•	Our customers could experience bankruptcy, insolvency or financial deterioration.

•	The short-term nature and lack of fixed storage commitments of many of our customer contracts exposes us to certain risks that could have a material adverse effect on us.

•	We have limited experience operating as a publicly traded REIT.

•	Competition in our markets may increase over time if our competitors open new warehouses.

•	Our warehouse business outside the United States exposes us to losses resulting from currency fluctuations.

•	We may be subject to work stoppages, which could increase our operating costs and disrupt our operations.

•	We could experience power outages or breakdowns of our refrigeration equipment.

•	We may incur liabilities or harm our reputation as a result of quality-control issues associated with our warehouse storage and other services.

•	We could incur significant costs related to environmental conditions and liabilities.

•	We have a substantial amount of indebtedness that may limit our financial and operating activities.

•	Failure to qualify as a REIT for U.S. federal income tax purposes would have a material adverse effect on us.

•	Provisions contained in the forward sale agreement could result in substantial dilution to our earnings per share or result in substantial cash payment obligations.

•	In case of our bankruptcy or insolvency, the forward sale agreement would automatically terminate, and we would not receive the expected proceeds from the sale of common shares under that agreement.

•	There can be no assurance as to the occurrence of the Woolworths development projects or the timing or terms of any such transactions.

•	The anticipated benefits of the Woolworths development projects may not be achieved.

•	The Woolworths development projects will involve substantial costs that may cause us to abandon these projects.

Our REIT Status

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1999. As a REIT, we generally are not subject to U.S. federal income tax on REIT taxable income that we distribute to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they annually distribute at least 90% of their REIT taxable income. If we fail to qualify for taxation as a REIT in any year, our REIT taxable income will be taxed at regular corporate rates, we will not be allowed a deduction for distributions to our shareholders in computing our REIT taxable income and, unless certain relief provisions apply, we will be ineligible to elect to be treated as a REIT for the four taxable years following the year of our failure to qualify as a REIT. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to state, local and foreign taxes on our income and property as well as to U.S. federal income and excise taxes on our undistributed income and certain other items. See “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—General.”

Distribution Policy

The Code generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and imposes tax on any taxable income retained by a REIT, including capital gains. To satisfy the requirements for qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common shares out of assets legally available for such purposes. Any distributions made to our shareholders by us will be authorized and determined by our board of trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our actual or anticipated financial condition, results of operations, cash flows and capital requirements, debt service requirements, financing covenants, restrictions under applicable law and other factors.

From January 1, 2018 to August 31, 2018, we have paid an aggregate of $48.5 million of distributions to holders of our common shares. See “Market Price of Our Common Shares” for additional details.

We cannot assure you that our distributions at the current level will be made or sustained or that our board of trustees will not change our distribution policy in the future. Our 2018 Senior Secured Credit Facilities, subject to certain exceptions, prohibit us from making distributions to our shareholders if we fail to maintain compliance with certain covenants or if an event of default has occurred and is continuing.

To the extent we are prevented by provisions of our financing arrangements or otherwise from distributing 100% of our REIT taxable income or otherwise do not distribute 100% of our REIT taxable income, we will be subject to income tax, and potentially excise tax, on the retained amounts. If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, raise equity, sell assets or reduce such distributions. Our board of trustees reviews the alternative funding sources available to us from time to time.

Restrictions on Ownership of Our Shares

Subject to certain exceptions and to assist us in complying with the limitations on the concentration of ownership of our shares of beneficial interest, which we refer to collectively as shares, imposed by the Code, our declaration of trust provides that no individual (including certain entities treated as individuals) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value) of our outstanding shares without the approval of our board of trustees. Our declaration of trust also imposes certain other restrictions on ownership and transfer of our shares, including prohibitions on:

•	owning shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	transferring shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons; and

•

owning shares to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (after taking into account for such purpose the statutory presumptions set forth in Section 897(h)(4)(E) of the Code).

Any attempted transfer of our shares which, if effective, would result in a violation of any of the above ownership or transfer limitations (except for a transfer which results in our shares being beneficially owned by fewer than 100 persons, in which case such transfer will be null and void and the intended transferee shall acquire no rights in such shares) will cause the number of our shares that are the subject of the violation, rounded up to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, and the intended transferee will not acquire any rights in the shares.

To reduce the ability of our board of trustees to use these ownership limitations to delay, defer or prevent a transaction or a change in control of our company, our declaration of trust requires our board of trustees to grant a waiver of these ownership limitations if the person seeking a waiver demonstrates that such ownership would not jeopardize our status as a REIT or violate the above provisions.

These restrictions are designed primarily to enable us to comply with share ownership and other restrictions imposed on REITs by the Code. See “Description of Shares of Beneficial Interest—Restrictions on Transfer.”

Our Information

Our principal executive office is located at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328, and our telephone number is (678) 441-1400. Our website address is www.americold.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

THE OFFERING

Common shares offered by us	4,000,000 common shares (1)

Common shares offered by the forward purchaser or its affiliate	6,000,000 common shares (1)

Common shares offered by the selling shareholders	27,260,000 common shares

Underwriters’ option to purchase additional common shares from selling shareholders	5,589,000 common shares

Common shares to be outstanding immediately after this offering	147,459,052 common shares (1)

Common shares to be outstanding after this offering and settlement of the forward sale agreement (assuming full physical settlement)	153,459,052 common shares (1)

Use of proceeds	We intend to use the net proceeds from our sale of 4,000,000 common shares in this offering to initially increase cash on our balance sheet and for general corporate purposes, which may include funding the Woolworths development projects and the funding of other development, expansion and acquisition opportunities. See “—Recent Developments—Woolworths Developments.”

We will not initially receive any proceeds from the sale of our common shares sold by the forward purchaser or its affiliate pursuant to this prospectus. We expect to use any cash proceeds that we receive upon settlement of the forward sale agreement for general corporate purposes, which may include funding the Woolworths development projects, repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities.

We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

See “Use of Proceeds.”

Accounting treatment of the transaction

Before settlement of the forward sale agreement, we expect that the common shares issuable upon settlement of the forward sale agreement will be reflected in our diluted earnings per share and dividends per share calculations using the treasury stock method.

Under this method, the number of common shares used in calculating diluted earnings per share and dividends per share is deemed to be increased by the excess, if any, of the number of common shares that would be issued upon full physical settlement of the forward sale agreement over the number of common shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, except during periods when the average market price of our common shares is above the applicable forward sale price, which is initially $23.53715 per share (which is the public offering price per share, less the underwriting discount per share, as set forth on the cover page of this prospectus).

NYSE ticker symbol	COLD

(1)

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all the common shares to be sold by it to the underwriters, we will issue and sell to the underwriters a number of our common shares equal to the number of common shares that the forward purchaser or its affiliate does not sell and the number of common shares underlying the forward sale agreement will be decreased in respect of the number of common shares that we issue and sell.

The number of common shares outstanding immediately after this offering is based on 143,459,052 common shares outstanding as of June 30, 2018, and excludes the following:

•

2,197,105 common shares issuable upon the cashless exercise of stock options outstanding as of June 30, 2018 under the 2008 Plan and the 2010 Plan, which we refer to collectively as our pre-IPO equity incentive plans, at a weighted average exercise price of $9.76 per share and a public offering price of $24.50 per share;

•

2,014,295 common shares issuable upon the settlement of restricted stock units outstanding as of June 30, 2018 under the 2010 Plan and the 2017 Plan, of which 609,528 common shares issuable upon the settlement of restricted stock units currently have vested but will not be settled until additional criteria are met; and

•	7,689,061 common shares reserved for future issuance under the 2017 Plan as of June 30, 2018.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to the following:

•	the 4,000,000 common shares to be sold by us in this offering are sold at $24.50 per share;

•	the 27,260,000 common shares to be sold by the selling shareholders are sold at $24.50 per share;

•

the forward sale agreement will be fully physically settled, based on an initial forward sale price of $23.53715 per share (which is the public offering price per share, less the underwriting discount per share), by our issuance and delivery to the forward purchaser or its affiliate of 6,000,000 common shares (the forward sale price is subject to adjustment pursuant to the forward sale agreement, and the number of common shares we may issue and the amount of proceeds that we may receive on full physical settlement of the forward sale agreement will be subject to the terms of the forward sale agreement); and

•	no exercise of the stock options to purchase common shares described above.

SUMMARY SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table summarizes certain of our financial and operating data. We derived the summary selected historical condensed consolidated financial and operating data as of December 31, 2017 and for the years ended December 31, 2017, 2016 and 2015 from our audited historical consolidated financial statements and related notes included in our September 11, 2018 Current Report, which is incorporated herein by reference. We derived the summary selected historical condensed consolidated financial and operating data as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 from our unaudited interim historical condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated herein by reference. Our unaudited interim financial and operating data, in management’s opinion, has been prepared in accordance with U.S. GAAP on the same basis as our audited financial statements and related notes incorporated by reference into this prospectus and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, that management considers necessary to state fairly the financial information as of and for the periods presented. Our historical results are not necessarily indicative of the results that may be expected in the future, and results for any interim period are not necessarily indicative of the results for any full year.

You should read this information together with the section entitled “Capitalization” in this prospectus and with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our September 11, 2018 Current Report and in our Quarterly Reports, which are incorporated herein by reference.

	Six months ended June 30,		Year ended December 31,
(in thousands)	2018	2017	2017	2016	2015
Consolidated Statements of Operations Data:
Warehouse segment revenues	$574,229	$557,471	$1,145,662	$1,080,867	$1,057,124
Total revenues	785,809	752,366	1,543,587	1,489,999	1,481,385
Operating income (1)	76,851	65,510	136,946	120,526	113,099
Net income (loss)	20,766	(4,001)	(608)	4,932	(21,176)
Total warehouse segment contribution (NOI) (2)	180,405	168,325	348,328	314,045	307,749
Total segment contribution (NOI) (2)	195,488	180,906	374,105	345,645	337,020

Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$76,887	$82,801	$163,327	$118,781	$106,521
Net cash used in investing activities (1)	(46,935)	(70,850)	(138,831)	(41,653)	(51,532)
Net cash provided by (used in) financing activities	92,625	20,950	(18,604)	(95,322)	(28,120)

Net increase (decrease) in cash, cash equivalents and restricted cash (1)	$122,577	$32,901	$5,892	$(18,194)	$26,869

Selected Other Data:
Same store contribution (NOI) (3)	$179,580	$167,478	$346,879	$309,349	$302,040
EBITDA (4)	126,434	111,913	240,424	248,934	230,891
Core EBITDA (4)	145,288	137,058	287,145	261,362	253,638
Funds from operations (5)	57,578	48,234	96,483	90,561	75,065
Core funds from operations (5)	77,881	47,707	106,093	69,207	55,697
Adjusted funds from operations (5)	79,678	46,516	94,616	71,125	59,754

	As of
(in thousands)	June 30, 2018	December 31, 2017
Consolidated Balance Sheet Data:
Cash and cash equivalents	$153,200	$48,873
Total assets (6)	2,475,475	2,394,897
Total debt	1,544,861	1,901,090
Total shareholders’ equity (deficit)	642,817	(186,924)

	As of and for the twelve months ended
	June 30, 2018	December 31, 2017
Ratio Data:
Net debt to Core EBITDA (7)	4.76	6.56

(1)

Effective January 1, 2018, we adopted Accounting Standards Update, or ASU, 2017-07, Compensation - Retirement Benefits (Topic 715), Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. As a result, we have recast the financial information that was previously included in our Annual Report for all periods presented in this line item. For more information, refer to our September 11, 2018 Current Report.

(2)

We evaluate the performance of our business segments based on their contribution (NOI) to our overall results of operations. We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). We use segment contribution (NOI) to evaluate our segments for purposes of making operating decisions and assessing performance in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 280, Segment Reporting.

We also calculate our total segment contribution (NOI) as the sum of the segment contribution (NOI) for each of our business segments. We believe our total segment contribution (NOI) is helpful to investors because it gives a picture of our business’s profitability before differences in capital structures, capital investment cycles, useful life of related assets among otherwise comparable companies and corporate-level overhead which is not immediately and fully correlated with the provision of services by our business. For a reconciliation of total segment contribution (NOI) to our operating income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP, see footnote (3) below.

(3)

We refer to a “same store” as a warehouse we owned or leased for the entirety of two comparable periods and which has reported at least twelve months of consecutive normalized operations prior to the commencement of the earlier period being considered. We define “normalized operations” as a site open for operation or lease after a warehouse acquisition, development or significant modification, including the expansion of a warehouse footprint or a warehouse rehabilitation subsequent to an extraordinary event, such as natural disasters or similar events. In addition, our definition of “normalized operations” takes into account changes in the ownership structure, which would impact comparability in our warehouse segment contribution (NOI). As an example, the acquisition of a warehouse previously subject to an operating lease would result in the removal of the warehouse from the same store set because the operating expenses associated with the lease would not be included in both periods. Warehouses are excluded from the same store population as of the beginning of the fiscal quarter following the occurrence of such events. We evaluate our same store portfolio on a quarterly basis.

We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods.

We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our portfolio of warehouses and currency fluctuations on performance measures.

Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.

The following table reconciles same store contribution (NOI) to operating income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Six months ended June 30,		Year ended December 31,
	2018	2017	2017	2016	2015
Same store contribution (NOI)	$179,580	$167,478	$346,879	$309,349	$302,040
Non-same store contribution (loss) (NOI)	825	847	1,449	4,696	5,709

Warehouse segment contribution (NOI)	$180,405	$168,325	$348,328	$314,045	$307,749
Third-party managed segment contribution (NOI)	7,637	6,471	12,825	14,814	12,581
Transportation segment contribution (NOI)	7,180	6,642	12,950	14,418	14,305
Quarry segment contribution (NOI)	266	(532)	2	2,368	2,385

Total segment contribution (NOI)	$195,488	$180,906	$374,105	$345,645	$337,020
Depreciation, depletion and amortization	(58,459)	(58,320)	(116,741)	(118,571)	(125,720)
Impairment of assets	(747)	(8,773)	(9,473)	(9,820)	(9,415)
Multiemployer pension plan withdrawal expense	—	—	(9,167)	—	—
Corporate-level selling, general and administrative expenses (1)	(59,431)	(48,303)	(101,778)	(96,728)	(88,786)

U.S. GAAP operating income (1)	$76,851	$65,510	$136,946	$120,526	$113,099

(4)

We calculate EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance investor understanding of our operating performance. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDA adjusted for impairment charges on inventory and long-lived assets, gain or loss on real estate and other asset disposals, severance and reduction in workforce costs, non-offering related IPO expenses, terminated site operations costs, expenses related to our review of the strategic alternatives for our company prior to our IPO, litigation settlements, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, income or loss on partially owned entities, non-recurring impairment from our joint venture in China, or the China JV, non-recurring public company implementation costs, acquisition, diligence and other pursuit costs, and multiemployer pension plan withdrawal expense. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•

although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use EBITDA and Core EBITDA as measures of our operating performance and not as measures of liquidity. The following table reconciles EBITDA and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Six months ended June 30,		Twelve months ended June 30, 2018	Year ended December 31,
(in thousands)	2018	2017		2017	2016	2015
Net income (loss)	$20,766	$(4,001)	$24,160	$(608)	$4,932	$(21,176)
Adjustments:
Depreciation, depletion and amortization	58,459	58,320	116,879	116,741	118,571	125,720
Interest expense	47,424	56,015	106,307	114,898	119,552	116,710
Income tax expense (benefit)	(215)	1,579	7,599	9,393	5,879	9,637

EBITDA	$126,434	$111,913	$254,945	$240,424	$248,934	$230,891

Adjustments:
Severance and reduction in workforce costs	11	—	527	516	900	886
Terminated site operations costs	66	118	2,625	2,677	6	1,168
Non-offering related IPO expenses (a)	1,242	—	1,242	—		—
Non-recurring public company implementation costs (b)	162	—	162	—	—	—
Acquisition, diligence, and other pursuit costs	51	—	51	—	—	—
Strategic alternative costs	—	1,744	6,392	8,136	4,666	(1,372)
Litigation settlements	—	—	—	—	89	900
(Income) loss from investments in partially owned entities	(112)	1,351	(101)	1,363	128	3,538
Non-recurring impairment of investments in partially owned entities	—	6,496	—	6,496	—	—
Impairment of inventory and long-lived assets	747	10,881	1,447	11,581	9,820	9,415
(Gain) loss on foreign currency exchange	(2,191)	2,825	(1,425)	3,591	(464)	3,470
Stock-based compensation expense	6,184	1,173	7,369	2,358	6,436	3,108
Loss on debt extinguishment and modification	21,385	600	21,771	986	1,437	503
(Gain) loss on real estate and other asset disposals	(8,691)	(43)	(8,797)	(150)	(10,590)	1,131
Multiemployer pension plan withdrawal expense	—	—	9,167	9,167	—	—

Core EBITDA	$145,288	$137,058	$295,375	$287,145	$261,362	$253,638

(a)	Represents one-time costs and professional fees associated with becoming a public company.
(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.

(5)

We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of net gain or loss on the sale of non-real estate assets, non-offering related IPO expenses, non-recurring public company implementation costs, acquisition, diligence and other pursuit costs, severance and reduction in workforce costs, terminated site operations costs, expenses related to our review of the strategic alternatives for our company prior to our IPO, litigation settlements, stock-based compensation arising from one-time grants of restricted stock units at the time of our IPO, non-recurring impairment of partially owned entities (i.e., our China JV), loss on debt extinguishment and modification, inventory asset impairment charges, foreign currency exchange gain or loss, multiemployer pension plan withdrawal expense and excise tax settlement. We include the non-cash, stock-based compensation expense attributable to grants made in connection with our IPO as an adjustment to our Core FFO because of the one-time expense associated with these grants. We include other recurring, non-cash stock-based compensation expense as an adjustment to our Adjusted FFO (as defined below) because of the recurring nature of these grants. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations.

We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs, debt discounts and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our pre-IPO equity incentive plans prior to our IPO, non-real estate depreciation, depletion and amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations incorporated by reference into this prospectus. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The following table reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Six months ended June 30,		Year ended December 31,
	2018	2017	2017	2016	2015
Net income (loss)	$20,766	$(4,001)	$(608)	$4,932	$(21,176)
Adjustments:
Real estate related depreciation and depletion	43,938	42,907	86,478	85,645	88,717
Net (gain) loss on sale of depreciable real estate	(8,384)	—	(43)	(11,104)	597
Impairment charges on certain real estate assets	747	8,773	9,473	9,820	5,711
Real estate depreciation on China JV	511	555	1,183	1,268	1,216

Funds from operations	57,578	48,234	96,483	90,561	75,065

Less distributions on preferred shares of beneficial interest	(1,818)	(14,226)	(28,452)	(28,452)	(28,452)

Funds from operations attributable to common shareholders	$55,760	$34,008	$68,031	$62,109	$46,613

Adjustments:
Net (gain) loss on sale of non-real estate assets	(535)	(192)	(599)	464	(175)
Non-offering related IPO expenses (a)	1,242	—	—	—	—
Non-recurring public company implementation costs (b)	162	—	—	—	—
Acquisition, diligence and other pursuit costs	51	—	—	—	—
Severance and reduction in workforce costs	11	—	516	900	886
Terminated site operations costs	66	118	2,677	6	1,168
Strategic alternative costs	—	1,744	8,136	4,666	(I ,372)
Litigation settlements	—	—	—	89	900
Stock-based compensation expense—IPO grants	1,930	—	—	—	—
Non-recurring impairment of partially owned entities	—	6,496	6,496	—	—
Loss on debt extinguishment and modification	21,385	600	986	1,437	503
Inventory asset impairment	—	2,108	2,108	—	3,704
Foreign currency exchange (gain) loss	(2,191)	2,825	3,591	(464)	3,470
Multiemployer pension plan withdrawal expense	—	—	9,167	—	—
Excise tax settlement	—	—	4,984	—	—

Core FFO applicable to common shareholders	$77,881	$47,707	$106,093	$69,207	$55,697

Adjustments:
Amortization of deferred financing costs and debt discount	3,230	4,186	8,604	7,193	6,672
Amortization of below/above market leases	76	76	151	196	520
Straight-line net rent	(31)	65	101	(564)	(516)
Deferred income taxes (benefit) expense	(2,605)	(4,031)	(3,658)	(586)	(2,292)
Stock-based compensation expense, excluding IPO grants	4,254	1,173	2,358	6,436	3,108
Non-real estate depreciation and amortization	14,520	15,414	30,264	32,926	37,003
Non-real estate depreciation and amortization on China JV	299	298	609	762	1,247
Recurring maintenance capital expenditures (c)	(17,946)	(18,372)	(49,906)	(44,445)	(41,685)

Adjusted FFO applicable to common shareholders	$79,678	$46,516	$94,616	$71,125	$59,754

(a)	Represents one-time costs and professional fees associated with becoming a public company.
(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)

Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. For additional information regarding these expenditures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses” in our September 11, 2018 Current Report and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which are incorporated herein by reference.

(6)

In the first quarter of 2018, we recast “Total assets” as of December 31, 2017 to conform to a change in presentation of “Accounts receivable - net of allowance” as of March 31, 2018. For more information, refer to our September 11, 2018 Current Report.

(7)

Net debt to Core EBITDA represents (i) our gross debt (defined as total debt plus discount and deferred financing costs) less cash and cash equivalents as of the stated measurement date divided by (ii) Core EBITDA for the twelve months ended as of the stated measurement date. This ratio is presented as of June 30, 2018 and December 31, 2017. Our management believes that this ratio is useful because it provides investors with information regarding gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Core EBITDA, which is described in footnote (4) above.

The following table reconciles net debt to total debt, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP:

(in thousands)	As of June 30, 2018	As of December 31, 2017
Total debt	$1,544,861	$1,901,090
Discount and deferred financing costs	14,704	32,175

Gross debt	1,559,565	1,933,265
Adjustments:
Less: cash and cash equivalents	153,200	48,873

Net debt	$1,406,365	$1,884,392

RISK FACTORS

An investment in our common shares involves significant and diverse risks. Before making a decision to invest in our common shares, you should carefully consider the risk factors described in our Annual Report under the heading “Risk Factors,” which is incorporated herein by reference, and the supplemental risk factors set forth below, as well as all of the other information included in, or incorporated by reference into, this prospectus. The risks described in our Annual Report and below are the material risks we believe we face. Any of these risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and our ability to service our debt and make distributions to our shareholders, which we refer to collectively as materially and adversely affecting us, having a material adverse effect on us or comparable phrases. As a result, the market price of our common shares could decline significantly, and you may lose a part or all of your investment in our common shares. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also have a material adverse effect on us.

Risks Related to our Common Shares and this Offering

Our cash available for distribution to shareholders may not be sufficient to pay distributions at expected levels, or at all, and we may need to increase our borrowings or otherwise raise capital in order to make such distributions; consequently, we may not be able to make such distributions in full.

Our initial annual distributions to our shareholders are expected to be $0.75 per share, prorated in 2018 from the closing date of our IPO. If cash available for distribution generated by our assets for 2018 is less than our estimate or if such cash available for distribution decreases in future periods, we may be unable to make distributions to our shareholders at expected levels, or at all, or we may need to increase our borrowings or otherwise raise capital in order to do so, and there can be no assurance that such capital will be available on attractive terms in sufficient amounts, or at all. Any of the foregoing could result in a decrease in the market price of our common shares. Any distributions made to our shareholders by us will be authorized and determined by our board of trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including our actual or anticipated financial condition, results of operations, cash flows and capital requirements, debt service requirements, financing covenants, restrictions under applicable law and other factors.

Our common shares have traded on the NYSE only since January 19, 2018. The market price and trading volume of our common shares may be volatile, which could cause the value of your investment to decline.

Our common shares have traded on the NYSE only since January 19, 2018. The market price of our common shares may be volatile. In addition, the stock markets generally may experience significant volatility, often unrelated to the operating performance of the individual companies whose securities are publicly traded. The trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines, you may be unable to resell your shares. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future.

Some of the factors, many of which are beyond our control, that could negatively affect the market price of our common shares or result in fluctuations in the market price or trading volume of our common shares include:

•	our historical and anticipated operating performance and the performance of other similar companies;

•	actual or anticipated variations in our quarterly operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales may occur;

•	actual or anticipated changes in our, our customers’ or our competitors’ businesses or prospects;

•	the current state of the capital markets, and our ability and the ability of our customers to obtain financing on attractive terms when needed;

•	actual, potential or perceived accounting problems;

•	our inability to comply with SEC rules or the NYSE listing requirements;

•	publication of research reports about us, our industry or the real estate industry generally;

•	adverse market reaction to any indebtedness we may incur or equity or equity-related securities we may issue in the future;

•	additions or departures of key personnel;

•	price and volume fluctuations in the overall stock market from time to time;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	changes in law, regulatory policies or tax guidance, or interpretations thereof, particularly with respect to REITs;

•	general market and economic conditions and trends;

•	terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and

•	the other factors described in this section and under “Risk Factors” in our Annual Report.

Any future debt, which would rank senior to our common shares upon liquidation, or equity securities, which could dilute our existing shareholders and may be senior to our common shares for the purposes of distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by incurring additional debt, including term loans, borrowings under credit facilities, mortgage loans, commercial paper, senior or subordinated notes and secured notes, and making additional offerings of equity and equity-related securities, including preferred and common shares and convertible or exchangeable securities.

Upon our liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common shares. Additional offerings of common shares would dilute the holdings of our existing shareholders or may reduce the market price of our common shares or both. Additionally, any preferred shares or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to holders of our common shares. Because our decision to incur debt or issue equity or equity-related securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising. Thus, our shareholders bear the risk that our future capital raising will materially and adversely affect the market price of our common shares and dilute the value of their holdings in us.

If you purchase common shares in this offering, you will experience immediate and substantial dilution.

The public offering price per share is expected to be substantially higher than the net tangible book value per share immediately after this offering. Therefore, if you purchase common shares in this offering, you will experience immediate dilution to the extent of the difference between the public offering price per share that you pay in this offering and the net tangible book value per share immediately after this offering.

Common shares eligible for future sale may have adverse effects on the market price of our common shares.

The market price of our common shares could decline as a result of sales or resales of a large number of our common shares in the market after this offering, or the perception that such sales or resales could occur. These sales or resales, or the possibility that these sales or resales may occur, also might make it more difficult for us to sell our common shares in the future at a desired time and at an attractive price. Upon the completion of this offering, and assuming the issuance of 6,000,000 common shares pursuant to the forward sale agreement, 153,459,052 common shares will be issued and outstanding, and no preferred shares will be issued and outstanding. Upon the completion of this offering and prior to the issuance of any of our common shares pursuant to the forward sale agreement, 83,825,831 common shares (or 89,414,831 common shares if the underwriters exercise in full their option to purchase additional common shares) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, by persons other than our trustees, executive officers, other affiliates, including Yucaipa and the GS Entities, and certain other shareholders.

We, our executive officers, trustees, YF ART Holdings, the GS Entities and the Fortress Entity have agreed not to dispose of or hedge any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares for 60 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters in this offering, subject to certain exceptions, such as our ability to deliver common shares to settle the forward sale agreement and, with respect to YF ART Holdings, any transfer of common shares by YF ART Holdings pursuant to the margin loan agreement, dated March 8, 2018, between YF ART Holdings and the lenders and agents party thereto, and except for common shares sold by us and the selling shareholders in this offering. See “Underwriting.” In addition, YF ART Holdings has agreed with us not to dispose of or hedge more than 27,476,387 of its common shares or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares for 270 days after the date of our IPO (i.e., through October 15, 2018) without first obtaining our written consent, subject to certain exceptions. When the restrictions under the lock-up arrangements expire or are waived, the related common shares (or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares) will be available for resale, in some cases subject to the requirements of Rule 144 under the Securities Act, as described below.

The 63,633,221 common shares (or 58,044,221 common shares if the underwriters exercise in full their option to purchase additional common shares) that will be, upon the completion of this offering, beneficially owned by our trustees, executive officers, other affiliates, including Yucaipa and the GS Entities, and certain other shareholders, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. All of these common shares subject to lock-up agreements will be eligible for resale following the expiration of the lock-up periods referred to above.

Our registration rights agreement that we entered into with affiliates of Yucaipa, the GS Entities and the Fortress Entity in connection with our IPO, or our registration rights agreement, includes provisions for demand and piggyback registration rights in favor of YF ART Holdings, the GS Entities and the Fortress Entity and their respective affiliates that hold common shares directly (including any affiliate of Yucaipa that holds common shares directly). Pursuant to these registration rights, these shareholders are entitled to cause us, subject to their consultation with a coordination committee (as such committee is described under “Certain Relationships and Related Transactions, and Director Independence—Shareholders Agreement and Related Agreements” in our Annual Report, which is incorporated herein by reference) and, at our own expense, to file registration statements under the Securities Act covering sales of our common shares held by them, or to cause us to register their common shares for sale on our registration statement in the event that we commence a public offering of our common shares on our own behalf or on behalf of any other shareholders. If any of these shareholders require that we register our common shares held by them, affiliates of Yucaipa, the GS Entities and the Fortress Entity, as the case may be, may request that their common shares be included in such registration in proportion to the common shares held by the shareholder requiring the registration that are included in the registration. See

“Shares Eligible for Future Sale—Rule 144” and “Shares Eligible for Future Sale—Registration Rights.” In accordance with our registration rights agreement, YF ART Holdings, the GS Entities and the Fortress Entity have exercised their piggyback registration rights to participate in this offering. The Fortress Entity is selling all of its common shares as a selling shareholder in this offering and as a result will have no further rights or obligations under our registration rights agreement following this offering (subject to certain exceptions).

We cannot predict the effect, if any, of future issuances, sales or resales of our common shares, or the availability of common shares for future issuances, sales or resales, on the market price of our common shares. The market price of our common shares may decline significantly when the restrictions on resale by certain of our shareholders lapse. Issuances, sales or resales of substantial amounts of common shares, or the perception that such issuances, sales or resales could occur, may materially and adversely affect the then prevailing market price for our common shares.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us, our industry or the real estate industry generally or downgrade the outlook of our common shares, the market price of our common shares could decline.

The trading market for our common shares will depend in part on the research and reports that third-party securities analysts publish about our company, our industry and the real estate industry generally. One or more analysts could downgrade the outlook for our common shares or issue other negative commentary about our company, our industry or the real estate industry generally. Furthermore, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the market price of our common shares could decline and cause you to lose all or a portion of your investment.

Risks Related to the Forward Sale Agreement

Provisions contained in the forward sale agreement could result in substantial dilution to our earnings per share or result in substantial cash payment obligations.

If the forward purchaser or its affiliate does not sell on the anticipated closing date of this offering all the common shares to be sold by it to the underwriters (including because insufficient common shares were made available by securities lenders for borrowing at a share loan cost below a specified threshold), we will issue and sell directly to the underwriters the number of common shares not sold by the forward purchaser or its affiliate and, under such circumstances, the number of common shares underlying the forward sale agreement will be decreased by the number of common shares that we issue and sell. The share loan market is volatile, and it is uncertain whether sufficient common shares will be available to the forward purchaser or its affiliate prior to closing.

The forward purchaser will have the right to accelerate the forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by an event described below) and require us to settle on a date specified by the forward purchaser if:

•

it or its affiliate (x) is unable to hedge its exposure under the forward sale agreement because insufficient common shares have been made available for borrowing by securities lenders or (y) would incur a share loan cost in excess of a specified threshold to hedge its exposure under the forward sale agreement;

•

we declare any dividend, issue or distribution on common shares (a) payable in cash in excess of specified amounts (unless it is an extraordinary dividend), (b) payable in securities of another company that we acquire or own (directly or indirectly) as a result of a spin-off or similar transaction, or (c) of any other type of securities (other than our common shares), rights, warrants or other assets for payment at less than the prevailing market price;

•	certain ownership thresholds applicable to the forward purchaser and its affiliates are exceeded;

•

an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, or insolvency, or a delisting of our common shares) or the occurrence of a change in law or disruption in the forward purchaser’s ability to hedge its exposure under the forward sale agreement; or

•

certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with the forward sale agreement or our insolvency (each as more fully described in the forward sale agreement).

The forward purchaser’s decision to exercise its right to accelerate the settlement of the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common shares under the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share.

We expect that the forward sale agreement will settle no later than approximately 12 months after the date of this prospectus. However, the forward sale agreement may be settled earlier in whole or in part at our option. Subject to certain conditions, we generally have the right to elect physical, cash or net share settlement under the forward sale agreement. The forward sale agreement will be physically settled by delivery of common shares, unless we elect to cash settle or net share settle the forward sale agreement. Delivery of common shares upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver common shares) will result in dilution to our earnings per share.

If we elect cash settlement or net share settlement with respect to all or a portion of the common shares underlying the forward sale agreement, we expect the forward purchaser (or its affiliate) to purchase a number of common shares in secondary market transactions over an unwind period to:

•

return common shares to securities lenders in order to unwind the forward purchaser’s hedge (after taking into consideration any common shares to be delivered by us to the forward purchaser, in the case of net share settlement); and

•	if applicable, in the case of net share settlement, deliver common shares to us to the extent required in settlement of the forward sale agreement.

The purchase of our common shares in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common shares to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would be required to pay to the forward purchaser (or decreasing the amount of cash that the forward purchaser would be required to pay us) upon a cash settlement of the forward sale agreement or increasing the number of common shares we would be required to deliver to the forward purchaser (or decreasing the number of common shares that the forward purchaser would be required to deliver to us) upon net share settlement of the forward sale agreement.

The forward sale price that we expect to receive upon physical settlement of the forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor determined by reference to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on our common shares during the term of the forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a reduction of the forward sale price for that day. As of the date of this prospectus, the specified daily rate was greater than the spread, but we can give no assurance that this rate will not decrease to a rate below the spread during the term of the forward sale agreement (which would reduce the proceeds that we would receive upon settlement of the forward sale agreement). If the prevailing market price for our common shares during the applicable unwind period under the forward sale agreement is above the forward sale price, in the case of cash settlement, we would pay the forward purchaser under the forward sale agreement an amount per share in cash equal to the difference or, in the case of net share settlement, we would deliver to the forward purchaser a number of common shares having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. See “Underwriting—Forward Sale Agreement” for more information.

In case of our bankruptcy or insolvency, the forward sale agreement would automatically terminate, and we would not receive the expected proceeds from the sale of common shares under that agreement.

If we institute, or a regulatory authority with jurisdiction over us institutes, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, or we consent to such a petition, the forward sale agreement will automatically terminate. If the forward sale agreement so terminates, we would not be obligated to deliver to the forward purchaser any common shares not previously delivered, and the forward purchaser would be discharged from its obligation to pay the relevant forward sale price per share in respect of any common shares not previously settled. Therefore, to the extent that there are any common shares with respect to which the forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those common shares.

Risks Related to the Woolworths Development Projects

The expected Woolworths development projects involve risks and uncertainties and are subject to change based on various factors, including those discussed or referenced in the risk factors below and in “Risk Factors—Risks Related to our Business and Operations—We are exposed to risks associated with expansion and development, which could result in disappointing returns and unforeseen costs and liabilities,” “Risk Factors—Risks Related to our Business and Operations—We are subject to additional risks with respect to our current and potential international operations and properties” and “Risk Factors—Risks Related to our Business and Operations—Our warehouse business outside the United States exposes us to losses resulting from currency fluctuations” in our Annual Report.

There can be no assurance as to the occurrence of the Woolworths development projects or the timing or terms of any such transactions.

The Woolworths development projects are subject to negotiation of definitive documentation, receipt of any necessary approvals by us and Woolworths and other conditions. There can be no assurance that we will be able to enter into applicable definitive agreements, obtain any necessary approvals or satisfy all of the closing conditions or that the closing conditions beyond our control will be satisfied or waived. As such, the consummation of the Woolworths development projects may not be completed at all, or may not be completed in the time frame, on the terms or in the manner currently anticipated. No assurance can be given that, if we do complete the Woolworths development projects, the actual cost or completion dates of the developments will not exceed our estimate or that our underwritten stabilized returns will be achieved.

The anticipated benefits of the Woolworths development projects may not be achieved.

The success of the Woolworths development projects will depend, in part, on our ability to design and develop the temperature-controlled warehouses on time and on budget and operate them profitably. Our ability to successfully design, build and operate them may be constrained by the following risks:

•

the Woolworths development projects may not be accretive to our operating and financial results, and we may be unsuccessful in integrating and operating such properties in accordance with our expectations;

•	our cash flow from the Woolworths development projects may be insufficient to meet our required principal and interest payments with respect to debt used to finance such development projects;

•

we may discover unexpected items, such as unknown liabilities, during our due diligence investigation of the Woolworths development projects or other customary closing conditions may not be satisfied, causing us to abandon the Woolworths development projects after incurring expenses related thereto;

•

we may face opposition from governmental authorities or third parties alleging that the Woolworths development projects are anti-competitive, and as a result, we may have to spend a significant amount of time and expense to respond to related inquiries;

•	Woolworths may suffer adverse business conditions and may not satisfy its obligations to us under the anticipated twenty-year leases and warehouse service agreements;

•	we may not be able to replace Woolworths as a customer at one or more of the developments if the leases expire or are terminated;

•	we may fail to obtain financing for the Woolworths development projects on favorable terms or at all, causing us to rely on our operating cash flows, the sufficiency of which cannot be assured;

•	we may be unable to make, or may spend more than budgeted amounts to make, necessary improvements or renovations to the Woolworths development projects;

•	we may spend more than budgeted amounts to meet customer specifications on the Woolworths development projects;

•	market conditions may result in higher than expected vacancy rates and lower than expected storage charges, rent or fees; or

•

we may, without any recourse, or with only limited recourse, acquire properties subject to liabilities, such as liabilities for clean-up of undisclosed environmental contamination, claims by customers, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Our inability to complete the Woolworths development projects on favorable terms or at all, or to integrate and operate the properties, once developed, to meet our financial, operational and strategic expectations, could have a material adverse effect on us.

The Woolworths development projects will involve substantial costs that may cause us to abandon these projects.

We have incurred, and expect to continue to incur, a number of non-recurring costs associated with the Woolworths development projects. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the negotiation of the definitive agreements and the consummation of the Woolworths development projects. Such costs may materially adversely impact the operating and financial results of the projects and may cause us to abandon the Woolworths development projects.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following:

•	adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry;

•	general economic conditions;

•	risks associated with the ownership of real estate and temperature-controlled warehouses in particular;

•	defaults or non-renewals of contracts with customers;

•	potential bankruptcy or insolvency of our customers;

•	uncertainty of revenues, given the nature of our customer contracts;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	risks related to, or restrictions contained in, our debt financing;

•	decreased storage rates or increased vacancy rates;

•	difficulties in identifying properties to be acquired and completing acquisitions;

•

risks related to expansions of existing properties and developments of new properties such as the Woolworths development projects, including failure to meet budgeted or stabilized returns in respect thereof;

•	acquisition risks, including the failure of such acquisitions to perform in accordance with projections;

•	difficulties in expanding our operations into new markets, including international markets;

•	our failure to maintain our status as a REIT;

•	uncertainties and risks related to natural disasters and global climate change;

•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us;

•	financial market fluctuations;

•	actions by our competitors and their increasing ability to compete with us;

•	labor and power costs;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	the competitive environment in which we operate;

•	our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements;

•	liabilities as a result of our participation in multiemployer pension plans;

•	the cost and time requirements as a result of our operation as a publicly traded REIT;

•	the concentration of ownership by Yucaipa and the GS Entities;

•	changes in foreign currency exchange rates;

•

the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares; and

•	risks related to our forward sale agreement, including substantial dilution to our earnings per share or substantial cash payment obligations.

Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this prospectus include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of 4,000,000 common shares in this offering of approximately $90.9 million, after deducting the underwriting discount and estimated offering expenses payable by us. We will not initially receive any proceeds from the sale of our common shares sold by the forward purchaser or its affiliate pursuant to this prospectus. Depending on the relevant settlement method, we may receive proceeds from the sale of our common shares to the forward purchaser upon settlement of the forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus. For the purposes of calculating the aggregate proceeds to us from the sale of our common shares in this offering by the forward purchaser or its affiliate, we have assumed that the forward sale agreement is physically settled based on our issuance of 6,000,000 common shares at an initial forward sale price of $23.53715 per share (which is the public offering price per share, less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the terms of the forward sale agreement, and the actual proceeds, if any, to us will be calculated as described in this prospectus. At an initial forward sale price of $23.53715 per share (which is the public offering price per share, less the underwriting discount per share), in the event of full physical settlement of the forward sale agreement, we would receive net proceeds, before expenses, of approximately $141.2 million pursuant to the forward sale agreement, subject to the price adjustment and other provisions of the forward sale agreement. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

Although we expect to settle the forward sale agreement entirely by the physical delivery of common shares in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement. If we elect to cash settle the forward sale agreement, we would expect to receive an amount of net proceeds from the forward sale agreement that is significantly lower than the estimate included above, and we may not receive any net proceeds (or we may owe cash to the forward purchaser). If we elect to net share settle the forward sale agreement in full, we would not receive any cash proceeds from the forward purchaser.

The amount of cash or common shares we receive upon settlement of the forward sale agreement, if any, will depend on the relevant settlement method, the timing of settlement, market interest rates and, if applicable under cash or net share settlement, the prevailing market price of our common shares during the period in which the forward purchaser unwinds its hedge positions with respect to the forward sale agreement. Settlement will occur on one or more dates specified by us under the forward sale agreement no later than approximately 12 months after the date of this prospectus, subject to acceleration by the forward purchaser upon the occurrence of certain events. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreement.

We intend to use the net proceeds from our sale of 4,000,000 common shares in this offering to initially increase cash on our balance sheet and for general corporate purposes, which may include funding the Woolworths development projects and the funding of other development, expansion and acquisition opportunities. We expect to use any cash proceeds that we receive upon settlement of the forward sale agreement for general corporate purposes, which may include funding the Woolworths development projects, repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities. Pending the application of such net proceeds, we will invest such net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to continue to qualify for taxation as a REIT.

Some of the common shares offered hereby will be sold by the underwriters or their affiliates in connection with the forward sale agreement. As a result, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, will receive, in its capacity as the forward purchaser, at least 5% of the proceeds of this offering, not including the underwriting discount.

In addition, affiliates of certain of the underwriters are lenders, syndication agents, issuing banks and an administrative agent under our 2018 Senior Secured Credit Facilities and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sale agreement to the extent that we use any such proceeds to reduce the outstanding balance under such facilities. Affiliates of Goldman Sachs & Co. LLC, one of the underwriters in this offering, are participating lenders in our Australia Term Loan and New Zealand Term Loan, collectively, our ANZ Loans, and would receive a portion of the net proceeds from the physical settlement of the forward sale agreement to the extent that we use any such proceeds to reduce the outstanding balance under our ANZ Loans.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018:

•	on an actual basis;

•

on an as adjusted basis to give effect to (i) the sale by us of 4,000,000 common shares in this offering, after deducting the underwriting discount, and (ii) the issuance by us of 6,000,000 common shares upon the full physical settlement of the forward sale agreement based on an initial forward sale price of $23.53715 per share (which is the public offering price per share, less the underwriting discount per share), after deducting the estimated offering expenses payable by us and the application of the net proceeds from this offering.

The information below is illustrative only, and our capitalization following the completion of this offering and the settlement of the forward sale agreement will be determined by the form of settlement of the forward sale agreement, the timing of settlement, market interest rates and, if applicable under cash or net share settlement, the prevailing market price of our common shares during the period in which the forward purchaser unwinds its hedge positions with respect to the forward sale agreement. This table should be read in conjunction with the section entitled “Summary Selected Historical Condensed Consolidated Financial and Operating Data” in this prospectus and with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included in our September 11, 2018 Current Report and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which are incorporated herein by reference.

	As of June 30, 2018
(in thousands, except share amounts)	Actual	As adjusted
Cash and cash equivalents	$153,200	$385,322

Debt:
Borrowings under our revolving line of credit	$—	$—
Mortgage notes and term loans (1)	1,385,682	1,385,682
Sale-leaseback financing obligations	120,289	120,289
Capitalized lease obligations	38,890	38,890

Total debt	$1,544,861	$1,544,861

Shareholders’ equity (deficit) (2):
Common shares of beneficial interest, $0.01 par value per share —250,000,000 shares authorized and 143,459,052 shares issued and outstanding, actual; 250,000,000 shares authorized and 153,459,052 shares issued and outstanding, as adjusted	1,435	1,535
Paid-in capital	1,257,779	1,489,801
Accumulated deficit and distributions in excess of net earnings	(611,208)	(611,208)
Accumulated other comprehensive loss	(5,189)	(5,189)

Total shareholders’ equity	$642,817	$874,939

Total capitalization	$2,187,678	$2,419,800

(1)	Net of discount and deferred financing cost of $14,704 in the aggregate.

The table above does not include:

•

2,197,105 common shares issuable upon the cashless exercise of stock options outstanding as of June 30, 2018 under our pre-IPO equity incentive plans at a weighted average exercise price of $9.76 per share and a public offering price of $24.50 per share;

•

2,014,295 common shares issuable upon the settlement of restricted stock units outstanding as of June 30, 2018 under the 2010 Plan and the 2017 Plan, of which 609,528 common shares issuable upon the settlement of restricted stock units currently have vested but will not be settled until additional criteria are met; and

•	7,689,061 common shares reserved for future issuance under the 2017 Plan as of June 30, 2018.

(2)

Assumes the issuance by us of 6,000,000 common shares upon the full physical settlement of the forward sale agreement. There can be no assurance that we will receive any cash proceeds upon settlement of the forward sale agreement. See “Underwriting—Forward Sale Agreement.”

MARKET PRICE OF OUR COMMON SHARES

Our common shares have been listed on the NYSE under the symbol “COLD” since January 19, 2018. Prior to that time, there was no public market for our common shares. The following table sets forth the high and low closing prices of our common shares and the cash dividends per common share declared during the periods indicated.

	Price Range		Distributions Declared per Share
	High	Low
Year Ended December 31, 2018:
First Quarter (from January 19, 2018)	$19.08	$17.53	$0.13958	(1)
Second Quarter	$22.66	$18.58	$0.1875
Third Quarter (through September 13, 2018)	$25.18	$21.24	$0.1875	(2)

(1)

Our board of trustees authorized and we declared a prorated dividend of $0.13958 per share for the period commencing on January 19, 2018, and ending on March 31, 2018, which is equivalent to $0.1875 per share for a full quarterly period (or $0.75 per share per annum).

(2)

On September 11, 2018, our board of trustees declared a dividend of $0.1875 per share for the third quarter of 2018, which will be paid on October 15, 2018 to common shareholders of record on September 28, 2018.

On September 13, 2018, the closing price of our common shares on the NYSE was $25.18 per share. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common shares. On September 13, 2018, we had 10 holders of record of our common shares. This figure does not represent the actual number of beneficial owners of our common shares because our common shares are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the common shares.

MANAGEMENT

Our board of trustees is comprised of nine trustees, a majority of whom are “independent” in accordance with NYSE listing standards. Pursuant to our declaration of trust, each of our trustees will be elected by our shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies.

The following table sets forth certain information regarding our executive officers and trustees as of September 1, 2018. There are no family relationships among any of our trustees or executive officers.

Name	Age	Position(s)
Executive Officers
Fred W. Boehler	51	Chief Executive Officer, President and Trustee
Marc J. Smernoff	44	Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez	51	Chief Operating Officer and Executive Vice President
Andrea L. Darweesh	47	Chief Human Resources Officer and Executive Vice President
Thomas B. Musgrave	47	Chief Information Officer and Executive Vice President
David K. Stuver	52	Executive Vice President, Business Development and Supply Chain Solutions
James C. Snyder, Jr.	54	Chief Legal Officer and Executive Vice President
Thomas C. Novosel	60	Chief Accounting Officer and Senior Vice President

Current Non-Employee Trustees
George J. Alburger, Jr.	71	Trustee*
Ronald W. Burkle	65	Trustee
Jeffrey M. Gault	73	Chairman of the Board of Trustees
Bradley J. Gross	45	Trustee*
James R. Heistand	66	Trustee*
Michelle M. MacKay	52	Trustee*
Mark R. Patterson	57	Trustee*
Andrew P. Power	39	Trustee*

*	Our board of trustees has determined that this individual is independent for purposes of NYSE listing standards.

Executive Officers

Fred W. Boehler has served as our President and Chief Executive Officer and as a member of our board of trustees since December 2015. Prior to that, he served as our Chief Operating Officer from February 2013 until December 2015. Before joining our team, Mr. Boehler was a Senior Vice President at SUPERVALU INC. (NYSE: SVU) from March 2009 to February 2013 and held various positions at Borders Group, Inc. from November 1999 to March 2009, most recently serving as Senior Vice President, Logistics & Planning. Mr. Boehler received his bachelor’s degree from Wright State University and his M.B.A. from Northern Illinois University. We believe Mr. Boehler’s years of experience with us and other logistics companies, his comprehensive knowledge of our business and inside perspective of our day-to-day operations qualify him to serve on our board of trustees.

Marc J. Smernoff has served as our Chief Financial Officer and Executive Vice President since August 2015. Prior to that, he served as our Chief Administrative Officer and Executive Vice President from August 2014 until August 2015. From August 2004 through April 2015, he served as a Director at The Yucaipa Companies, LLC. Prior to joining Yucaipa, from 2003 to 2004 he was a Manager in the Transaction Services

group at KPMG, and from 2000 through 2002, he was an associate at Wells Fargo Securities. Mr. Smernoff was a member of our board of trustees from March 2008 until December 2009 and served on the board of directors of Eimskipafélag Islands hf (NASDAQ OMX: EIM) from September 2009 until September 2018. Mr. Smernoff is a certified public accountant. He received his bachelor’s degree from the University of California, Santa Barbara and his M.B.A. from UCLA.

Carlos V. Rodriguez has served as our Chief Operating Officer and Executive Vice President since September 2018. Prior to that, Mr. Rodriguez served as Senior Vice President, Distribution and Global Transportation Services, for Big Lots Stores (NYSE: BIG) from June 2012 to August 2018. Before that, he was Vice President of Supply Chain Operations for Office Depot (NASDAQ: ODP) from April 1998 to May 2012. Mr. Rodriguez received his bachelor’s degree from DeVry University, Chicago and received his M.B.A. from Loyola University of Chicago.

Andrea L. Darweesh has served as our Chief Human Resources Officer and Executive Vice President since September 2016. From November 2012 to February 2016, Ms. Darweesh served as Executive Vice President and Chief Human Resources Officer with The Weather Channel. Prior to that, Ms. Darweesh served as Vice President, Talent Management at Nordstrom Inc. (NYSE: JWN) from August 2008 to November 2012 and Vice President, Global Team Management at Equifax (NYSE: EFX) from 2006 to 2008. Ms. Darweesh received her bachelor’s degree from Texas Tech University and her M.B.A. from Emory University.

Thomas B. Musgrave has served as our Chief Information Officer and Executive Vice President since December 2013. Mr. Musgrave served as our Senior Vice President of Information Technology from February 2013 to December 2013 and our Vice President of Information Technology from October 2011 to February 2013. From October 2006 to October 2011, Mr. Musgrave served as the Vice President of Information Technology at Syncreon. Mr. Musgrave received his bachelor’s degree from North Central College.

David K. Stuver has served as our Executive Vice President, Business Development and Supply Chain Solutions since September 2018. From February 2013 to September 2018, Mr. Stuver served as our Senior Vice President, Distribution Support. Before joining our team, he was Vice President of Engineering at SUPERVALU INC. (NYSE: SVU) from December 2010 to February 2013 and served as Director of Engineering at Borders Group, Inc. from February 2004 to November 2010. Mr. Stuver received his bachelor’s degree from Georgia Tech and received his master’s degree in Systems Management from the University of Southern California.

James C. Snyder, Jr., has served as our Chief Legal Officer and Executive Vice President since March 2018. Prior to joining our team, Mr. Snyder served as the Chief Legal Officer to Pet Retail Brands, Inc. Prior to that, Mr. Snyder served as Senior Vice President, General Counsel and Secretary, to Family Dollar Store, now Dollar Tree, Inc. (NASDAQ: DLTR), from 2009 until 2015. Before joining Family Dollar Store, Mr. Snyder was employed by The Home Depot (NYSE: HD) from 2001 until 2009, where his last position was Vice President and Associate General Counsel for Legal and Risk Management. Mr. Snyder received his bachelor’s degree from Wake Forest University and received his juris doctorate from the George Washington University Law School.

Thomas C. Novosel has served as our Chief Accounting Officer and Senior Vice President since October 2013. Prior to joining our team, Mr. Novosel served as Chief Accounting Officer at Equity Lifestyle Properties (NYSE: ELS) from April 2012 to April 2013. From April 2010 to March 2012, he was an Audit Partner at Mueller & Company. From August 2005 to August 2009, Mr. Novosel was the National Managing Partner for the Construction, Real Estate and Hospitality practice at Grant Thornton. From April 2001 to October 2004, he served as Chief Accounting Officer at Apartment Investment and Management Company (NYSE: AIV). Prior to that he was an Audit Partner at Ernst & Young LLP. Mr. Novosel received his bachelor’s degree in public accounting from Loyola University of Chicago and is a Certified Public Accountant.

Non-Employee Trustees

George J. Alburger, Jr. has served as a member of our board of trustees since May 2010. Mr. Alburger has served as a member of the board of directors of Pennsylvania REIT (NYSE: PEI) since June 2017.

Mr. Alburger was formerly Executive Vice President and Chief Financial Officer of Liberty Property Trust (NYSE: LPT) from May 1995 until June 2016. Prior to that, Mr. Alburger served for nine years as Executive Vice President and Chief Financial Officer of EBL&S Property Management, Inc. Prior to joining EBL&S in 1982, Mr. Alburger was a senior manager at PriceWaterhouse LLP. Mr. Alburger is a certified public accountant and a member of the American Institute of Certified Public Accountants. He received his bachelor’s degree from Saint Joseph’s University. We believe Mr. Alburger’s financial and accounting background, deep industry knowledge and years of experience qualify him to serve on our board of trustees.

Ronald W. Burkle has served as a member of our board of trustees since May 2018. Mr. Burkle founded The Yucaipa Companies in 1986 and is widely recognized as one of the preeminent investors in the retail, distribution, technology, entertainment, sports and hospitality industries. He has served as Chairman of the Board and/or controlling shareholder of numerous companies through The Yucaipa Companies, including Soho House, Golden State Foods, Dominick’s, Fred Meyer, Ralphs and Food4Less. Mr. Burkle is Co-Chairman of the Burkle Center for International Relations at UCLA and is broadly involved in the community. He is a member of the Board of The Scripps Research Institute, the National Urban League and Frank Lloyd Wright Conservancy. He is a trustee of the Carter Center, and AIDS Project Los Angeles (APLA). Mr. Burkle was the Founder and Chairman of the Ralphs/Food4Less Foundation and the Fred Meyer Inc. Foundation. He previously served as a member of the boards of Occidental Petroleum Corporation (NYSE: OXY), KB Home (NYSE: KBH), Kaufman & Broad S.A. (Euronext: KOF), Yahoo! (Nasdaq: YHOO), the J. Paul Getty Trust, the Los Angeles County Museum of Art, The Music Center and the Museum of Contemporary Art, Los Angeles. Mr. Burkle has received numerous honors and awards, including the AFL-CIO’s Murray Green Meany Kirkland Community Service Award, the Los Angeles County Federation of Labor Man of the Year, the Los Angeles County Boy Scouts Jimmy Stewart Person of the Year Award and the APLA Commitment to Life Award. Mr. Burkle was previously a member of our board of trustees from December 2010 until January 2018. We believe Mr. Burkle’s three decades of extensive experience in private equity and business qualify him to serve on our board of trustees. Mr. Burkle is one of the designees of YF ART Holdings, as designated by affiliates of Yucaipa, to our board of trustees pursuant to the terms of our shareholders agreement that we entered into with affiliates of Yucaipa, the GS Entities, the Fortress Entity and Charm Progress Investment Limited in connection with our IPO, or our shareholders agreement.

Jeffrey M. Gault has served as a member of our board of trustees since November 2011. From February 2012 through March 2014, Mr. Gault served as our President and Chief Executive Officer. Since March 31, 2014, he has served as Chairman of our board of trustees. Mr. Gault is the founder and owner of Solus Property Company and its affiliates which was incorporated in 1979. He has 40 years of experience in the real estate industry having managed businesses and/or provided advisory services to affiliates of H. F. Ahmanson & Company, Home Savings of America, FA., SunAmerica, Inc., Hyatt Corporation, KB Home, Whitehall Funds, an affiliate of The Goldman Sachs Group, Inc., NorthStar Realty Finance and Westbrook Partners. Mr. Gault presently serves as the chairman of the board of Apollo Real Estate Finance, Inc. (NYSE: ARI) and is a member of the board of directors of Great Wolf Resorts, a Centerbridge Partners portfolio company. He has previously served as a member of the board of directors of Classic Party Rentals, an Apollo Global Management portfolio company and as a member of the board of Morgan’s Hotel Group (NYSE: MHGC). Mr. Gault is a member of the board of directors of our subsidiary, AmeriCold Logistics, LLC. Mr. Gault received his bachelor’s degree in architecture from the University of California at Berkeley and a master’s degree in Environmental Design from Yale University. He is a member and former trustee of the Urban Land Institute, former chairman of the Advisory Board of the Fisher Center for Real Estate & Urban Economics at the University of California and a member emeritus of the American Institute of Architects. We believe Mr. Gault’s experience in strategic planning, corporate finance and the real estate industry qualify him to serve on our board of trustees. Mr. Gault is one of the designees of YF ART Holdings, as designated by affiliates of Yucaipa, to our board of trustees pursuant to the terms of our shareholders agreement.

Bradley J. Gross has served as a member of our board of trustees since December 2010. Mr. Gross joined Goldman Sachs & Co. LLC, one of the underwriters in this offering, in 1995. He rejoined the firm after attending business school in 2000 and later was named Vice President in 2003, managing director in 2007 and, since 2012, has served as a partner. Mr. Gross has served as a member of the board of directors of Open Road Parent, LLC since June 2017, Griffon Corporation (NYSE: GFF) since September 2008, ProQuest Holdings LLC since November 2013, PSAV Holdings LLC since January 2014, Neovia Logistics Holdings, Ltd since February 2015 and MDC Partners since March 2017. From May 2011 to October 2015, Mr. Gross served on the board of directors of Flynn Restaurant Group, LLC and from September 2012 until August 2015, Mr. Gross served on the board of directors of Interline Brands, Inc. Additionally, from August 2007 until September 2014, Mr. Gross served on the board of directors of Aeroflex, Inc. Mr. Gross received his bachelor’s degree from Duke University and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Gross’s experience in corporate finance, mergers and acquisitions and prior board experience qualify him to serve on our board of trustees. Mr. Gross is the designee of the GS Entities to our board of trustees pursuant to the terms of our shareholders agreement. The GS Entities are affiliates of one of the underwriters in this offering.

James R. Heistand has served as a member of our board of trustees and as lead independent trustee since January 2018. Mr. Heistand has served as the President and Chief Executive Officer of Parkway Property Investments, LLC since October 2017. Before that, he served as President and Chief Executive Officer of Parkway Properties, Inc. from April 2012 until October 2016 and President and Chief Executive Officer of Parkway, Inc. from October 2016 until October 2017. He has been a member of the board of directors of Parkway Property Investments, LLC since 2016 and was a member of the board of directors of Legacy Parkway from December 2011 until 2016. Prior to joining Legacy Parkway, Mr. Heistand founded and served as chairman of Eola Capital LLC, a privately owned property management company, since its inception in 2000. Mr. Heistand is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a B.S. in Real Estate Finance. We believe Mr. Heistand’s deep experience in real estate strategic planning, investment, development and asset management qualifies him to serve on our board of trustees.

Michelle M. MacKay has served as a member of our board of trustees since January 2018. Ms. MacKay is currently a Senior Consultant to iStar Financial, a publicly traded REIT (NYSE: STAR). From 2003 through February 2017, Ms. Mackay was an Executive Vice President of Investments and, since 2009, Head of Capital Markets of iStar Financial. She also has served on its Senior Management Committee since 2010 and previously served on its Investment Committee from 2003 to 2010. Ms. MacKay previously served as a member of the Board of Directors of WCI Communities, Inc., a publicly traded company listed on the NYSE from 2010 until its acquisition by Lennar Corporation in February 2017. During her tenure on the Board of Directors of WCI, Ms. MacKay was Head of the Nominating and Governance Committee and also served as a member of the Compensation and Audit Committees. Ms. MacKay has more than 20 years of experience in the real estate industry. Her background includes investing in real estate through financings, direct ownership and structured products. Ms. MacKay also previously served as a Senior Vice President at UBS Paine Webber from 1998 to 2001 and as a Vice President at Chase Bank from 1996 to 1998. Ms. MacKay holds a B.A. in political science from the University of Connecticut and an M.B.A. from the University of Hartford. We believe Ms. MacKay’s extensive knowledge of the real estate industry, background in the capital markets, as well as leadership experience with a publicly traded REIT qualifies her to serve on our board of trustees.

Mark R. Patterson has served as a member of our board of trustees since January 2018. Mr. Patterson serves as President of MP Realty Advisors, LLC and has served in that role since January 2009. He also serves as a real estate consultant and financial advisor. From September 2010 until December 2014, Mr. Patterson served as Chief Executive Officer of Boomerang Systems, Inc. In August 2015, Boomerang Systems, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Prior to that, he served as the Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, Pierce, Fenner & Smith Incorporated, where he oversaw real estate investing activities from 2005 to 2009. Mr. Patterson also served as Global Head of Real Estate Investment Banking and Co-Head of Global Commercial Real Estate at the firm until 2009. He served as a member of the board of directors for GGP Inc. (NYSE: GGP) from 2011 to 2017, a member of the board of directors for UDR, Inc. (NYSE: UDR) since 2014, a member of the board of directors of Digital Realty Trust, Inc. (NYSE: DLR) since 2016 and a member of the board of directors for Investcorp (BSE: INVCORP).

He has a B.B.A. from the College of William and Mary and an M.B.A. from the Darden School of Business at the University of Virginia. He is also a certified public accountant. We believe Mr. Patterson’s financial and real estate industry expertise, extensive experience working with public companies in the real estate industry and experience on the boards of directors of public companies qualify him to serve on our board of trustees.

Andrew P. Power has served as a member of our board of trustees since January 2018. Mr. Power is the Chief Financial Officer of Digital Realty Trust, Inc. (NYSE: DLR) and has served in that role since May 2015. Prior to joining Digital Realty, Mr. Power was employed by Merrill Lynch, Pierce, Fenner & Smith Incorporated from 2011 to April 2015, where he most recently served as Managing Director of Real Estate, Gaming and Lodging Investment Banking, and was responsible for relationships with over 40 public and private companies. Mr. Power was employed by Citigroup Global Markets Inc. from 2004 to 2011 where he most recently served as Vice President. During his career, Mr. Power has managed the execution of public and private capital raises in excess of $30 billion, including the then-largest REIT IPO, and more than $19 billion of merger and acquisitions transactions. Mr. Power received a B.S. in Analytical Finance from Wake Forest University. We believe Mr. Power’s significant experience in the financial and real estate industries qualifies him to serve on our board of trustees.

Our Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance include the following:

•

at least a majority of our trustees are “independent” in accordance with NYSE listing standards and our board of trustees is comprised of at least a majority of trustees not appointed by any of Yucaipa or its affiliates or the GS Entities;

•	each of our audit, compensation and nominating and corporate governance committees is comprised of trustees that are “independent” in accordance with NYSE listing standards;

•	our independent trustees meet regularly in executive sessions without the presence of our officers or our non-independent trustees;

•

our board of trustees is not classified and each of our trustees is subject to re-election annually, and we will not classify our board of trustees in the future without the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees;

•	at least one of our trustees serving on our audit committee qualifies as an “audit committee financial expert” as defined by the SEC; and

•

we opted out of the Maryland business combination and control share acquisition statutes, and in the future will not opt in without the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees.

On any vote to opt in to Subtitle 8, the Maryland business combination statute, or the control share acquisition statute, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Board Committees

Our board of trustees has four committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the investment committee. Each committee reports to our board of trustees as it deems appropriate and as our board of trustees may request. Each committee has the composition, duties and responsibilities described below and each of the audit committee, the compensation committee and the nominating and corporate governance committee is comprised only of members who are “independent” in accordance with NYSE listing standards. Members serve on these committees until their resignations or until otherwise determined by our board of trustees. The charter of each of the audit committee, the compensation committee and the nominating and corporate governance committee is available on our website at www.americold.com. Our website is not part of this prospectus. In the future, our board of trustees may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

Our board of trustees has adopted a written charter for our audit committee that complies with NYSE listing standards. The primary purpose of our audit committee is to assist our board of trustees’ oversight of:

•	the integrity of our financial statements;

•	our internal financial reporting and compliance with our financial, accounting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

•	our independent registered public accounting firm’s annual audit of our financial statements and the approval of all audit and permissible non-audit services;

•	the performance of our internal audit function;

•	our legal and regulatory compliance; and

•	the approval of related party transactions.

Our audit committee is composed of Messrs. Alburger, Heistand and Power. Mr. Alburger serves as chair of our audit committee. Our board of trustees has determined affirmatively that (i) Mr. Alburger qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and (ii) each member of our audit committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our audit committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Compensation Committee

Our board of trustees has adopted a written charter for our compensation committee that complies with NYSE listing standards. The primary purposes of our compensation committee is to:

•	set the overall compensation philosophy, strategy and policies for our executive officers and trustees;

•

annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other key employees and evaluate performance in light of those goals and objectives;

•	review and determine the compensation of our trustees, Chief Executive Officer and other executive officers;

•	make recommendations to our board of trustees with respect to our incentive and equity-based compensation plans; and

•	review and approve employment agreements and other similar arrangements between us and our executive officers.

Our compensation committee is composed of Ms. MacKay and Messrs. Heistand and Power. Mr. Heistand serves as chair of our compensation committee. Our board of trustees has determined affirmatively that each member of our compensation committee meets the definition for “independence” for the purpose of serving on our compensation committee under applicable rules of the NYSE and each member of our compensation committee meets the definition of a “non-employee trustee” for the purpose of serving on our compensation committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our board of trustees has adopted a written charter for our nominating and corporate governance committee that complies with NYSE listing standards. The primary purposes of our nominating and corporate governance committee is to:

•	recommend to our board of trustees for approval the qualifications, qualities, skills and expertise required for board of trustees membership;

•

identify potential members of our board of trustees consistent with the criteria approved by our board of trustees and select and recommend to our board of trustees the trustee nominees for election at annual meetings of shareholders or to otherwise fill vacancies;

•	evaluate and make recommendations regarding the structure, membership and governance of the committees of our board of trustees;

•

develop and make recommendations to our board of trustees with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us; and

•	oversee the annual review of our board of trustees’ performance, including committees of our board of trustees.

Our nominating and corporate governance committee is comprised of Messrs. Alburger and Patterson and Ms. MacKay. Mr. Patterson serves as chair of our nominating and corporate governance committee. Our board of trustees has determined affirmatively that each member of our nominating and corporate governance committee meets the definition of independence under NYSE listing standards.

Investment Committee

Our board of trustees has adopted a written charter for our investment committee. The primary purpose of our investment committee is to:

•	serve as a working group and resource to our management team for input on our strategic plan;

•	evaluate and oversee development opportunities, expansion opportunities, acquisitions, capital expenditures and the incurrence of repair and maintenance expenses;

•	consider the risks associated with specific transactions; and

•	approve or review and recommend to our board of trustees the consummation of certain transactions.

Our investment committee is composed of Messrs. Gross and Patterson and Ms. MacKay. Ms. MacKay serves as chair of our investment committee.

Board Leadership Structure

Mr. Gault serves as the non-executive chairman of our board of trustees, Mr. Heistand serves as the lead independent trustee of our board of trustees and Mr. Boehler serves as our principal executive officer. Our board of trustees believes that separating the roles of chairman and principal executive officer provides us with strong independent governance and allows our principal executive officer to focus on the leadership and management of our business. Our amended and restated bylaws, or our bylaws, and corporate governance guidelines, however, provide us with the flexibility to consolidate these roles in the future, permitting the roles of chairman and principal executive officer to be filled by one individual. This provides our board of trustees with flexibility to determine whether these two roles should be combined in the future based on our needs and our board of trustees’ assessment of our leadership structure from time to time. Our board of trustees will re-evaluate its leadership structure on an ongoing basis and may change it as circumstances warrant.

Risk Oversight

Our board of trustees is currently responsible for overseeing our risk management process. Our board of trustees focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. Our board of trustees is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our board of trustees delegates to our audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of trustees as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.americold.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. Our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, on the compensation committee or board of directors of any other company of which any members of our compensation committee or any of our trustees is an executive officer.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information as of September 1, 2018 regarding the beneficial ownership of our common shares, immediately prior to this offering and as adjusted to give effect to this offering, by:

•	each person known by us to beneficially own 5% or more of our outstanding common shares;

•	the selling shareholders identified in the table below;

•	each of our trustees and named executive officers; and

•	all of our trustees and executive officers as a group.

For further information regarding material transactions between us and our trustees, executive officers or certain of our shareholders, including the selling shareholders, see “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report, which is incorporated herein by reference.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof, or has the right to acquire any such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and dispositive power over all common shares shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328.

Percentage of beneficial ownership is based on 143,459,052 common shares outstanding as of June 30, 2018, and assumes, as applicable and indicated in the following table, the issuance of 4,000,000 common shares by us in this offering, the sale of 27,260,000 common shares by the selling shareholders in this offering and the issuance by us of 6,000,000 common shares upon the full physical settlement of the forward sale agreement. Common shares subject to options that are currently exercisable or exercisable within 60 days of the date hereof are deemed to be outstanding and beneficially owned by the person holding the options. These common shares subject to options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

	Number of common shares beneficially owned prior to this offering	Percentage of common shares beneficially owned prior to this offering	Number of common shares beneficially owned upon the completion of this offering		Percentage of common shares beneficially owned upon the completion of this offering
			No exercise of underwriters’ option	Full exercise of underwriters’ option	No exercise of underwriters’ option (1)	Full exercise of underwriters’ option (2)
5% and selling shareholders:
YF ART Holdings GP, LLC (3)	54,952,774	38.3%	42,466,224	38,422,583	27.7%	25.0%
The Goldman Sachs Group, Inc. (4)	23,769,508	16.6%	16,231,587	14,686,228	10.6%	9.6%
CF Cold LP (5)	7,235,529	5.0%	—	—	—	—
Named executive officers and trustees:
Fred W. Boehler	218,592	*	218,592	218,592	*	*
Marc J. Smernoff	75,507	*	75,507	75,507	*	*
Thomas B. Musgrave (6)	88,476	*	88,476	88,476	*	*
George J. Alburger, Jr.	—	*	—	—	*	*
Ronald W. Burkle (3)	54,952,774	38.3%	42,466,224	38,422,583	27.7%	25.0%
Jeffrey M. Gault (7)	1,055,099	*	1,055,099	1,055,099	*	*
Bradley J. Gross	—	*	—	—	*	*
Thomas C. Novosel (8)	37,726	*	37,726	37,726	*	*
Andrea L. Darweesh (9)	120,000	*	120,000	120,000	*	*
James R. Heistand	31,250	*	31,250	31,250	*	*
Michelle M. MacKay	—	*	—	—	*	*
Mark R. Patterson	6,250	*	6,250	6,250	*	*
Andrew P. Power	—	*	—	—	*	*
All executive officers and trustees as a group (16 persons) (10)	56,615,897	39.1%	44,129,347	40,085,706	28.5%	25.9%

*	Indicates beneficial ownership of less than 1% of our outstanding common shares.
(1)

Assumes the issuance by us of 6,000,000 common shares upon the full physical settlement of the forward sale agreement. In the event we do not issue any of our common shares pursuant to the forward sale agreement, upon the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional common shares from selling shareholders: YF ART GP (as defined below) would beneficially own 28.8% of our common shares; the GS Group (as defined below) would beneficially own 11.0% of our common shares; CF Cold LP would no longer beneficially own any of our common shares; and all executive officers and trustees as a group would own 29.7% of our common shares. Ronald W. Burkle indirectly controls YF ART GP and may be deemed to have voting and dispositive power with respect to the common shares directly owned by YF ART Holdings and therefore be deemed to be the beneficial owner of the common shares held by such entities, but disclaims beneficial ownership of such common shares, except to the extent of his pecuniary interest therein.

(2)

Assumes the issuance by us of 6,000,000 common shares upon the full physical settlement of the forward sale agreement. In the event we do not issue any of our common shares pursuant to the forward sale agreement, upon the completion of this offering and assuming full exercise of the underwriters’ option to purchase additional common shares from selling shareholders: YF ART GP would beneficially own 26.1% of our common shares; the GS Group would beneficially own 10.0% of our common shares; CF Cold LP would no longer beneficially own any of our common shares; and all executive officers and trustees as a group would own 27.0% of our common shares. Ronald W. Burkle indirectly controls YF ART GP and may be deemed to have voting and dispositive power with respect to the common shares directly owned by YF ART Holdings and therefore be deemed to be the beneficial owner of the common shares held by such entities, but disclaims beneficial ownership of such common shares, except to the extent of his pecuniary interest therein.

(3)

YF ART Holdings GP, LLC, or YF ART GP, is the general partner of YF ART Holdings. The limited partner of YF ART Holdings is YF ART Holdings Aggregator, LLC, which is wholly owned by private equity funds affiliated with Yucaipa. YF ART GP is wholly owned by private equity funds affiliated with Yucaipa. Ronald W. Burkle indirectly controls YF ART GP and may be deemed to have voting and dispositive power with respect to the common shares directly owned by YF ART Holdings and therefore be deemed to be the beneficial owner of the common shares held by such entities, but disclaims beneficial ownership of such common shares, except to the extent of his pecuniary interest therein. YF ART GP’s address is 9130 West Sunset Boulevard, Los Angeles, California 90069. YF ART Holdings will sell 12,486,550 common shares as a selling shareholder in this offering (or 16,530,191 common shares if the underwriters exercise in full their option to purchase additional common shares from selling shareholders).
(4)

Prior to the completion of this offering, consists of 8,489,979 common shares held directly by GS Capital Partners VI Fund, L.P., or GS VI, 2,334,622 common shares held directly by GS Capital Partners VI Parallel, L.P., or GS Parallel VI, 7,061,705 common shares held indirectly by GS Capital Partners VI Offshore Fund, L.P., or GS Offshore, 301,776 common shares held indirectly by GS Capital Partners VI GmbH & Co. KG, or GS GmbH, 5,456,426 common shares held indirectly by Opportunity Partners Offshore-B Co-Invest AIV, L.P., or Opportunity, and together with GS VI, GS Parallel VI, GS Offshore and GS GmbH, the “GS Control Entities,” and 125,000 common shares held directly by Goldman Sachs & Co. LLC, one of the underwriters in this offering, and indirectly by The Goldman Sachs Group, Inc., or GS Group. The GS Control Entities and Goldman Sachs & Co. LLC are affiliates of GS Group. The GS Control Entities, of which affiliates of GS Group are the general partner, managing general partner or investment manager, share voting and dispositive power with certain of their respective affiliates. GS Group disclaims beneficial ownership of the common shares held directly or indirectly by the GS Control Entities except to the extent of their pecuniary interests therein, if any. The address of the GS Control Entities and GS Group is 200 West Street, New York, New York 10282. We have been advised that the GS Entities are affiliates of Goldman Sachs & Co. LLC, one of the underwriters in this offering. We have also been advised that the GS Entities acquired their investment in us in the ordinary course of business, not for resale, and that they did not have, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common shares. The GS Entities will sell 7,537,921 common shares as selling shareholders in this offering (or 9,083,280 common shares if the underwriters exercise in full their option to purchase additional common shares from selling shareholders).

(5)

CF Cold LP, also referred to as the Fortress Entity, is an investment vehicle affiliated with Fortress Investment Group LLC, an investment manager of private equity funds and credit funds specializing in asset-based investing. The address of Fortress Investment Group LLC is 1345 Avenue of the Americas, New York, New York 10105. The Fortress Entity will sell 7,235,529 common shares as a selling shareholder in this offering.

(6)	Includes 23,000 common shares issuable upon the exercise of options currently exercisable.
(7)	Includes 1,001,747 common shares issuable upon the exercise of options currently exercisable.
(8)	Includes 15,000 common shares issuable upon the exercise of options currently exercisable.
(9)	Consists of 120,000 of common shares issuable upon the exercise of options currently exercisable.
(10)	Includes 1,159,747 common shares issuable upon the exercise of options currently exercisable.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended or revised from time to time by our board of trustees without notice to, or a vote of, our shareholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary business objective is to increase shareholder value by serving our customers, growing our market share, enhancing our operating and financial results and increasing cash flows from operations. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our strategic objectives, see “Summary—Investments in Our Warehouses” in this prospectus.

We pursue our investment objectives primarily through the ownership by our operating partnership of the warehouses in our real estate portfolio and other acquired properties and assets. We invest primarily in industrial real estate in the form of “mission-critical” temperature-controlled warehouses. Our future investment and development activities are not currently limited to any geographic area or property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase, lease or develop income-producing temperature-controlled warehouses and other types of properties for long-term investment, expand and improve the warehouses we presently own or acquire, or dispose of such warehouses, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without significantly affecting our diversification and, therefore, provide us with flexibility in structuring our real estate portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness. We may also finance the acquisition of properties with new indebtedness.

Investments in Mortgage Loans

We have not engaged in any significant investments in mortgage loans and do not presently intend to invest in mortgage loans. However, we may do so at the discretion of our board of trustees, without notice to, or a vote of, our shareholders, subject to the investment restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. If we choose to invest in mortgage loans, we would expect them to be secured by temperature-controlled warehouses. However, there is no restriction on the proportion of our assets which may be invested in a type of mortgage loan or any single mortgage loan or type of mortgage loan. Investments in mortgage loans run the risk that one or more borrowers thereunder may default and that collateral therefor may not be sufficient to enable us to recoup our full investment or expected return.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We currently do not have any set criteria with respect to these potential investments. We may acquire all or substantially all of the securities or assets of other REITs or entities where such investments would be consistent with our investment policies. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, or the Investment Company Act. During the past three years, we have not invested in the securities of other entities for purposes of exercising control.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Dispositions

We continuously evaluate our real estate portfolio to identify which properties are most suitable to meet our long-term business objectives. Periodically, we may determine that a specific property should be sold due to business and/or financial considerations. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own, potentially in connection with acquiring interests in other properties.

For a discussion of our investment and disposition activity over the past three years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our historical consolidated financial statements included in our September 11, 2018 Current Report and in our Quarterly Reports, which are incorporated herein by reference.

Financing Policies

We do not have a policy limiting the amount of indebtedness we incur, nor do our declaration of trust and our bylaws limit the amount or percentage of indebtedness that we may incur. We are, however, subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness. For example, under our 2018 Senior Secured Credit Facilities we have agreed to, among other things, limit our ability to incur additional indebtedness, engage in certain actions, make investments, dispositions and distributions and encumber certain of our assets, and under certain mortgage loan agreements, we have agreed not to further finance or encumber the properties that are mortgaged thereunder. Our board of trustees may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization from time to time. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could materially and adversely affect our financial condition, liquidity and results of operations and our ability to make distributions to our shareholders.

To the extent our board of trustees determines to increase our capital, we may issue equity securities or equity-related securities, incur debt or retain earnings (subject to provisions in the Code requiring distributions of taxable income to maintain REIT status), or a combination of these methods.

To the extent that our board of trustees determines to incur additional indebtedness, we intend to do so generally through our 2018 Senior Secured Credit Facilities, mortgages on our unencumbered properties or additional debt securities in the future. Such indebtedness may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. We do not have a policy limiting the liens we can place on our assets or the number or amount of mortgages that may be placed on any particular property, but our 2018 Senior Secured Credit Facilities limit the amount and type of encumbrances we can put on our assets, including our real property. Our mortgage loans limit additional indebtedness on the properties that are mortgaged thereunder. In the future, we may seek to extend, expand, reduce, refinance or renew our mortgage loans or obtain new credit facilities or lines of credit to meet our business needs.

For a discussion of our outstanding indebtedness and 2018 Senior Secured Credit Facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness” in our September 11, 2018 Current Report, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding and Available Indebtedness” in our Quarterly Reports and our historical consolidated financial statements and related notes, included in our September 11, 2018 Current Report and in our Quarterly Reports, which are incorporated herein by reference.

Lending Policies

We may consider offering purchase money financing in connection with the sale of our properties where the provision of such financing will increase the value received by us for the property sold.

Conflict of Interest Policies

We have adopted policies that are designed to eliminate or otherwise minimize certain potential conflicts of interest, including a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and trustees and our company. To complement the code of business conduct and ethics, we have also adopted a related party policy to address the reporting, review and approval or ratification of related party transactions. In addition, our board of trustees is subject to certain provisions of Maryland law, which are also designed to eliminate or otherwise minimize conflicts.

However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Trustee and Officer Transactions

Pursuant to the Maryland General Corporation Law, or the MGCL, a contract or other transaction between a Maryland corporation and one of its directors or between the Maryland corporation and any other corporation or other entity in which any of its directors has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•

the fact of the common directorship or interest is disclosed or known to the board of directors of the Maryland corporation or a committee of the board of directors, and such board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to the stockholders of the Maryland corporation, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to the Maryland corporation.

Although this provision of the MGCL is not specifically applicable to Maryland real estate investment trusts, such as our company, we believe a Maryland court would likely look to this provision by analogy.

Moreover, our bylaws specifically provide that the safe harbor for interested director transactions under the MGCL shall be available for, and apply to, any contract or other transaction between us and any of our trustees or between us and any other trust, corporation, firm or other entity in which any of our trustees is a trustee or director or has a material financial interest.

Under Delaware law (where our operating partnership was formed), we, as general partner, have a fiduciary duty to our operating partnership and, consequently, transactions between our operating partnership and our trustees and executive officers or between our operating partnership and any other corporation or entity in which any of our trustees is a trustee or director or has a material financial interest, are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement. Under the terms of the partnership agreement, we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause our operating partnership to take any actions. Furthermore, in the event of a conflict of interest between the interests of our shareholders and the limited partners, the partnership agreement provides that we must endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners; provided, however, that for so long as we directly own a controlling interest in our operating partnership, any such conflict that we, in our sole discretion, determine cannot be resolved in a manner not adverse to either our shareholders or the limited partners will be resolved in favor of our shareholders. We have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such trustee or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees even if less than a quorum. Where appropriate in the judgment of the disinterested trustees, our board of trustees may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of trustees will have no obligation to do so.

Business Opportunities

In order to address potential conflicts of interest between us and Yucaipa, the GS Entities and the Fortress Entity, our declaration of trust contains provisions regulating and defining the conduct of our affairs as they may involve Yucaipa (including its affiliates), the GS Entities (including its affiliates) or the Fortress Entity (including its affiliates) and any of their respective officers, trustees, directors, partners, members, managers, employees or other agents, or related persons, and our powers, rights, duties and liabilities and those of our officers, trustees, or employees in connection with our relationship with Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons. In general, these provisions recognize that we and Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons may engage or invest, directly or indirectly, in the same or similar business activities or lines of business, have an interest in the same areas of business opportunities and will continue to have contractual and business relations with each other, including officers or directors of Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons serving as our trustees.

Under our declaration of trust, to the maximum extent permitted by law:

•

Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons will have the right to (and will have no obligation to abstain from exercising such right to) engage or invest, directly or indirectly, in the same or similar business activities or lines of business as us or our affiliates, do business with any of our customers, suppliers or lessors, or employ or otherwise engage any of our officers, trustees or employees; and

•

If Yucaipa, the GS Entities or the Fortress Entity (or any of their respective affiliates or related persons) acquires knowledge of a potential transaction that could be a business opportunity, we, our affiliates and our shareholders will have no interest or expectancy in such opportunity, and they will have no obligation to present, communicate or offer such business opportunity to us, our affiliates or our shareholders. Rather, they will have the right to hold and exploit such opportunity for their own account or to direct, recommend, sell, assign or otherwise transfer such opportunity to any person or entity.

Notwithstanding the foregoing, our declaration of trust provides that we do not renounce any interest or expectancy that we may have under applicable law in any business opportunity that is expressly offered to a related person solely in, and as a direct result of, his or her capacity as our trustee, officer, or employee. If our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer shall be a related person by virtue of his or her respective relationship with Yucaipa, the GS Entities or the Fortress Entity or their respective affiliates, then any business opportunity offered to such officer shall be deemed to have been offered solely in, and as a direct result of, such officer’s capacity as an officer of our company unless such offer clearly and expressly is presented to such officer solely in, and as a direct result of, his or her capacity as an officer, trustee, director, partner, member, manager, employee or other agent of Yucaipa, the GS Entities or the Fortress Entity or their respective affiliates. For purposes of the foregoing, “business opportunity” is defined as a business opportunity that we are financially able to undertake, that we are not prohibited by contract or applicable law from pursuing or undertaking, that, from its nature, is in our line of business, that is of practical advantage to us, and in which we have an interest or a reasonable expectancy.

Any amendment to these provisions of our declaration of trust requires the affirmative vote of shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. No amendment to these provisions of our declaration of trust will eliminate, reduce, apply to or have any effect on (a) the protections afforded to Yucaipa, the GS Entities or the Fortress Entity or their respective affiliates with respect to any investments, activities or opportunities of which they become aware prior to such amendment or (b) any matter occurring, or any cause of action, suit or claim that, but for these provisions of our declaration of trust, would accrue or arise, prior to such amendment.

Repurchase of Common Shares

We have authority to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future if approved by our board of trustees.

Policies With Respect to Other Activities

We have the authority to offer common shares, preferred shares or options to purchase common shares or preferred shares in exchange for property. We have not issued any common shares or preferred shares in exchange for property over the past three years and our board of trustees has no present intention of causing us to issue any common shares or preferred shares in exchange for property upon the completion of this offering.

In addition, our declaration of trust authorizes our board of trustees, without shareholder approval, to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class or series of beneficial interest. See “Description of Shares of Beneficial Interest.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless, because of circumstances or changes in the Code or the Treasury Regulations, our board of trustees determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

Reporting Policies

We make available to our shareholders our annual reports, including our audited financial statements. In accordance with the information reporting requirements of the Exchange Act, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following description summarizes the terms of our shares of beneficial interest. While we believe that the following description covers the material terms of our shares of beneficial interest, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the documents incorporated herein by reference, our declaration of trust and bylaws and the relevant provisions of Maryland law for a more complete understanding of our shares of beneficial interest. Copies of our declaration of trust and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.” For purposes of this section, the terms “we,” “us,” “our” and “our company” refer to Americold Realty Trust and not to any of its subsidiaries.

General

Our declaration of trust provides that our company may issue up to 250,000,000 common shares of beneficial interest, $0.01 par value per share, and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share, or preferred shares, of which 125 preferred shares are designated as Series A cumulative non-voting preferred shares of beneficial interest, $0.01 par value per share, and 375,000 preferred shares are designated as Series C cumulative convertible voting preferred shares of beneficial interest, $0.01 par value per share. Upon the completion of this offering and assuming the issuance of 6,000,000 common shares upon the full physical settlement of the forward sale agreement, 153,459,052 common shares will be issued and outstanding and no preferred shares will be outstanding. Under Maryland law, a shareholder of a REIT is not liable for the REIT’s debts or obligations solely as a result of its status as a shareholder.

Common Shares

All common shares offered hereby will be duly authorized, fully paid and non-assessable. Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in the assets of our company legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such common shares will possess the exclusive voting power. Each of our trustees will be elected by a majority of the votes cast with respect to such trustee at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected, provided that in any contested election the trustees shall be elected by a plurality of the votes cast at any meeting of shareholders duly called and at which a quorum is present and trustees are to be elected. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining common shares will not be able to elect any trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restrictions on the ownership and transfer of shares of beneficial interest, all common shares have equal dividend, liquidation and other rights.

Our declaration of trust authorizes our board of trustees to reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. In addition, our declaration of trust authorizes our board of trustees, without shareholder approval, to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class or series of beneficial interest.

Preferred Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, into one or more series, as authorized by our board of trustees. Prior to issuance of preferred shares of any series, our board of trustees is required by Maryland law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for such series. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Power to Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause us to issue such classified or reclassified shares of beneficial interest will provide our company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. Although our board of trustees has no intention at the present time of doing so, it could authorize our company to issue a class or series of shares of beneficial interest that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Restrictions on Transfer

To qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT was made). Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT was made). See “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Organizational Requirements.”

Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that no individual (including certain entities treated as individuals) may own, or be deemed to own by virtue of the relevant applicable attribution rules of the Code, more than 9.8% (in value) of our outstanding shares, or the Ownership Limit. Our declaration of trust further prohibits (a) any person from beneficially or constructively owning our shares of beneficial interest that would result in our company being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, (b) any person from transferring shares of beneficial interest of our company if such transfer would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons and (c) any person from beneficially owning our shares to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (after taking into account for such purpose the statutory presumptions set forth in Section 897(h)(4)(E) of the Code).

Our board of trustees is required to exempt a proposed transferee (prospectively or retrospectively) from the Ownership Limit (but not any of the other restrictions on the transfer or ownership of our shares of beneficial interest) or establish or increase an excepted holder limit for such person, or an Excepted Holder, if the proposed transferee provides our board of trustees with information, satisfactory in the sole and absolute discretion of our board of trustees, demonstrating: (a) that such exemption would not result in our company being “closely held” within the meaning of Section 856(h) of the Code; (b) that such holder does not own, beneficially or constructively, an interest in a tenant of our company (or a tenant of any entity owned or controlled by our company) that would cause our company to own, directly or indirectly, more than a 9.8% interest in such a tenant other than a tenant from whom our company (or an entity owned or controlled by our company) derives and is expected to continue to derive a sufficiently small amount of revenue that the rent from such tenant would not, in the opinion of our board of trustees, adversely affect our ability to qualify as a REIT; and (c) that such exemption would not otherwise result in our failure to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of trustees that it will not violate the three aforementioned restrictions while such person beneficially or constructively owns our shares of beneficial interest in excess of the Ownership Limit. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Trust (as defined below). In connection with granting a waiver of the Ownership Limit or creating or modifying an Excepted Holder limit, or at any other time, our board of trustees may increase or decrease the Ownership Limit unless, after giving effect to any increased or decreased Ownership Limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares. A decreased Ownership Limit will not apply to any person or entity whose percentage of ownership of our shares is in excess of the decreased Ownership Limit until the person or entity’s ownership of our shares equals or falls below the decreased Ownership Limit, but any further acquisition of our shares will be subject to the decreased Ownership Limit. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT prior to granting an exemption.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of beneficial interest of our company that resulted in a transfer of shares to the Trust, is required to give written notice immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior written notice) to our company and provide our company with such other information as our company may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our declaration of trust, if any transfer of our shares of beneficial interest would result in our shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning our shares of beneficial interest in excess or in violation of the other transfer or ownership limitations described above, or a Prohibited Owner, then that number of shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share), will be automatically transferred to a trust, or the Trust, for the exclusive benefit of one or more charitable beneficiaries designated by us, or the Charitable Beneficiary, and the Prohibited Owner may not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our declaration of trust) prior to the date of the violative transfer. Shares of beneficial interest held in the Trust will constitute issued and outstanding shares of beneficial interest. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Trust, and will have no rights to dividends or possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Trust. The trustee of the Trust, or the Trustee, will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights are to be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to us discovering that shares of beneficial interest have been transferred to the Trustee will be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid must be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee will be held in trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that the shares of beneficial interest have been transferred to the Trust, the Trustee will have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if our company has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Trust, the Trustee must sell the shares of beneficial interest held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee must distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our declaration of trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Trust, the shares are sold by a Prohibited Owner, then (i) the shares will be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for the shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Trustee upon demand.

In addition, our shares of beneficial interest held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We have the right to accept any offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to our company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

To the extent shares of beneficial interest of our company are certificated, all certificates evidencing common shares and preferred shares will bear a legend referring to the restrictions described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including our common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of the owner, the number of shares of each class and series of our shares of beneficial interest which the owner beneficially owns and a description of the manner in which the shares are held and whether the beneficial owner of the shares is a “foreign person” within the meaning of Section 897(h) of the Code. Each such owner must provide any additional information as we may reasonably request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT or as a “domestically controlled qualified investment entity” and to ensure compliance with the Ownership Limit. In addition, each shareholder is, upon reasonable demand, required to provide to us any relevant information we reasonably request in order to determine our status as a REIT or as a “domestically controlled qualified investment entity” and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. To reduce the ability of our board of trustees to use these ownership limitations to delay, defer or prevent a transaction or a change in control of our company, our declaration of trust requires our board of trustees to grant a waiver of these ownership limitations if the person seeking a waiver demonstrates that such ownership would not jeopardize our status as a REIT.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CONSTITUENT DOCUMENTS

The following is a summary of certain provisions of Maryland law and of our declaration of trust and our bylaws. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the documents incorporated herein by reference, our declaration of trust and bylaws and the relevant provisions of Maryland law for a more complete understanding of these provisions. Copies of our declaration of trust and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.” For purposes of this section, the terms “we,” “us,” “our” and “our company” refer to Americold Realty Trust and not to any of its subsidiaries.

Our Board of Trustees

Our declaration of trust and bylaws provide that the number of our trustees may be established only by our board of trustees but may never be less than the minimum number required by Maryland law, and our bylaws provide that the number of our trustees may not be more than 15. However, pursuant to our shareholders agreement, any action by our board of trustees to increase the number of trustees shall require the prior written consent of (i) YF ART Holdings, so long as YF ART Holdings beneficially owns 10% or more of our fully diluted outstanding shares (as such term is defined in our shareholders agreement), and (ii) the GS Entities, so long as the GS Entities beneficially own 10% or more of our fully diluted outstanding shares. We currently have nine trustees. There is no cumulative voting in the election of trustees, and a trustee is elected by a majority of the votes cast in the election of trustees, provided that in any contested election the trustees shall be elected by a plurality of the votes cast.

Pursuant to our shareholders agreement, among other matters, YF ART Holdings and the GS Entities are entitled to designate members of our board of trustees and YF ART Holdings is entitled to appoint an observer to our board of trustees, in each case, based on their ownership of our fully diluted outstanding shares. For more information on these arrangements, see “Certain Relationships and Related Transactions, and Director Independence—Shareholders Agreement and Related Agreements” in our Annual Report, which is incorporated herein by reference.

Our declaration of trust and bylaws provide that any vacancy on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum of our board of trustees, and any trustee elected to fill a vacancy shall serve for the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies. However, pursuant to our shareholders agreement, each of YF ART Holdings and the GS Entities will have the exclusive right to designate an individual to fill a vacancy caused by the resignation, removal or death of a trustee designated by such party.

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for “cause” (as defined in our declaration of trust), and then only by the affirmative vote of shareholders entitled to cast two-thirds of the votes entitled to be cast generally in the election of trustees; provided, however, pursuant to our shareholders agreement, each of affiliates of Yucaipa and the GS Entities will have the right to remove a trustee designated by such party, in each case from our board of trustees for any reason. The foregoing provision of our declaration of trust, when coupled with the power of our board of trustees to fill vacant trusteeships and the rights of each of affiliates of Yucaipa and the GS Entities to designate an individual to fill a vacancy of a trustee designated by such party, precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, as applicable to Maryland real estate investment trusts, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and an interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust’s outstanding voting shares; or

•

an affiliate or associate of the trust who, at any time within the two-year period before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the trust’s then outstanding shares.

A person is not an interested shareholder under the statute if the trust’s board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. In approving the transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

After the five-year prohibition, any business combination between the Maryland REIT and the interested shareholder generally must be recommended by the trust’s board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting shares of beneficial interest of the trust; and

•

two-thirds of the votes entitled to be cast by holders of outstanding shares of voting shares of beneficial interest of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s shareholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust’s board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Our board of trustees has, by resolution, elected to opt out of the business combination provisions of the MGCL, and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested shareholder of ours. This resolution may not be modified or repealed by our board of trustees without the affirmative vote at a duly called meeting of shareholders of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees. Accordingly, the five-year prohibition and the supermajority vote requirements described above will not apply to a business combination between us and any other person, including Yucaipa or the GS Entities. As a result, any person may be able to enter into business combinations with us, which may not be in your best interest as a shareholder, within five years of becoming an interested shareholder and without compliance by us with the supermajority vote requirements and other provisions of the MGCL. In addition, we cannot assure you that our board of trustees will not opt to be subject to such business combination provisions at any time in the future and seek shareholder approval therefor.

On any vote to opt in to the business combination statute, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Control Share Acquisitions

The MGCL, as applicable to Maryland real estate investment trusts, provides that a holder of “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by a vote of shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers of the trust or by employees of the trust who are trustees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of beneficial interest that, if aggregated with all other shares of beneficial interest owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the trust. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain limitations and conditions, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of shareholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for the control shares are approved at a shareholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. This provision may not be amended by our board of trustees without the affirmative vote at a duly called meeting of shareholders of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees. In the event that our bylaws are so amended to modify or eliminate this provision, an acquisition of our shares of beneficial interest may constitute a control share acquisition.

On any vote to opt in to the control share acquisition statute, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Subtitle 8

Subtitle 8, as applicable to Maryland real estate investment trusts, permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the board of trustees;

•

a requirement that a vacancy on the board of trustees be filled only by the remaining trustees in office and (if the board is classified) for the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies; and

•	a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

We have elected not to be subject to Subtitle 8 unless approved by the affirmative vote of at least a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees to remove a trustee for cause from our board of trustees (provided that, pursuant to our shareholders agreement, each of YF ART Holdings and the GS Entities will have the right to remove a trustee designated by such party), (b) vest in our board of trustees the exclusive power to fix the number of trustees, by vote of a majority of the entire board (provided that, pursuant to our shareholders agreement, any action by our board of trustees to increase the number of trustees shall require the prior written consent of (i) YF ART Holdings, so long as YF ART Holdings beneficially owns 10% or more of our fully diluted outstanding shares (as such term is defined in our shareholders agreement), and (ii) the GS Entities, so long as the GS Entities beneficially own 10% or more of our fully diluted outstanding shares), (c) require that a vacancy on our board of trustees be filled only by the affirmative vote of a majority of the remaining trustees and for the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies (provided that, pursuant to our shareholders agreement, each of YF ART Holdings and the GS Entities will have the right to designate an individual to fill a vacancy of a trustee designated by such party) and (d) require, unless called by the Chairman of our board of trustees, our Chief Executive Officer, our President or our board of trustees, the request of shareholders entitled to cast a majority of votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders to call a special meeting to act on the matter.

On any vote to opt in to Subtitle 8, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Amendment to Our Declaration of Trust and Bylaws

Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust, convert into another entity or merge, unless approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides for the approval of such actions by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, except for amendments to the declaration of trust related to amendments to transfer and ownership restrictions, the termination provision, the indemnification provision, the removal of trustees for cause, the waiver of certain business opportunities and the provision related to amending these provisions, the approval of which requires the affirmative vote of the shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Under Maryland law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or Maryland law without the affirmative vote of the shareholders. Our declaration of trust permits such action by our board of trustees. In addition, pursuant to our shareholders agreement, the amendment of certain provisions in our declaration of trust related to our shareholders agreement will require the prior written consent of YF ART Holdings, the GS Entities and the Fortress Entity, in each case if then a party to our shareholders agreement.

Our declaration of trust authorizes our board of trustees to reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. In addition, our declaration of trust authorizes our board of trustees, without shareholder approval, to amend our declaration of trust from time to time to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of authorized shares of any class or series of beneficial interest.

Both our board of trustees and our shareholders have the power to amend our bylaws, except for any amendment to the provisions of our bylaws (i) exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest, the approval of which requires the affirmative vote of a majority of the votes cast on the matter by our shareholders at a duly called meeting and (ii) amending the amendment provision of our bylaws, the approval of which requires the affirmative vote of a majority of the votes cast on the matter by our shareholders at a duly called meeting and the approval of our board of trustees. In addition, pursuant to our shareholders agreement, the amendment of certain provisions of the bylaws relating to the rights of Yucaipa, the GS Entities and the Fortress Entity will require the prior written consent of YF ART Holdings, the GS Entities and the Fortress Entity, in each case if then a party to our shareholders agreement.

Meetings of Shareholders

Under our bylaws, an annual meeting of shareholders shall be held each year at a convenient location and on proper notice on the date and at the time and place determined by our board of trustees. Special meetings of our shareholders may be called by the Chairman of our board of trustees, our Chief Executive Officer, our President or our board of trustees. Our bylaws provide that a special meeting of our shareholders to act on any matter that may properly be considered at a meeting of our shareholders shall also be called by our Secretary upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and have provided the information required by our bylaws. Our Secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of such special meeting and, upon payment to the trust by such requesting shareholders of such costs, the Secretary shall give notice to each shareholder entitled to notice of such special meeting. Only the business specified in the notice of the meeting may be brought before a special meeting of our shareholders.

Shareholder Action by Written Consent

Our declaration of trust permits shareholder action by consent in lieu of a meeting to the extent permitted by our bylaws. Our bylaws provide that any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting, other than matters specifically required under our bylaws to be considered at a duly held meeting of shareholders, (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and filed with the minutes of proceedings of the shareholders or (b) if the action is advised and submitted to the shareholders for approval by our board of trustees and a consent in writing or by electronic transmission of shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of shareholders is delivered to the trust in accordance with the vote required to authorize or take such action at a meeting of shareholders.

Business Opportunities

In order to address potential conflicts of interest between us and Yucaipa, the GS Entities and the Fortress Entity, our declaration of trust contains provisions regulating and defining the conduct of our affairs as they may involve Yucaipa (including its affiliates), the GS Entities (including its affiliates) or the Fortress Entity (including its affiliates) and any of their respective officers, trustees, directors, partners, members, managers, employees or other agents, or related persons, and our powers, rights, duties and liabilities and those of our officers, trustees, or employees in connection with our relationship with Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons. In general, these provisions recognize that we and Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons may engage or invest, directly or indirectly, in the same or similar business activities or lines of business, have an interest in the same areas of business opportunities and will continue to have contractual and business relations with each other, including officers or directors of Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons serving as our trustees.

Under our declaration of trust, to the maximum extent permitted by law:

•

Yucaipa, the GS Entities and the Fortress Entity and their respective affiliates and related persons will have the right, and will have no obligation to abstain from exercising such right, to engage or invest, directly or indirectly, in the same or similar business activities or lines of business as us or our affiliates, do business with any of our customers, suppliers or lessors, or employ or otherwise engage any of our officers, trustees or employees; and

•

If Yucaipa, the GS Entities or the Fortress Entity (or any of their respective affiliates or related persons) acquires knowledge of a potential transaction that could be a business opportunity, we, our affiliates and our shareholders will have no interest or expectancy in such opportunity, and they will have no obligation to present, communicate or offer such business opportunity to us, our affiliates or our shareholders. Rather, they will have the right to hold and exploit such opportunity for their own account or to direct, recommend, sell, assign or otherwise transfer such opportunity to any person or entity.

Notwithstanding the foregoing, our declaration of trust provides that we do not renounce any interest or expectancy that we may have under applicable law in any business opportunity that is expressly offered to a related person solely in, and as a direct result of, his or her capacity as our trustee, officer, or employee. If our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer shall be a related person by virtue of his or her respective relationship with Yucaipa, the GS Entities or the Fortress Entity or their respective affiliates, then any business opportunity offered to such officer shall be deemed to have been offered solely in, and as a direct result of, such officer’s capacity as an officer of our company unless such offer clearly and expressly is presented to such officer solely in, and as a direct result of, his or her capacity as an officer, trustee, director, partner, member, manager, employee or other agent of Yucaipa, the GS Entities or the Fortress Entity or their respective affiliates. For purposes of the foregoing, “business opportunity” is defined as a business opportunity that we are financially able to undertake, that we are not prohibited by contract or applicable law from pursuing or undertaking, that, from its nature, is in our line of business, that is of practical advantage to us, and in which we have an interest or a reasonable expectancy.

Any amendment to these provisions of our declaration of trust requires the affirmative vote of shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. No amendment to these provisions of our declaration of trust will eliminate, reduce, apply to or have any effect on (a) the protections afforded to Yucaipa, the GS Entities or the Fortress Entity or their respective affiliates with respect to any investments, activities or opportunities of which they become aware prior to such amendment or (b) any matter occurring, or any cause of action, suit or claim that, but for these provisions of our declaration of trust, would accrue or arise, prior to such amendment.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that nominations of individuals for election as trustees and proposals of business to be considered by shareholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by any shareholder who was a shareholder of record at the record date set by our board of trustees for the purpose of determining shareholders entitled to vote at the meeting, at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. Shareholders generally must provide notice to our Secretary not earlier than 9:00 a.m., Eastern Time, on the 150th day or later than 5:00 p.m, Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of our shareholders. Nominations of individuals for election as trustees at a special meeting of shareholders may be made only (1) by or at the direction of our board of trustees or (2) if the special meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record at the record date set by our board of trustees for the purpose of determining shareholders entitled to vote at the meeting, at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of our bylaws. Shareholders generally must provide notice to our Secretary not earlier than 9:00 a.m., Eastern Time, on the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day following the day on which first public announcement of the date of such special meeting is made.

A shareholder’s notice must contain certain information specified by our bylaws about the shareholder, its affiliates and any proposed business or nominee for election as a trustee, including information about the economic interest of the shareholder, its affiliates and any proposed nominee in us.

Effect of Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

The restrictions on ownership and transfer of our shares of beneficial interest discussed under the caption “Description of Shares of Beneficial Interest—Restrictions on Transfer” prevent any person from acquiring more than 9.8% (in value) of our outstanding shares without the approval of our board of trustees. These ownership limits might delay, defer or prevent a change in control of us. Further, our board of trustees has the power to amend our declaration of trust from time to time to increase the aggregate number of authorized shares or the number of authorized shares of any class or series, to classify and reclassify any unissued shares into other classes or series of shares of beneficial interest, and to authorize us to issue the newly-classified shares, as discussed under the captions “Description of Shares of Beneficial Interest—Common Shares,” “Description of Shares of Beneficial Interest—Preferred Shares” and “Description of Shares of Beneficial Interest—Power to Issue Additional Common Shares and Preferred Shares,” and could authorize the issuance of common shares or preferred shares or another class or series of shares of beneficial interest, that could have the effect of delaying, deferring or preventing a change in control of our company. We believe that the power to amend our declaration of trust from time to time to increase the aggregate number of authorized shares or the number of authorized shares of any class or series and to classify or reclassify unissued common shares or preferred shares, without shareholder approval, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our declaration of trust and bylaws also provide that the number of trustees may be established only by our board of trustees, which prevents our shareholders from increasing the number of our trustees and filling any vacancies created by such increase with their own nominees.

The provisions of our declaration of trust and bylaws discussed above under the captions “—Meetings of Shareholders” and “—Advance Notice of Trustee Nominations and New Business” require shareholders seeking to call a special meeting, nominate an individual for election as a trustee or propose other business at an annual meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of our business strategies and policies as determined by our board of trustees and promote good corporate governance by providing us with clear procedures for calling special meetings, information about a shareholder proponent’s interest in us and adequate time to consider shareholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for our shareholders to remove incumbent trustees or fill vacancies on our board of trustees with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for our shareholders or otherwise be in the best interest of our shareholders. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of Maryland law could have similar anti-takeover effects. Similarly, if we opt back in to the business combination statute after shareholder approval, those provisions of Maryland law could have similar anti-takeover effects. On any vote to opt in to Subtitle 8, the Maryland business combination statute, or the control share acquisition statute, YF ART Holdings (including its affiliates) will vote its common shares for and against the matter in the same proportion as the number of votes cast for and against the proposal to opt in by other shareholders until YF ART Holdings (including its affiliates) ceases to own at least 20% of the outstanding voting power.

Exclusive Forum

Our declaration of trust provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for any internal corporate claim (as defined by the MGCL, as applicable to us pursuant to the Maryland REIT Law, or the MRL), and (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our trustees, officers or other employees to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees, officers or other employees arising pursuant to any provision of the MGCL or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees, officers or other employees that is governed by the internal affairs doctrine.

Limitation of Liability and Indemnification of Trustees and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our declaration of trust contains a provision that eliminates our trustees’ and officers’ liability to us and our shareholders for money damages to the maximum extent permitted by Maryland law.

The MRL permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits a Maryland corporation from indemnifying a director or officer who has been adjudged liable in a suit by the corporation or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by the corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our declaration of trust and our bylaws obligate us to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as our trustee, observer on our board of trustees or officer; or

•

while a trustee, observer on our board of trustees or officer and at our request, as a director, officer, partner, trustee, member, manager, employee or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust or employee benefit plan or any other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of our company or any of our predecessors.

Indemnification Agreements

We have entered into indemnification agreements with each of our trustees and executive officers and any observer to our board of trustees as described in “Executive Compensation—Indemnification Agreements with Executive Officers and Trustees” in our Annual Report, which is incorporated herein by reference.

SHARES ELIGIBLE FOR FUTURE SALE

Future issuances or resales of substantial amounts of our common shares, or the perception that such issuances or resales may occur, could adversely affect the prevailing market price of our common shares. We cannot predict the effect, if any, that future issuances or resales of common shares, or the availability of common shares for future issuances or resales, will have on the market price of our common shares prevailing from time to time.

Based upon the number of common shares outstanding as of June 30, 2018, after giving effect to this offering and assuming the issuance of 6,000,000 common shares upon the full physical settlement of the forward sale agreement, we will have 153,459,052 common shares outstanding. See “Underwriting—Forward Sale Agreement.” The common shares sold in this offering and any common shares that we deliver to settle the forward sale agreement will be, and the common shares sold in our IPO are, freely tradable without restriction or further registration under the Securities Act, except for any such common shares which may be held or acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The 63,633,221 common shares (or 58,044,221 common shares if the underwriters exercise in full their option to purchase additional common shares) that will be, upon the completion of this offering, beneficially owned by our trustees, executive officers, other affiliates, including Yucaipa and the GS Entities, and certain other shareholders, will be “restricted securities” within the meaning of Rule 144 under the Securities Act. These restricted securities will be eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration, such as under Rule 144. See “—Registration Rights” below.

Rule 144

Rule 144 generally allows a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned common shares for at least six months, to sell an unlimited number of common shares if current public information about us is available and, after owning such shares for at least one year, to sell an unlimited number of our common shares without condition. Our affiliates who have beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of common shares that does not exceed the greater of:

•

1% of the number of our common shares then outstanding, which will equal approximately 1,534,591 common shares immediately after this offering, based on the number of our common shares outstanding as of June 30, 2018 and assuming the issuance of 6,000,000 common shares upon the full physical settlement of the forward sale agreement, or

•	the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a person who purchased common shares pursuant to a written compensatory plan or contract, and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days, to sell these shares in reliance upon Rule 144, but without being subject to the public information requirements, holding period requirements, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Equity Incentive Plans

As of June 30, 2018, 2,197,105 common shares issuable upon the cashless exercise of stock options were outstanding under our pre-IPO equity incentive plans at a weighted average exercise price of $9.76 per share and a public offering price of $24.50 per share, and 703,356 restricted stock units were outstanding that were previously granted under the 2010 Plan. Of the 703,356 restricted stock units outstanding, 609,528 currently have vested but will not be settled until additional criteria are met. Our pre-IPO equity incentive plans have been terminated or have expired and, as a result, no further grants will be made under our pre-IPO equity incentive plans.

As of June 30, 2018, no stock options and 1,310,939 restricted stock units were outstanding under the 2017 Plan. In addition, 7,689,061 common shares were reserved for future issuance under the 2017 Plan as of June 30, 2018.

We have filed with the SEC a registration statement on Form S-8 covering common shares issuable pursuant to options and restricted stock units outstanding under our pre-IPO equity incentive plans and the 2017 Plan. Accordingly, common shares registered under such registration statements are available for sale in the open market, unless such common shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Registration Rights

Our registration rights agreement includes provisions for demand and piggyback registration rights in favor of YF ART Holdings, the GS Entities and the Fortress Entity and their respective affiliates that hold common shares directly (including any affiliate of Yucaipa that holds common shares directly). Pursuant to these registration rights, these shareholders are entitled to cause us, subject to their consultation with a coordination committee (as such committee is described under “Certain Relationships and Related Transactions, and Director Independence—Shareholders Agreement and Related Agreements” in our Annual Report, which is incorporated herein by reference) and, at our own expense, to file registration statements under the Securities Act covering sales of our common shares held by them, or to cause us to register their common shares for sale on our registration statement in the event that we commence a public offering of our common shares on our own behalf or on behalf of any other shareholders. If any of these shareholders require that we register our common shares held by them, affiliates of Yucaipa, the GS Entities and the Fortress Entity, as the case may be, may request that their common shares be included in such registration in proportion to the common shares held by the shareholder requiring the registration that are included in the registration. In accordance with our registration rights agreement, YF ART Holdings, the GS Entities and the Fortress Entity have exercised their piggyback registration rights to participate in this offering. The Fortress Entity is selling all of its common shares as a selling shareholder in this offering and as a result will have no further rights or obligations under our registration rights agreement following this offering (subject to certain exceptions). The common shares subject to these registration rights will represent approximately 37.2% of our common shares outstanding upon the completion of this offering, or 33.7% if the underwriters exercise their option to purchase additional common shares from selling shareholders in full, in each case, on a fully diluted basis and assuming the issuance of 6,000,000 common shares upon the full physical settlement of the forward sale agreement. These common shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to certain restrictions in the case of common shares held by persons deemed to be our affiliates. See “—Rule 144” in this prospectus and “Certain Relationships and Related Transactions, and Director Independence—Shareholders Agreement and Related Agreements” in our Annual Report, which is incorporated herein by reference.

Lock-Up Agreements

We, our executive officers, trustees, YF ART Holdings, the GS Entities and the Fortress Entity have agreed not to dispose of or hedge any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares for 60 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters in this offering, subject to certain exceptions, such as our ability to deliver common shares to settle the forward sale agreement and, with respect to YF ART Holdings, any transfer of common shares by YF ART Holdings pursuant to the margin loan agreement, dated March 8, 2018, between YF ART Holdings and the lenders and agents party thereto, and except for common shares sold by us and the selling shareholders in this offering. See “Underwriting.” In addition, YF ART Holdings has agreed with us not to dispose of or hedge more than 27,476,387 of its common shares or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares for 270 days after the date of our IPO (i.e., through October 15, 2018) without first obtaining our written consent, subject to certain exceptions. When the restrictions under the lock-up arrangements expire or are waived, the related common shares (or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares) will be available for resale, in some cases subject to the requirements of Rule 144 under the Securities Act, as described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general summary of material U.S. federal income tax considerations regarding our company and the ownership of our common shares is based on the Code; the current, temporary, and proposed Treasury Regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the IRS; and court decisions, in each case as of the date of this prospectus, all of which may be repealed, revoked or modified, possibly with retroactive effect. The administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Although, as described below, we have received two prior rulings from the IRS and we recently entered into a closing agreement with the IRS on certain issues, we have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT in connection with this prospectus, and the statements included in, or incorporated by reference into, this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with the applicable organizational documents or operating agreements.

This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary is for general information only, and does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special treatment under the federal income tax rules (except as specifically provided below), including without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations (except as described in “—Taxation of Tax-Exempt Holders of Our Common Shares”);

•	S corporations;

•	traders in securities that elect to mark to market;

•	partnerships and pass-through entities;

•	persons holding our shares indirectly through other vehicles, such as partnerships, trusts, or other entities;

•	regulated investment companies and REITs;

•	broker dealers and dealers in securities or currencies;

•	U.S. expatriates;

•	trusts and estates;

•	holders who receive our shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or risk reduction or constructive sale transaction;

•	persons beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us; and

•	U.S. shareholders whose functional currency is not the U.S. dollar.

This summary assumes that you will hold our common shares as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). In addition, this summary does not address the alternative minimum tax provisions of the Code (except where specifically noted), state, local, or non-U.S. tax considerations, or taxes other than income taxes (except where specifically noted). The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend upon the shareholder’s particular tax circumstances.

We urge you, as a prospective shareholder, to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale or other disposition of our common shares and of our election to be taxed as a REIT for U.S. federal income tax purposes, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

New Tax Reform Legislation Enacted December 22, 2017

On December 22, 2017, the President signed into law H.R. 1, which generally takes effect for taxable years beginning on or after January 1, 2018 (subject to certain exceptions). This legislation makes many changes to the U.S. federal income tax laws that significantly impact the taxation of individuals, corporations (both regular C corporations as well as corporations that have elected to be taxed as REITs), and the taxation of taxpayers with overseas assets and operations. These changes are generally effective for taxable years beginning after December 31, 2017. However, a number of changes that reduce the tax rates applicable to noncorporate taxpayers (including a new 20% deduction for qualified REIT dividends that reduces the effective rate of regular income tax on such income), and also limit the ability of such taxpayers to claim certain deductions, will expire for taxable years beginning after 2025 unless Congress acts to extend them.

These changes will impact us and our shareholders in various ways, some of which are adverse relative to prior law, and this summary of material U.S. federal income tax considerations incorporates these changes where material. To date, the IRS has issued only limited guidance with respect to certain provisions of the new law. There are numerous interpretive issues and ambiguities that will require guidance and that are not clearly addressed in the Conference Report that accompanied H.R. 1. Technical corrections legislation will likely be needed to clarify certain of the new provisions and give proper effect to Congressional intent. There can be no assurance, however, that technical clarifications or other legislative changes that may be needed to prevent unintended or unforeseen tax consequences will be enacted by Congress anytime soon.

Taxation of Our Company

General

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1999. We believe that, beginning with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code and intend to continue to be organized and operate in such a manner. However, qualification and taxation as a REIT depend upon our continuing ability to satisfy the numerous asset, income, share ownership and distribution tests imposed under the Code, the satisfaction of which depends, in part, on our operating results. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

The provisions of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the provisions of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the express language of the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

In connection with this offering, King & Spalding LLP expects to render an opinion, to be delivered prior to the effectiveness of our registration statement, subject to certain qualifications, assumptions and limitations, that:

(1)

We have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of our taxable years ended December 31, 2014 through December 31, 2017, and our organization and current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2018 and future taxable years.

(2)

The statements set forth in this prospectus under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Investors should be aware that the opinion of King & Spalding LLP will also be based upon other customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations as to the nature and value of our assets, the nature and character of our income, our organizational documents and shareholder ownership, and the present and future conduct of our business. The opinion of King & Spalding LLP will also be based on the closing agreement that we entered into with the IRS. See “—IRS Closing Agreement.”

The opinion of King & Spalding LLP will not be binding upon the IRS or any court. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, the numerous asset, income, share ownership and distribution tests, discussed below, the satisfaction of which depend in part on our operating results, the results of which have not been and will not be reviewed by King & Spalding LLP on a continuing basis.

Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will satisfy such requirements for any particular taxable year. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. King & Spalding LLP has no obligation to update its opinion subsequent to the date thereof and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion. The opinion of King & Spalding LLP does not foreclose the possibility that we may have to utilize the relief provisions discussed below in circumstances not contemplated above, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to retain our REIT qualification.

IRS Closing Agreement

Prior to our IPO, King & Spalding LLP identified certain potential issues relating to the status of the storage revenues derived from our Australian and New Zealand warehouse customers as qualifying rents from real property, or Qualifying Rents, for purposes of the 75% and 95% gross income tests that apply to REITs. See “—Gross Income Tests” below. We refer to the revenues from these properties that we received prior to the implementation of certain remediation measures as the “affected storage revenues.” These issues arose as a result of departures from certain representations made in connection with the 2004 Ruling (as defined below) with respect to such customers and also as a result of certain provisions of intercompany agreements between our Australian and New Zealand TRSs and our qualified REIT subsidiary that own or lease our Australian and New Zealand warehouse facilities. King & Spalding LLP determined that these potential issues might result in such storage revenues failing to be treated as Qualifying Rents, and that, if such characterization were determined to be correct, we may not have satisfied the 95% gross income test in certain taxable years. Although we believed that we met the Income Tests notwithstanding the issues identified by King & Spalding LLP, in order to resolve any uncertainty, we made a voluntary disclosure of these potential issues to the IRS and filed a request for closing agreement, or the Request, with the IRS on November 16, 2016. In the Request, we asked the IRS to determine that the Australian and New Zealand storage revenues constituted Qualifying Rents notwithstanding the potential issues noted in the Request, or, in the alternative, that any potential failure to satisfy the 95% gross income test due to such issues was due to reasonable cause and not willful neglect, and thus we would be treated as having satisfied the 95% gross income test under Section 856(c)(6) of the Code, or the Reasonable Cause Exception, notwithstanding any such failure. See “—Gross Income Test Relief Provisions” below for a description of the Reasonable Cause Exception. We took steps to remediate the potential issues noted in the Request and completed them by June 30, 2017 after obtaining certain lender approvals.

After concluding that an IRS determination as to whether the Australian and New Zealand storage revenues constituted Qualifying Rents was likely to entail significant delay and potentially interfere with timely completion of our IPO, we entered into a definitive closing agreement with the IRS which (i) treats the affected storage revenues as nonqualifying gross income but determines that the Reasonable Cause Exception applies for each taxable year where we determined there was a potential failure of the 95% gross income test, and (ii) determines that any failure to satisfy the 95% gross income test for our 2017 taxable year that resulted from treating the affected storage revenues received during such year prior to our obtaining lender consent for certain remediation measures as nonqualifying gross income would be due to reasonable cause and not due to willful neglect. Thus, if we failed to satisfy the 95% gross income test for 2017 as a result of the issues that are the subject of the closing agreement, we would not lose our REIT status provided we comply with certain procedural requirements, and in that event a tax would be imposed under Section 857(b)(5) of the Code equal to the amount by which our qualifying income is less than 95% of our total gross income multiplied by a fraction intended to reflect our profitability. The payment made to the IRS pursuant to the closing agreement was approximately $4.3 million. We believe that we failed to satisfy the 95% gross income test for 2017 as a result of the issues noted above, but that the tax imposed as a result of such failure will not be material.

Taxation of REITs in General

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that we distribute currently to our shareholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to shareholders. This treatment substantially eliminates the “double taxation” of earnings (meaning taxation at both the corporate level and shareholder level) that ordinarily results from investment in a regular corporation (a C corporation that does not qualify as a REIT or for other special classification under the Code). In general, income generated by a REIT is taxed only at the shareholder level upon a distribution of dividends by the REIT to its shareholders. Under H.R. 1, commencing for taxable years beginning on or after January 1, 2018, regular C corporations that have not elected REIT tax status will be subject to U.S. federal income tax at a rate of 21%, as opposed to the maximum tax rate of 35% that previously was in effect. In addition, the alternative minimum tax for corporations has been repealed. The reduction in the corporate income tax rate has reduced, but not eliminated, the competitive advantage that REITs enjoy relative to non-REIT corporations. In addition, H.R. 1 temporarily reduces the effective maximum rate of U.S. federal income tax on qualified REIT dividends received by U.S. holders of

REIT shares that are individuals, estates and trusts relative to prior law, and in that respect H.R. 1 has temporarily enhanced the attractiveness of investing in REITs for such holders. See “—Taxation of U.S. Holders of Our Common Shares—Distributions Generally.” Finally, the reduction in the corporate tax rate and repeal of the corporate alternative minimum tax may be beneficial to our TRSs, which are taxed as regular C corporations.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income taxation in the following circumstances:

•

We will be taxed at the regular corporate rate (currently 21%) on our REIT taxable income, including net capital gains that we do not distribute to shareholders during, or within a specified time after, the calendar year in which the income is earned.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at a rate of 21%.

•

If due to reasonable cause and not willful neglect we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests as described below (other than a de minimis failure of the 5% asset test or the 10% vote or value test) due to reasonable cause and not due to willful neglect, but we nonetheless maintain our REIT qualification because of specified cure provisions (including the requirement to dispose of the nonqualifying assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure), we will be required to pay a tax in an amount equal to the greater of $50,000 per failure or the corporate tax rate (currently 21%) multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior taxable years, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed plus any retained amounts on which income tax has been paid at the corporate level.

•

If we acquire appreciated assets from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the regular corporate rate (currently 21%), unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

•	We will be required to pay a 100% tax on certain transactions with our TRSs that are not conducted on an arm’s length basis. See “—Penalty Tax.”

•	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. See “—Taxation of U.S. Holders of Our Common Shares—Distributions Generally.”

•	The earnings of any subsidiaries that are C corporations, including any TRSs, are subject to federal corporate income tax at a rate of 21%.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Organizational Requirements.”

In addition, we and our subsidiaries may be subject to a variety of taxes not discussed here, including payroll taxes and state, local, and foreign income, property, and other taxes on our assets and operations, some of which may apply because such jurisdictions may not treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Other countries may impose taxes on our or our subsidiaries’ operations within their jurisdictions. Furthermore, as a REIT, neither we nor our shareholders will derive a significant benefit from foreign tax credits arising from those taxes. However, in certain circumstances our TRSs may benefit from foreign tax credits arising from those taxes.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3.	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT;

4.	that is not a financial institution or an insurance company subject to special provisions of the Code;

5.	that is beneficially owned by 100 or more persons;

6.

not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, including specified entities treated as individuals for this purpose, during the last half of each taxable year;

7.	that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated,

8.	that uses a calendar year for federal income tax purposes and satisfies all relevant filing and other administrative requirements of the federal tax laws to maintain its REIT status;

9.	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

10.	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

11.	that has not been a party to certain spin-off transactions that are tax-deferred under section 355 of the Code during the preceding ten years but generally after December 7, 2015.

We must meet conditions (1) through (4), inclusive, and (8) and (10) during our entire taxable year and we must meet condition (5) during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

To monitor compliance with the share ownership requirements for a REIT, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our capital shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. We could be subject to monetary penalties if we fail to comply with these recordkeeping requirements. A shareholder that fails or refuses to comply with this demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

We believe that we have been organized, have operated and have issued sufficient shares of capital shares with sufficient diversity of ownership to allow us to satisfy conditions (1) through (11), inclusive, during the relevant time periods. In addition, our declaration of trust provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These share ownership and transfer restrictions are described in “Description of Shares of Beneficial Interest—Restrictions on Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, we will fail to qualify as a REIT. If, however, we comply with the rules described above that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

Ownership of Interests in Partnerships and Limited Liability Companies

An unincorporated domestic entity organized as a partnership or limited liability company under state law and wholly owned by a REIT (including through ownership in a qualified REIT subsidiary) will generally be treated as a disregarded entity for federal income tax purposes unless it elects otherwise. The assets, liabilities and items of gain, loss, deduction and credit of any such disregarded entity are attributed entirely to the parent REIT for all purposes under the Code, including all REIT qualification tests.

An unincorporated domestic entity that has two or more owners will be treated as a partnership for federal income tax purposes, unless it elects otherwise. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury

Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding certain securities. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.

We currently own 100% of the interests in our operating partnership (directly or through a qualified REIT subsidiary) and thus it is disregarded as an entity separate from our company for U.S. federal income tax purposes. Accordingly, 100% of the assets and items of income, gain, loss, deduction and credit of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, will be treated as our assets and items of income, gain, loss, deduction and credit for the purpose of applying the requirements described in this discussion, including the income and asset tests described below.

We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company in which we own an interest could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Ownership of Interests in Qualified REIT Subsidiaries

We may from time to time own and operate certain properties through wholly owned corporate subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own, directly or indirectly, 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a TRS, as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal income tax requirements described in this prospectus, any corporations in which we own a 100% interest (other than any TRSs) are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, although it may be subject to state and local taxation in some states. Furthermore, our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITS, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Ownership of Interests in Taxable REIT Subsidiaries

We currently hold interests in several TRSs, and may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing, directly or indirectly, more than 35% of the total voting power or value of the outstanding securities of such corporation. No more than 20% of the value of a REIT’s assets may consist of shares or securities of one or more TRSs. A REIT’s ownership of securities of TRSs will not be subject to the 10% or 5% asset test described below. See “—Asset Tests.” Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, a TRS is subject to federal corporate income tax as a regular C corporation at a rate of 21%. This may reduce the cash flow generated by us and our subsidiaries, in the aggregate, and may reduce our ability to make distributions to our shareholders.

Income earned by a TRS is not attributed to the REIT. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat dividends paid to us from such TRS, if any, as income. This income can affect our income and assets tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a TRS without affecting our status as a REIT. For example, we use TRSs to perform services or conduct activities that give rise to certain categories of income such as fees for the management of warehouses for third parties, and to provide services to tenants that we are not permitted to provide directly to tenants under the REIT rules. Additionally, all of our employees are employed by one or more of our TRSs. See “—Rents from Real Property.”

Several provisions of the Code regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to affiliated REITs. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a TRS if the IRS were to assert successfully that the economic arrangements between us and a TRS are not comparable to similar arrangements among unrelated parties.

Under amendments made by H.R. 1 to Section 172 of the Code, to the extent one or more of our TRSs have NOL carryforwards arising from losses sustained in taxable years beginning after December 31, 2017, the deduction for such carryforwards is limited to 80% of the TRS’s taxable income, and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

Gross Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property and from qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	“rents from real property”;

•	gain on the sale or other disposition of real property, other than property held primarily for sale to customers in the ordinary course of business;

•	abatements and refunds of taxes on real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs (but not dividends from a TRS);

•	income and gain derived from “foreclosure property”;

•	interest on debt secured by mortgages on real property or on interests in real property;

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amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (1) to make loans secured by mortgages on real property or on interests in real property or (2) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•

interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

For purposes of this test, interest on obligations secured by both real and personal property will be treated as qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property.

Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from sources that qualify for purposes of the 75% gross income test and from dividends (including dividends from our TRSs), interest, and gain from the sale or disposition of stock or securities, or any combination of these. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales, or an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both gross income tests. See “—Prohibited Transaction Income” below.

Rents from Real Property

Rents that we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of gross receipts or sales.

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In general, neither we nor an actual or constructive owner of 10% or more of our capital shares may actually or constructively own 10% or more of a tenant or a subtenant of a tenant, or the 10% tenant rule. Otherwise, the rent received from such a tenant (or subtenant) may be nonqualifying income unless the tenant or subtenant is a TRS and certain other requirements are met, as discussed below.

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as rents from real property.

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We normally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide services through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. Such services will not cause the rent we receive from those tenants to fail to qualify as rents from real property. Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (1) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (2) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

From time to time, we may lease space to one or more of our TRSs and we may be required to treat any rental payments under those leases as non-qualifying income for REIT purposes under the 10% tenant rule. In the event we enter into leases with any of our TRSs in the future, then, for purposes of the 10% tenant rule discussed above, rents received from such TRSs will not be excluded from the definition of “rents from real property” if at least 90% of the leased space at the property to which the rents relate is rented to qualifying third parties and the rents paid by the TRS are comparable to rents paid by our other tenants for comparable space. Whether rents paid by the TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS is modified and such modification results in an increase in rents payable by such TRS, any such increase will not qualify as rents from real property.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may decide not to satisfy some of these conditions to the extent the failure to comply with those conditions will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Substantially all of the rental income that we have received in the past and that we anticipate receiving in the future is derived from providing space to customers in our temperature-controlled storage facilities. Our management, trucking, and logistics businesses are carried out by some of our TRSs. We received a private letter ruling from the IRS in 2004, or the 2004 Ruling, substantially to the effect that, if certain conditions are met, (1) amounts we receive for providing space in our temperature-controlled warehouses will constitute rents from real property for purposes of the gross income tests and (2) the provision of product handling, transportation, and other supply-chain services to our customers by a TRS will not cause otherwise qualifying amounts we receive from our customers for providing space in our temperature-controlled warehouses to be nonqualified for purposes of the gross income tests. Our ability to rely on this ruling depends on the continuing accuracy of the facts and representations made to the IRS in connection with such ruling. As discussed under “—IRS Closing Agreement,” we entered into a closing agreement with the IRS pursuant to which we agreed to treat certain income from our Australian and New Zealand properties as nonqualifying income and the IRS agreed that any resulting failure was due to reasonable cause and not due to willful neglect for purposes of applying the Reasonable Cause Exception.

We also obtained a private letter ruling from the IRS in 1998 which provides that our temperature-controlled storage warehouses and central refrigeration systems constitute real property for purposes of the gross income tests described above and the asset tests described below. Recently finalized Treasury Regulations, or the New Real Property Regulations, have revised the definition of “real property” for purposes of the REIT rules and provided an example that reaches a conclusion consistent with the 1998 private letter ruling in the context of a REIT that leased a temperature-controlled storage warehouse to a tenant under a long-term lease. The 1998 private letter ruling did not address the treatment of our racking systems as real property. While we believe our racking systems also constitute real property under the New Real Property Regulations and the law as it existed prior to the effective date of such regulations, such treatment depends on the application of a number of factors, including permanence, useful life, and frequency and ease of removal, and no assurance can be given that the IRS would not challenge such conclusion. Even if the racking systems were considered to be personal property based on the multiple-factor test in the New Real Property Regulations, then for taxable years commencing after December 31, 2015, so long as the value of such racking systems (and any other personal property leased in connection with our leases of real property) represents no more than 15% of the aggregate real and personal property leased to our customers, as we believe to be the case, such racking systems should be treated as real property and any rents attributable thereto should be treated as qualifying rents. For prior taxable years, while rents attributable to such racking systems would be treated as qualifying rents, the racking systems themselves would not be treated as real property. However, we believe that we would still satisfy the various asset tests described below.

Income from Hedging Transactions

From time to time, we intend to enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income we derive from a hedging transaction that is clearly identified as a hedging transaction as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of (and thus will be exempt from) the 95% gross income test and the 75% gross income test. A “hedging transaction” means either (1) any transaction entered into in the normal course of our business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) and (3) any transaction entered into to “offset” transactions described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging transactions (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the regular corporate rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Foreign Currency Gains

We have investments in entities and properties located outside the United States. In addition, in the future we may acquire or invest in additional entities or properties located outside the United States. These acquisitions could cause us to incur foreign currency gains or losses.

Certain foreign currency gains, to the extent attributable to specified assets or items of qualifying income or gain for purposes of the 75% or 95% gross income test, generally will not constitute gross income for purposes of the applicable test, and therefore will be exempt from such test, provided we do not deal in or engage in substantial and regular trading in securities, which we do not intend to do. While we may recognize foreign currency gains that will be nonqualifying income for purposes of the 75% and 95% gross income tests, we do not expect that any such foreign currency gains will adversely affect our ability to comply with such tests.

Ownership of Interests in Controlled Foreign Corporations

We own interests in TRSs that are “controlled foreign corporations” for U.S. federal income tax purposes. We will be deemed to earn certain types of income earned by our controlled foreign corporations, whether or not such income is actually distributed to our operating partnership. We will also be deemed to earn other income that is earned but not distributed by our controlled foreign corporations to the extent such corporations are considered to own or guarantee our debt. This income will not qualify for the 75% gross income test, and it is unclear whether it will qualify for the 95% gross income test. We intend to manage the types of income earned, and the timing of distributions made, by our controlled foreign corporations to avoid realizing income that would cause us to fail to satisfy the 75% or 95% gross income test.

H.R. 1 modifies the taxation of income earned by our foreign TRSs in certain respects. In particular, we are required to include in taxable income the undistributed post-1986 earnings and profits of such TRSs reduced by certain deductions, subject to an election to make such inclusion in installments over a period of eight years. Such income, when included, is disregarded for purposes of our compliance with the REIT gross income tests. H.R. 1 also requires us to include in gross income the “global intangible low-taxed income,” or GILTI, determined with respect to our controlled foreign corporations, regardless of whether any distributions are made by our controlled foreign corporations. GILTI is generally equal to the excess, if any, of our pro rata share of the net income (as specially determined for this purpose, taking into account a number of modifications) of our controlled foreign corporations over a deemed return with respect to certain tangible investments made by our controlled foreign corporations. Any GILTI recognized by us will not qualify for the 75% gross income test and likely will not qualify for the 95% gross income test. We intend to manage the operations of our controlled foreign corporations, and our ownership of stock of such corporations, to avoid realizing income that would cause us to fail to satisfy the 75% or 95% gross income test.

Gross Income Test Relief Provisions

We will monitor the amount of nonqualifying income we earn and will take actions intended to keep this income within the limitations of the REIT gross income tests. While we expect these actions will prevent a violation of the REIT gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code, which we refer to above as the Reasonable Cause Exception. We generally may make use of the Reasonable Cause Exception if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•

following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we attach a schedule to our U.S. federal income tax return setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with applicable Treasury Regulations.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of the Reasonable Cause Exception. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If the Reasonable Cause Exception does not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of REITs in General,” even if the Reasonable Cause Exception applies, and we retain our status as a REIT, a tax would be imposed with respect to our excess nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income. As discussed above under “—IRS Closing Agreement,” we have relied on the Reasonable Cause Exception for the 2017 and certain prior taxable years with respect to certain storage revenues derived from our Australian and New Zealand warehouses during such years.

Prohibited Transaction Income

Any gain (including any net foreign currency gain) that we realize on the sale of property (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe-harbor exceptions apply. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains recognized by any TRS or any other taxable corporation, although such income will be subject to tax in the hands of such corporation at the regular corporate income tax rate (currently 21%).

Penalty Tax

Any “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income” we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our TRSs, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted if the amounts were determined on an arm’s-length basis. Redetermined TRS service income means the gross income of one of our TRSs attributable to services provided to, or on behalf of, us, to the extent the amount of such income would be increased on distribution, apportionment, or allocation under section 482 of the Code. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Our TRSs provide certain services to our tenants. We attempt to set the fees paid to our TRSs for such services at arm’s-length rates, supported by appropriate transfer pricing studies, although the fees paid may not satisfy the safe-harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect income. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of the amount of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature and diversification of our assets. For purposes of these tests, we will be deemed to own our proportionate share of the assets of any partnership or limited liability company treated as a partnership for federal income tax purposes based on our capital interest in such entity, subject to special rules relating to the 10% value test described below.

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First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items, and certain government securities. The term “real estate assets” includes real property (including interests in real property and interests in mortgages on real property), shares (or transferable certificates of beneficial interest) in other REITs, and property attributable to the temporary investment of new capital as described above. For tax years beginning after December 31, 2015, real estate assets include (1) personal property that is leased with real property and that accounts for no more than 15% of the total rent paid for the real and personal property; (2) obligations secured by a mortgage on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property; (3) debt instruments of publicly offered REITs; and (4) interests in mortgages on interests in real property (for example, an interest in a mortgage on a leasehold interest in real property).

•	Second, not more than 25% of the value of our total assets may be represented by securities other than those securities includable in the 75% asset test.

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Third, except for investments in other REITs, our qualified REIT subsidiaries and TRSs and any other securities includible in the 75% asset test, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor, debt securities issued by a partnership in which the REIT holds a partnership interest (to the extent of such partnership interest), or debt securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

•	Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more TRSs.

•	Fifth, not more than 25% of the value of our total assets may consist of debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

As described above, we obtained a private letter ruling from the IRS in 1998 which provides that our temperature-controlled storage warehouses and central refrigeration systems constitute real property for purposes of these tests. Although the ruling did not address the treatment of our racking systems as real property, we believe that they should be so treated, as described above.

Our operating partnership owns stock in several TRSs. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% voting securities limitation, or the 10% value limitation with respect to our ownership of their stock. Because TRS securities do not qualify for purposes of the 75% asset test, and because we own other assets that do not, or may not, qualify for the 75% asset test, the 75% asset test may effectively limit the value of our TRS securities to less than the TRS-specific 20% limitation described above. Based in part on independent valuations we have obtained in the past, we believe that the aggregate value of our TRS securities has not exceeded the TRS-specific limitation, and such value, together with any other non-qualifying assets, has not exceeded the permitted percentage of the value of our total assets. However, there can be no assurance that the IRS will agree with our determinations of value.

We will monitor the status of our assets, including the growth of our TRS business and the value of our TRS securities, for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. Other than the independent valuations mentioned above, no independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from the changes in the relative market values of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements for a particular tax quarter to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (A) $50,000 per failure and (B) the product of the net income generated by the assets that caused the failure multiplied by the corporate tax rate (currently 21%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after tax net income, if any, from foreclosure property; minus

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the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income” computed without regard to the dividends paid deduction and our net capital gain or loss. For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

We generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment after such declaration, or (2) we declare the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified date in any such month, and we actually pay the dividend before the end of January of the following year.

Generally speaking, to be deductible the amount distributed by a REIT must not be preferential—i.e., every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than according to its dividend rights as a class. However, this rule no longer applies to publicly offered REITs. Accordingly, once we become publicly offered, the preferential dividend rule will not apply to our distributions.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our shareholders of any distributions that are actually made. Under amendments made by H.R. 1 to Section 172 of the Code, our deduction for any NOL carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017 is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at the regular corporate tax rate (currently 21%). Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed (taking into account excess distributions from prior years). Any REIT taxable income and net capital gain that was subject to income tax for any year is treated as an amount distributed during that year for purposes of calculating the 4% excise tax.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership (of which we are the 100% owner) authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. Further, under amendments to Section 451 of the Code made by H.R. 1, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In addition, Section 162(m) of the Code places a per-employee limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. Recent changes to Section 162(m) made by H.R. 1 eliminated an exception that formerly permitted certain performance-based compensation to be deducted even if in excess of $1 million, which may have the effect of increasing our REIT taxable income. Finally, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable share dividends in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest and, in some cases, penalties to the IRS based upon the amount of any deduction claimed for deficiency dividends.

New Interest Deduction Limitation Enacted by H.R. 1

Commencing in taxable years beginning after December 31, 2017, Section 163(j) of the Code, as amended by H.R. 1, limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, NOL carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. In general, while there is no authority under such provision or in the legislative history of H.R. 1 that specifically addresses temperature-controlled warehouses, we believe that our leasing, management and operation of such warehouses should constitute a real property trade or business, and we may elect not to have the interest deduction limitation apply to that trade or business. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the new interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. Similarly, the limitation could cause our TRSs to have greater taxable income and thus potentially greater corporate tax liability.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction. Under H.R. 1, effective for exchanges completed December 31, 2017 (subject to certain transitional rules), like-kind exchange tax deferral treatment is available only with respect to exchanges of real property. Thus, tax-free exchanges of tangible personal property and intangible property are no longer permitted.

Built-In Gains Tax

If we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, during the five-year period beginning on the date we acquire the asset within a specified “recognition period,” we could be required to pay tax at the highest corporate rate on the gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case on the date we acquired the asset. Such gain is taken into account in determining our taxable income and capital gains, and the amount of tax paid is taken into account as a loss, for purposes of the distribution requirements. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its federal income tax return.

Recordkeeping Requirements

We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares. See “—Organizational Requirements.”

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax on our taxable income at the regular corporate rate (currently 21%). Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the funds available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction, and individuals may be eligible for the preferential rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year during which we lost our qualification.

Taxation of U.S. Holders of Our Common Shares

For purposes of our discussion, the term “U.S. holder” means a holder of our common shares who, for U.S. federal income tax purposes, is:

•	an individual that is a citizen or resident of the United States;

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a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

Distributions Generally

As long as we qualify as a REIT, distributions made by us to our taxable U.S. holders out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” must generally be taken into account as ordinary income and will not qualify for the reduced capital gain rates (currently a maximum rate of 20%) that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders.

The taxation of ordinary REIT dividends has been significantly changed by H.R. 1, which makes comprehensive changes to the federal income tax treatment of individuals, estates and trusts that generally are effective for taxable years beginning on or after January 1, 2018 and, subject to certain exceptions, expire on December 31, 2025 unless Congress takes action to extend the effectiveness of such changes beyond the scheduled sunset date. In addition to eliminating or limiting various deductions for non-corporate taxpayers and increasing the standard deduction, H.R. 1 also reduces the maximum U.S. federal income tax rate from 39.6% to 37% for individuals filing singly with taxable income over $500,000 and married taxpayers filing jointly with taxable income over $600,000. The new law also makes generally beneficial changes to the tax rates and tax brackets applicable to taxable income below those thresholds.

In addition, under new Section 199A of the Code, individuals, estates and trusts who receive “qualified REIT dividends” are permitted to claim a tax deduction equal to 20% of the amount of such dividends in determining their U.S. federal taxable income, subject to certain limitations. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income,” as described below. Like most of the other changes made by H.R. 1 applicable to non-corporate taxpayers, the Section 199A deduction will expire on December 31, 2025 unless Congress acts to extend it. Thus, for an individual U.S. holder of our shares subject to the maximum 37% tax rate (through 2025), this tax deduction temporarily reduces the maximum effective U.S. federal income tax rate on ordinary REIT dividends to 29.6%. This deduction, in contrast to the deduction allowed by Section 199A with respect to certain “qualified business income” received by, or allocated to, individuals, trusts and estates, is not limited based on W-2 wages or invested capital.

A corporate U.S. holder of our shares will not qualify for the 50% dividends received deduction generally available to corporations that receive dividends from non-REIT C corporations, but under H.R. 1 will be subject to U.S. federal income tax on our dividends at a rate of 21% (compared to a maximum rate of 35% under prior law).

The tax rates applicable to long-term capital gains were not changed by H.R. 1 and continue to apply to dividends received by such U.S. holders that we designate as capital gain dividends. Similarly, H.R. 1 left unchanged the maximum 20% U.S. federal income tax rate for non-corporate taxpayers that applies to dividends that we properly designate as qualified dividend income and that are (1) attributable to dividends received by us from non-REIT corporations, such as any of our domestic TRSs or certain foreign corporations, and

(2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). If a foreign corporation is a foreign personal holding company or a passive foreign investment company, then dividends from such a corporation will not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the shares on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if we designate certain dividends as qualified dividend income to our shareholders, the U.S. holder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the U.S. holder will only be eligible to treat the dividend as qualifying dividend income if the U.S. holder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a U.S. holder will be required to hold our shares for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the share becomes ex-dividend.

A U.S. holder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held our common shares. Under Section 291 of the Code, a corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary.

We must classify portions of our designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our shares at a rate of up to 20%; or

•	an unrecaptured section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our shares at a maximum rate of 25%.

The IRS currently requires that distributions made to different classes of shares be comprised proportionately of dividends of a particular type.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s shares. Rather, such distributions will reduce the adjusted basis of the shares. To the extent that distributions exceed the adjusted basis of a U.S. holder’s shares, the U.S. holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. holder is a limited partner, against such income or gain. In addition, taxable distributions from us and gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. holders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Sales or Other Taxable Dispositions of Our Common Shares

Upon any taxable sale or other disposition of our common shares, a U.S. holder of our common shares will recognize gain or loss for federal income tax purposes on the disposition of our common shares in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted tax basis in such common shares for tax purposes.

A U.S. holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. Gain or loss will be capital gain or loss if the common shares have been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. In general, any loss upon a sale or exchange of our common shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Medicare Tax on Net Investment Income

U.S. holders that are classified as individuals, estates, and certain trusts, and whose income exceeds certain thresholds, are also subject to an additional 3.8% Medicare tax on dividends received from us and on gain recognized with respect to the disposition of our shares. The temporary 20% deduction allowed by Section 199A of the Code, as added by H.R. 1, with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. See “—Taxation of U.S. Holders of Our Common Shares – Distributions Generally.” U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

Information Reporting Requirements and Backup Withholding

We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to withholding at a rate of 24% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as a backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status.

Taxation of Tax-Exempt Holders of Our Common Shares

Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” or “UBTI,” as defined in the Code. Provided that a tax-exempt holder has not held its common shares as “debt-financed property” within the meaning of the Code and our shares are not being used in an unrelated trade or business, the dividend income from us generally will not be UBTI to a tax-exempt holder. Similarly, income from the sale of our common shares generally will not constitute UBTI unless the tax-exempt holder has held its common shares as debt-financed property within the meaning of the Code or has used the common shares in a trade or business.

For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or a single parent title holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of the value of our shares could be required to treat a certain percentage of the dividends it receives from us as UBTI if we are a “pension-held REIT.” We will not be a “pension-held REIT” unless (1) we are required to “look through” one or more of our qualified trust shareholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one qualified trust owns more than 25% of the value of our shares, or (ii) one or more qualified trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares. The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Tax-exempt shareholders should consult their tax advisors regarding the potential impact of these rules.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of our common shares.

Taxation of Non-U.S. Holders of Our Common Shares

For purpose of our discussion, the term “non-U.S. holder” means a holder of our common shares that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for federal income tax purposes). The rules governing the U.S. federal income taxation of non-U.S. holders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Distributions Generally

Distributions (including any taxable share dividends) to non-U.S. holders that are not attributable to gain from our sale or exchange of a “United States real property interest,” or “USRPI,” and that we do not designate as capital gain dividends (except as described below) will be taxable to such non-U.S. holder as ordinary income to the extent that we pay such distributions out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, distributions received by a non-U.S. holder that are treated as effectively connected with the non-U.S. holder’s U.S. trade or business will be subject to federal income tax on a net basis at graduated rates, in the same manner as U.S. holders are taxed on distributions, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt under the effectively connected exception In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership or our common shares. Distributions that are treated as effectively connected income and that are received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we plan to withhold U.S. federal income tax at a rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder submits to us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate;

•	the non-U.S. holder submits to us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. holder’s U.S. trade or business; or

•	the distribution is designated as a capital gain dividend or is otherwise treated as attributable to a sale of a USRPI under FIRPTA (as discussed below).

Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•

the investment in our common shares is treated as effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Non-Dividend Distributions

Distributions to a non-U.S. holder in excess of our current and accumulated earnings and profits will not be taxable to the extent that such distributions do not exceed the non-U.S. holder’s basis in its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of such common shares. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. holder would otherwise be subject to tax on gain from the sale or disposition of our common shares, as described below under “Disposition of Our Common Shares.” Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interest in real property. A distribution is not attributable to a USRPI if we held an interest in the underlying asset solely as a creditor. Under FIRPTA, subject to the exceptions discussed below for distributions on a class of shares that is regularly traded on an established securities market to holders who own less than a certain threshold percentage of such shares and distributions to “qualified stockholders” and “qualified foreign pension funds,” a non-U.S. holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. holders, subject to the alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution unless a lower treaty rate applies. Unless the exceptions described below apply, the applicable withholding agent must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount withheld, whether or not attributable to sales of USRPIs.

However, so long as our common shares are regularly traded on an established securities market in the United States, capital gain distributions on our common shares that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. holder did not own more than 10% of our common shares at any time during the one-year period preceding the distribution or the non-U.S. holder was treated as a “qualified shareholder” as described below. Any such non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If a non-U.S. holder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Subject to the exception in the following sentence, any distribution to a “qualified shareholder” who holds our common shares directly or indirectly (through one or more partnerships) will not be subject to U.S.

federal income tax as income effectively connected with a U.S. trade or business, and thus will not be subject to FIRPTA withholding as described above. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on our distributions, non-U.S. persons who hold interests in the “qualified shareholder” (other than interest solely as a creditor) and hold more than 10% of our common shares, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding.

A “qualified shareholder” is a foreign person that is (1) either eligible for the benefits of a comprehensive income tax treaty that includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more stock exchanges (as defined in such income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units that represents more than 50% of the value of all of the partnership’s units and is regularly traded on the NYSE or NASDAQ markets, (2) is a “qualified collective investment vehicle” (as defined below), and (3) maintains records of the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above.

A “qualified collective investment vehicle” is a foreign person that (1) is eligible for benefits under the comprehensive income tax treaty described above, but only if the dividends article of such treaty imposes conditions on the benefits allowable in the case of dividends paid by a REIT, and is eligible for a reduced rate of withholding under such treaty, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” under FIRPTA if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Finally, a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” is not treated as a foreign person for purposes of FIRPTA, and thus will not be subject to FIRPTA withholding as described above.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (1) which is created or organized under the laws of a country other than the United States, (2) which is established either by such country to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers as a result of services rendered by such employees to their employers or by one or more employers to provide retirement or pension benefits to such employees in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides, or otherwise makes available, annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate or (b) taxation of any investment income of such organization or arrangement is deferred or such income is excluded from gross income or is taxed at a reduced rate.

Non-U.S. holders are urged to consult their tax advisors regarding qualification as a qualified foreign pension fund.

Disposition of Our Common Shares

Subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” non-U.S. holders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares if we are a U.S. real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a U.S. real property holding corporation. We anticipate that we will be a U.S. real property holding corporation based on the composition of our assets. However, even if we are a U.S. real property holding corporation, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our common shares if the “regularly traded” exception described below applies or if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons. Because our common shares are publicly traded, no assurance can be given that we are or will be a domestically controlled qualified investment entity, although a favorable presumption applies in the case of holders of less than 5% of our common shares for whom we do not have actual knowledge of non-U.S. person status.

Regardless of whether we are a domestically controlled qualified investment entity, so long as our common shares are regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common shares. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if (1) our common shares are treated as being regularly traded on an established securities market under applicable Treasury Regulations and (2) the non-U.S. holder owned, actually or constructively, 10% or less of our common shares during a specified testing period.

In addition, a sale of our common shares by a “qualified shareholder” or a “qualified foreign pension fund” who holds our common shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on a sale of our common shares, non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of our common shares, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding.

If the gain on the sale of our common shares were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to the alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Finally, if we are not a domestically controlled qualified investment entity at the time our common shares are sold and the non-U.S. holder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of our common shares also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the non-U.S. holder.

With respect to individual non-U.S. holders, even if not subject to FIRPTA, capital gains recognized from the sale of our common shares will be taxable to such non-U.S. holder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common shares held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeded their actual U.S. federal income tax liability.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of shares made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

The Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to U.S. holders who own our common shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2018, on gross proceeds from the sale of our common shares by U.S. holders who own our common shares through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

State, Local and Foreign Taxes

We and our shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which we or they transact business or reside. Our state, local and foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our common shares.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common shares.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, or ERISA, and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts and annuities, (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each a “Plan”) and (d) persons who have certain specified relationships to such Plans (“Parties-in-Interest” under ERISA and “Disqualified Persons” under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party-in-Interest with respect to a Plan by virtue of such investment. In addition, federal, state, local, church and non-U.S. Plans may be subject to provisions under federal, state, local or non-U.S. laws or regulations that are similar to such provisions of the Code or ERISA, or collectively, Similar Laws. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA Plans and prohibits certain transactions between such a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with Parties-In-Interest or Disqualified Persons unless an exemption is available. A Party-in-Interest or Disqualified Person who engages in a non-exempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA and may result in the loss of tax-exempt status of an Individual Retirement Account. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to personal liabilities under ERISA.

The United States Department of Labor, or the DOL, has issued a regulation (29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA) concerning the definition of what constitutes the assets of a Plan (the “Plan Asset Regulations”). These regulations provide that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an “equity interest” will be deemed for purposes of ERISA to be assets of the investing Plan unless a certain exception applies. The Plan Asset Regulations define an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our common shares included in this offering should be treated as “equity interests” for purposes of the Plan Asset Regulations.

The Plan Asset Regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.” Under the Plan Asset Regulations, a “real estate operating company” is defined generally, as an entity:

•	which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost,

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities, and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined, generally, as an entity that on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in one or more operating companies with respect to which the entity has management rights; and that, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

Another exception under the Plan Asset Regulations applies to “publicly offered securities,” which are defined as securities that are:

•	freely transferable,

•	part of a class of securities that is widely held, and

•

either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act, or sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Plan Asset Regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes or which would violate any state or federal statute, regulation, court order, judicial decree, or rule of law will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security that are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

We expect that our common shares meet the criteria of the publicly offered securities exception to the look-through rule. First, our common shares should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon transfer of our common shares are those generally permitted under the Plan Asset Regulations, those required under federal tax laws to maintain the REIT’s status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to a registered public offering and those owned by officers, directors and other affiliates, and voluntary restrictions agreed to by a selling shareholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common shares are and will continue to be held by 100 or more investors and that at least 100 or more of these investors will be independent of the REIT and of one another.

Third, our common shares included in this offering will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and our common shares will be registered under the Exchange Act.

If, however, none of the exceptions under the Plan Asset Regulations were applicable to the REIT and the REIT were deemed to hold Plan assets subject to ERISA or Section 4975 of the Code, such Plan assets would include an undivided interest in the assets held in the REIT. In such event, such assets and the persons providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code.

In addition, if the assets held in the REIT were treated as plan assets, (1) the prudence and other fiduciary responsibility standards of ERISA would apply to certain investments made by the REIT, and (2) certain of the activities of the REIT could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person). Such transactions may, however, be subject to a statutory or administrative exemptions, such as Prohibited Transaction Class Exemption, or PTCE 84-14, as amended, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager,” as discussed below.

Whether or not the underlying assets of the REIT are deemed to include “plan assets” as described above, the acquisition and/or holding of our common shares by an ERISA Plan with respect to which we or any underwriter is considered a Party-In-Interest or a Disqualified Person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of our common shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from certain of the prohibited transaction provision of ERISA and Section 4975 of the Code, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Each Plan fiduciary should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment or similar rules that may apply to Plans not subject to ERISA or Code Section 4975, such as governmental plans, church plans or plans maintained outside of the United States. Each Plan fiduciary should also determine on its own whether any exceptions or exemptions are applicable (including the publicly offered securities exception) and whether all conditions of any such exceptions or exemptions have been satisfied.

Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, purchasing our common shares is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

The foregoing discussion is general in nature, is not intended to be all-inclusive, and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries of Plans and other persons considering purchasing our common shares on behalf of, or with the assets of, any plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Laws to such investment and whether any exceptions or exemptions are applicable (including the publicly offered securities exception) and whether all conditions of any such exceptions or exemptions have been satisfied.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our operating partnership, the forward purchaser, the selling shareholders and the underwriters, we, the forward purchaser or its affiliate and the selling shareholders have agreed, severally and not jointly, to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the forward purchaser or its affiliate and the selling shareholders, the number of our common shares set forth opposite such underwriter’s name below.

Underwriter	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	10,246,500
J.P. Morgan Securities LLC	4,936,950
Goldman Sachs & Co. LLC	4,936,950
RBC Capital Markets, LLC	4,098,600
Citigroup Global Markets Inc.	2,794,500
Morgan Stanley & Co. LLC	2,794,500
Rabo Securities USA, Inc.	1,863,000
Robert W. Baird & Co. Incorporated	1,117,800
Citizens Capital Markets, Inc.	1,117,800
Raymond James & Associates, Inc.	1,117,800
SunTrust Robinson Humphrey, Inc.	1,117,800
BTIG, LLC	745,200
BB&T Capital Markets, a division of BB&T Securities, LLC	372,600

Total	37,260,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the common shares sold under the underwriting agreement (other than those common shares covered by the underwriters’ option to purchase additional common shares as described below) if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters and the forward purchaser, and we have agreed to indemnify the selling shareholders, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of those liabilities. We have also agreed to pay all expenses incident to the registration of the common shares, including fees and expenses of the selling shareholders’ counsel.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued or sold to and accepted by them, subject to approval of legal matters by their counsel, including the validity of our common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us, the selling shareholders and the forward purchaser that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.57771 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

	Per Common Share	Without Option	With Option
Public offering price	$24.50000	$912,870,000	$1,049,800,500
Underwriting discount	$0.96285	$35,875,791	$41,257,160
Proceeds, before expenses, to us (1)	$23.53715	$235,371,500	$235,371,500
Proceeds, before expenses, to the selling shareholders	$23.53715	$641,622,709	$773,171,840

(1)

We expect to receive estimated aggregate proceeds, before expenses, of $235,371,500 from the sale of the common shares in this offering by us and the forward purchaser or its affiliate. Depending on the price of our common shares during the period between the time of this offering and the time of settlement of the forward sale agreement and the settlement method that is used, we may receive proceeds upon settlement of the forward sale agreement, which settlement must occur no later than approximately 12 months after the date of this prospectus. For the purposes of calculating the aggregate proceeds to us from the sale of the common shares, we have assumed that the forward sale agreement is physically settled based on an initial forward sale price of $23.53715 per share (which is the public offering price per share less the underwriting discount per share). The forward sale price is subject to adjustment pursuant to the forward sale agreement, and the actual proceeds, if any, to us will be calculated as provided in the forward sale agreement (as described in this prospectus). Although we expect to settle the forward sale agreement entirely by the physical delivery of our common shares in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreement.

The expenses of this offering, not including the underwriting discount, are estimated at approximately $3.25 million and are payable by us. The underwriters have agreed to reimburse us for certain expenses in connection with this offering in an amount up to approximately $3.20 million. We have agreed to reimburse the underwriters for certain FINRA-related expenses in an amount up to $25,000.

Forward Sale Agreement

We have entered into a forward sale agreement with Bank of America, N.A., which we refer to as the forward purchaser, relating to an aggregate of 6,000,000 common shares. In connection with the execution of the forward sale agreement, the forward purchaser or its affiliate is borrowing from third parties and selling to the underwriters in this offering an aggregate of 6,000,000 common shares. If the forward purchaser or its affiliate does not sell all the common shares to be sold by it pursuant to the terms of the underwriting agreement (including because insufficient common shares were made available by securities lenders for borrowing at a share loan cost below a specified threshold), in addition to the number of common shares that we have otherwise agreed to sell to the underwriters, we will issue and sell directly to the underwriters the number of common shares not sold by the forward purchaser or its affiliate and, under such circumstances, the number of common shares underlying the forward sale agreement will be decreased by the number of common shares that we issue and sell. Under any such circumstance, the commitment of the underwriters to purchase common shares from the forward purchaser or its affiliate, as described above, will be replaced with the commitment to purchase from us the relevant number of common shares not sold by the forward purchaser or its affiliate, at the public offering price set forth on the cover page of this prospectus.

We will not initially receive any proceeds from the sale of our common shares covered by the forward sale agreement by the underwriters, but upon full physical settlement of the forward sale agreement we expect to receive from the forward purchaser an amount equal to the net proceeds from the sale of those shares sold in this offering, subject to certain adjustments pursuant to the forward sale agreement, at the applicable forward sale price (as described below). We will only receive such proceeds if we elect to fully physically settle the forward sale agreement.

We expect the forward sale agreement to settle no later than approximately 12 months following the date of this prospectus, subject to acceleration by the forward purchaser upon the occurrence of certain events. On a settlement date, if we decide to physically settle the forward sale agreement, we will issue our common shares to the forward purchaser in exchange for cash at the then-applicable forward sale price. The forward sale price initially will be equal to the public offering price less the underwriting discount per share, as set forth on the cover page of this prospectus. The forward sale agreement provides that the forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor determined by reference to a specified daily rate less a spread and will be decreased by amounts related to expected dividends on our common shares during the term of the forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a reduction of the forward sale price for that day. As of the date of this prospectus, the specified daily rate was greater than the spread, but we can give no assurance that this rate will not decrease to a rate below the spread during the term of the forward sale agreement (which would reduce the amount of proceeds that we would receive upon settlement of the forward sale agreement).

Before settlement of the forward sale agreement, we expect that the common shares issuable upon settlement of the forward sale agreement will be reflected in our diluted earnings per share and dividends per share calculations using the treasury stock method. Under this method, the number of common shares used in calculating diluted earnings per share and dividends per share is deemed to be increased by the excess, if any, of the number of common shares that would be issued upon full physical settlement of the forward sale agreement over the number of common shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share prior to physical or net share settlement of the forward sale agreement and subject to the occurrence of certain events, except during periods when the average market price of our common shares is above the applicable forward sale price, which is initially $23.53715 per share (which is the public offering price per share, less the underwriting discount per share, as set forth on the cover page of this prospectus).

Except under limited circumstances described below and subject to certain conditions, we have the right to elect physical, cash or net share settlement under the forward sale agreement. The forward sale agreement will be physically settled by delivery of common shares, unless we elect to cash settle or net share settle the forward sale agreement. Delivery of common shares upon physical settlement (or, if we elect net share settlement, upon such settlement to the extent we are obligated to deliver common shares) will result in dilution to our earnings per share. If we elect cash settlement or net share settlement with respect to all or a portion of the common shares underlying the forward sale agreement, we expect the forward purchaser (or its affiliate) to purchase a number of common shares in secondary market transactions over an unwind period to:

•

return common shares to securities lenders in order to unwind the forward purchaser’s hedge (after taking into consideration any common shares to be delivered by us to the forward purchaser, in the case of net share settlement); and,

•	if applicable, in the case of net share settlement, deliver common shares to us to the extent required in settlement of the forward sale agreement.

If the prevailing market price for our common shares during the applicable unwind period under the forward sale agreement is above the forward sale price, in the case of cash settlement, we would pay the forward purchaser under the forward sale agreement an amount per share in cash equal to the difference or, in the case of net share settlement, we would deliver to the forward purchaser a number of common shares having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. If the prevailing market price for our common shares during the applicable unwind period under the forward sale agreement is below the forward sale price, in the case of cash settlement, we would be paid by the forward purchaser an amount per share in cash equal to the difference or, in the case of net share settlement, we would receive from the forward purchaser a number of common shares having a value equal to the difference.

The purchase of common shares in connection with the forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common shares to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would be required to pay to the forward purchaser (or decreasing the amount of cash that the forward purchaser would be required to pay us) upon a cash settlement of the forward sale agreement or increasing the number of common shares we would be required to deliver to the forward purchaser (or decreasing the number of common shares that the forward purchaser would be required to deliver to us) upon net share settlement of the forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreement.”

The forward purchaser will have the right to accelerate the forward sale agreement (with respect to all or any portion of the transaction under the forward sale agreement that the forward purchaser determines is affected by such event) and require us to settle on a date specified by the forward purchaser if: (1) it or its affiliate (x) is unable to hedge its exposure under the forward sale agreement because insufficient common shares have been made available for borrowing by securities lenders or (y) would incur a stock loan cost to borrow in excess of a specified threshold to hedge its exposure under the forward sale agreement; (2) we declare any dividend, issue or distribution on common shares (a) payable in cash in excess of specified amounts (unless it is an extraordinary dividend), (b) payable in securities of another company that we acquire or own (directly or indirectly) as a result of a spin-off or similar transaction, or (c) of any other type of securities (other than our common shares), rights, warrants or other assets for payment at less than the prevailing market price; (3) certain ownership thresholds applicable to the forward purchaser and its affiliates are exceeded; (4) an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization or insolvency or a delisting of our common shares) or the occurrence of a change in law or disruption in the forward purchaser’s ability to hedge its exposure under the forward sale agreement; or (5) certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with the forward sale agreement or our insolvency (each as more fully described in the forward sale agreement). The forward purchaser’s decision to exercise its right to accelerate the forward sale agreement and to require us to settle the forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver common shares under the terms of the physical settlement provisions of the forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any common shares and we would not receive any proceeds pursuant to the forward sale agreement. See “Risk Factors—Risks Related to the Forward Sale Agreement.”

Option to Purchase Additional Common Shares

Selling shareholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 5,589,000 additional common shares from selling shareholders at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers, trustees, YF ART Holdings, the GS Entities and the Fortress Entity have agreed not to dispose of or hedge any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares for 60 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters in this offering, subject to certain exceptions, such as our ability to deliver common shares to settle the forward sale agreement and, with respect to YF ART Holdings, any transfer of common shares by YF ART Holdings pursuant to the margin loan agreement, dated March 8, 2018, between YF ART Holdings and the lenders and agents party thereto, and except for common shares sold by us and the selling shareholders in this offering. Specifically, we and these other persons have agreed, with certain limited exceptions, not to, directly or indirectly,

•	offer, pledge, sell or contract to sell any common shares;

•	sell any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant to purchase any common shares;

•	lend or otherwise transfer or dispose of any common shares;

•	request or demand that we file a registration statement related to our common shares; or

•

enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap, other agreement or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

In addition, YF ART Holdings has agreed with us not to dispose of or hedge more than 27,476,387 of its common shares or securities convertible into, exchangeable for, exercisable for, or repayable with, common shares for 270 days after the date of our IPO (i.e., through October 15, 2018) without first obtaining our written consent, subject to certain exceptions.

These lock-up provisions apply to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. They also apply to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “COLD.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of our common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our common shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the common shares offered hereby will be sold by the underwriters or their affiliates in connection with the forward sale agreement. As a result, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, will receive, in its capacity as the forward purchaser, at least 5% of the proceeds of this offering, not including the underwriting discount.

In the event we elect to physically settle the forward sale agreement, we may use the proceeds from such settlement(s) for general corporate purposes, which may include funding the Woolworths developments, repayment of outstanding indebtedness and the funding of other development, expansion and acquisition opportunities. Affiliates of certain of the underwriters are lenders, syndication agents, issuing banks and an administrative agent under our 2018 Senior Secured Credit Facilities and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sale agreement to the extent that we use any such proceeds to reduce the outstanding balance under such facilities. Affiliates of Goldman Sachs & Co. LLC, one of the underwriters in this offering, are participating lenders in our ANZ Loans and would receive a portion of the net proceeds from the physical settlement of the forward sale agreement to the extent that we use any such proceeds to reduce the outstanding balance under our ANZ Loans.

The GS Entities, affiliates of Goldman Sachs & Co. LLC, one of the underwriters in this offering, are selling our common shares as selling shareholders in this offering. Additionally, the GS Entities are parties to our shareholders agreement and our registration rights agreement.

In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Further, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Cth) of Australia, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our common shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common shares without disclosure to investors under Chapter 6D of the Corporations Act.

Our common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our common shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

Our common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. Our common shares to which this prospectus relates may be illiquid or subject to restrictions on their resale. Prospective purchasers of our common shares offered should conduct their own due diligence on our common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

This prospectus or any applicable free writing prospectus is not a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus or any applicable free writing prospectus has been prepared on the basis that any offer of our common shares in any Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of our common shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of our common shares which are the subject of the offering contemplated in this prospectus or any applicable free writing prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of our common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our common shares which are the subject of the offering contemplated by this prospectus or any applicable free writing prospectus to the public may be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant representatives nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase or subscribe for our common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Notice to Prospective Investors in Hong Kong

Our common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, or the MAS, and the offer of our common shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares may not be circulated or distributed, nor may our common shares be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where our common shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has subscribed for or acquired our common shares except:

(1)

to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly our common shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, our common shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and our common shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. Our common shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to our common shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of our common shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

This prospectus and any applicable free writing prospectus may not be distributed or circulated to any person in the United Kingdom other than to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); and (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus is directed only at or distributed only to relevant persons. In the United Kingdom, our common shares offered hereby are only available to, and any investment activity to which this prospectus relates will be engaged in only with, relevant persons. Other persons should not act on this prospectus or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of the common shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to our company.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the common shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by King & Spalding, LLP, Atlanta, Georgia. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters and the forward purchaser. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and Munger, Tolles & Olson LLP, Los Angeles, California, will act as counsel to the GS Entities, the Fortress Entity and YF ART Holdings, respectively, as selling shareholders. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of our common shares offered hereby.

EXPERTS

The consolidated financial statements and schedule of Americold Realty Trust and subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, appearing in Americold Realty Trust’s Current Report on Form 8-K filed on September 11, 2018 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of China Merchants Americold Holdings Company Limited, incorporated into this prospectus by reference from Americold Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, and the consolidated financial statements of China Merchants Americold Logistics Company Limited, incorporated into this prospectus by reference from Americold Realty Trust’s Current Report on Form 8-K filed on September 11, 2018, have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules, under the Securities Act with respect to our common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our common shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith, or incorporated by reference therein. Statements contained in, or incorporated by reference into, this prospectus regarding the contents of any contract or any other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed or incorporated by reference as an exhibit to the registration statement.

We are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement, are available to you for free on the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

•	Our annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 29, 2018;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 15, 2018 and August 14, 2018, respectively;

•

Our current reports on Form 8-K, filed with the SEC on January 23, 2018, February 6, 2018, March 13, 2018, June 1, 2018, September 4, 2018 (as amended by our Current Report on Form 8-K/A filed with the SEC on September 11, 2018), September 11, 2018 and September 11, 2018; and

•	The description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on January 17, 2018.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document prior to the date of this prospectus incorporated by reference herein or in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus free of charge upon written or oral request. Our filings with the SEC are available on our website at www.americold.com, in the “Investor Relations” section, as soon as reasonably practicable after they are filed with the SEC. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus. You may also obtain a copy of these filings at no cost by calling us at (678) 441-1400 or writing to us at the following address:

Americold Realty Trust

10 Glenlake Parkway South Tower, Suite 600

Atlanta, GA 30328

Attn: Secretary

The Global Market Leader in Mission-Critical Temperature-Controlled Warehouses

Our warehouses are an integral component of the cold chain infrastructure and represent a growing, attractive niche of the industrial warehouse real estate sector americold™
REALTY TRUST

C.R.England

37,260,000 Shares

Common Shares

PROSPECTUS

BofA Merrill Lynch

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Goldman Sachs & Co. LLC

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Citigroup

Morgan Stanley

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Citizens Capital Markets

Raymond James

SunTrust Robinson Humphrey

BTIG

BB&T Capital Markets

September 13, 2018